UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

BROADCOM LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BROADCOM LIMITED

Incorporated in the Republic of Singapore

Company Registration Number 201505572G

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on April 5, 2017

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2017 Annual General Meeting of Shareholders (the “2017 AGM”) of Broadcom Limited (“Broadcom”), which will be held at our subsidiary’s offices located at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., at 11:00 a.m., Pacific Time, on Wednesday, April 5, 2017, for the following purposes, as more fully described in the proxy statement accompanying this notice (the “Proxy Statement”):

As Ordinary Business

1.	To elect each of the following persons to our board of directors (the “Board”), to serve until the next annual general meeting of shareholders:

(a)	Mr. Hock E. Tan;

(b)	Mr. James V. Diller;

(c)	Mr. Lewis C. Eggebrecht;

(d)	Mr. Kenneth Y. Hao;

(e)	Mr. Eddy W. Hartenstein;

(f)	Mr. Check Kian Low;

(g)	Mr. Donald Macleod;

(h)	Mr. Peter J. Marks; and

(i)	Dr. Henry Samueli.

2.	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 29, 2017, and to authorize the Audit Committee of the Board to fix PricewaterhouseCoopers LLP’s remuneration for services provided through our 2018 Annual General Meeting of Shareholders (the “2018 AGM”).

As Special Business

3.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”), and also subject otherwise to the provisions of the Singapore Companies Act and our Constitution, authority be, and hereby is, given to our directors:

(a) to:

(i)	allot and issue ordinary shares in our capital;

(ii)	subject to the provisions of our Constitution, allot and issue Special Preference Shares (as defined below) bearing the rights and obligations as set out in our Constitution; and/or

(iii)	make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans and agreements in effect or assumed from time to time) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, rights, units, purchase contracts, debentures or other instruments (including debt instruments) convertible or exchangeable into ordinary shares), at any time to and/or with such persons and upon such terms and conditions, for such purposes and for such consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose and as are set forth in our Constitution; and

(b) to allot and issue shares in our capital pursuant to any offer, agreement, award or other instrument made, granted or authorized by our directors while this resolution is or was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance, and that such authority, if approved by our shareholders, continue in effect until the earlier of the conclusion of our 2018 AGM or the expiration of the period within which our 2018 AGM is required by law to be held.

4.	To consider and put to a non-binding, advisory vote, the following resolution:

RESOLVED THAT, shareholders approve, on an advisory basis, the compensation of Broadcom’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and in the compensation tables and accompanying narrative disclosure under “Executive Compensation” in the accompanying Proxy Statement.

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Broadcom or our Board.

5.	To consider and put to a non-binding, advisory vote the following resolution:

RESOLVED THAT, shareholders recommend that a non-binding, advisory vote to approve the compensation of Broadcom’s named executive officers be put to shareholders for their consideration with one of the following three frequencies:

(a) every one year;

(b) every two years; or

(c) every three years.

This resolution is being proposed to shareholders as required pursuant to Section 14A of the Exchange Act. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Broadcom or our Board.

As Ordinary Business

6.	To transact any other business as may properly be transacted at the 2017 AGM.

Notes About the 2017 Annual General Meeting of Shareholders

Singapore Statutory Financial Statements. At the 2017 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited financial statements for our fiscal year ended October 30, 2016, together with the directors’ statement and auditors’ report thereon, in compliance with the laws of Singapore. Shareholder approval of our Singapore audited financial statements is not being sought by the Proxy Statement and will not be sought at the 2017 AGM.

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Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders of record who own our ordinary shares in their own name registered with our transfer agent, Computershare Trust Company, N.A. (“Computershare”)) are not able to vote their shares over the Internet, but we provide this service to our beneficial owners (shareholders whose ordinary shares are held by a broker, a bank or other nominee). We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual general meeting of shareholders.

Receipt of Notice; Eligibility to Vote at Annual General Meeting of Shareholders. Our Board has fixed the close of business on February 8, 2017, as the record date for determining which of our shareholders are entitled to receive copies of this notice and the accompanying Proxy Statement or the Notice of Internet Availability of Proxy Materials. However, only holders of our ordinary shares and the holder of our non-economic voting preference shares (“Special Voting Shares” or “Special Preference Shares”) on April 5, 2017 will be entitled to vote at the 2017 AGM.

Quorum. Representation at the 2017 AGM of shareholders entitled to vote, in person or by proxy or by representative, and holding among them at least a majority of all issued and outstanding ordinary shares and Special Voting Shares, treated as a single class, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2017 AGM, either in person or by proxy.

Proxies. A registered shareholder, entitled to attend and vote at the 2017 AGM, is entitled to appoint one or more proxies to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A registered shareholder may revoke his or her proxy at any time prior to the time it is voted. Registered shareholders who are present at the meeting may (but are not required) to revoke their proxies and vote in person. The collection, use and disclosure by us and our agents, representatives and service providers of a shareholder’s, and their proxies’ or representatives’, personal data in connection with the 2017 AGM and related solicitation of proxies is governed by Article 102 of our Constitution.

If you are a beneficial owner of ordinary shares, you may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials by mail, you may vote by mail. Holders of restricted exchangeable units in our subsidiary, Broadcom Cayman, L.P. (the “Partnership”), may instruct Computershare, as the registered shareholder of all of the outstanding Special Voting Shares, how to vote their corresponding number of Special Voting Shares, in accordance with the Voting Trust Agreement, dated February 1, 2016, by and among Broadcom, the Partnership and Computershare as trustee.

For detailed information regarding eligibility to vote at, and voting procedures for, the 2017 AGM, please refer to “Voting Rights and Solicitation of Proxies”, starting on page 1 of the accompanying Proxy Statement.

FOR ADMISSION TO THE ANNUAL GENERAL MEETING, EACH SHAREHOLDER WILL BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT, AND PROOF OF OWNERSHIP OF OUR ORDINARY SHARES AS OF THE MEETING DATE, SUCH AS A RECENT BROKERAGE STATEMENT, REFLECTING SHARE OWNERSHIP, OR A LEGAL PROXY TO VOTE SPECIAL VOTING SHARES FROM COMPUTERSHARE TRUST COMPANY N.A. PLEASE SEE PAGE 3 OF THE PROXY STATEMENT FOR MORE INFORMATION.

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Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on April 5, 2017:

The notice of meeting, Proxy Statement and annual report to shareholders are available at

http://investors.broadcom.com/phoenix.zhtml?c=203541&p=proxy.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February 17, 2017

You should read the entire accompanying Proxy Statement carefully prior to voting.

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BROADCOM LIMITED

PROXY STATEMENT

FOR

2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Page
ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS	i

INTERNET AVAILABILITY OF PROXY MATERIALS	i

VOTING RIGHTS AND SOLICITATION OF PROXIES	1

PROPOSAL 1:
ELECTION OF DIRECTORS	5

CORPORATE GOVERNANCE	10

DIRECTORS’ COMPENSATION	17

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2017 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION	20

PROPOSAL 3:
ORDINARY RESOLUTION TO AUTHORIZE SHARE ALLOTMENTS AND ISSUANCES	22

PROPOSAL 4:
NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	24

PROPOSAL 5:
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDERS’ VOTE TO APPROVE EXECUTIVE COMPENSATION	25

EXECUTIVE OFFICERS	26

COMPENSATION DISCUSSION AND ANALYSIS	28

COMPENSATION COMMITTEE REPORT	48

EXECUTIVE COMPENSATION	49

EQUITY COMPENSATION PLAN INFORMATION	61

AUDIT COMMITTEE REPORT	63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	64

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	68

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	69

HOUSEHOLDING OF PROXY MATERIALS	69

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING	69

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	70

SINGAPORE STATUTORY FINANCIAL STATEMENTS	70

OTHER MATTERS	71
APPENDIX A: SINGAPORE STATUTORY FINANCIAL STATEMENTS	A-1
APPENDIX B: DRIVING DIRECTIONS	B-1

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, we will notify you when our annual reports and proxy statements are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered shareholder (i.e., you hold your Broadcom ordinary shares in your own name through our transfer agent, Computershare Trust Company, N.A.), to enroll visit: www-us.computershare.com/investor/ or call (877) 373-6374 within the U.S., U.S. Territories and Canada, or +1 (781) 575-3100 outside the U.S., U.S. Territories and Canada.

2.	If you are a beneficial holder (i.e., your ordinary shares are held by a broker, bank or other nominee), the voting instruction form provided by most brokers or banks will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call Computershare at the number above or your broker or bank.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Internet Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on April 5, 2017:

The notice of meeting, proxy statement and annual report to shareholders are available at

http://investors.broadcom.com/phoenix.zhtml?c=203541&p=proxy.

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PROXY STATEMENT

for the

2017 ANNUAL GENERAL MEETING

of

SHAREHOLDERS

of

BROADCOM LIMITED

To Be Held on Wednesday, April 5, 2017

11:00 a.m. (Pacific Time)

at our subsidiary’s offices located at

1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

We are making this proxy statement (the “Proxy Statement”) available in connection with the solicitation by the board of directors of Broadcom Limited (the “Board”) of proxies to be voted at the 2017 Annual General Meeting of Shareholders, or at any adjournments or postponements thereof (the “2017 AGM”), for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”).

Broadcom Limited is the successor to Avago Technologies Limited (“Avago”). Following Avago’s acquisition of Broadcom Corporation (“BRCM”) on February 1, 2016 (the “Acquisition”), Broadcom Limited became the ultimate parent holding company of Avago and BRCM. Information reported in this Proxy Statement for the period prior to the Acquisition relates to our predecessor, Avago. Unless the context otherwise requires, references in this Proxy Statement to “Broadcom,” “the Company,” “our Company,” “we,” “our,” “us” and similar terms are to Broadcom Limited from and after the effective time of the Acquisition and, prior to that time, to our predecessor, Avago.

Proxy Mailing. This Proxy Statement, the enclosed Proxy Card and the Notice were first made available on or about February 17, 2017 to our shareholders as of February 8, 2017.

Costs of Solicitation. We will bear the cost of soliciting proxies. We have retained Okapi Partners LLC, an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $12,500 plus reimbursement of reasonable expenses. We and/or our agents, including certain of our officers, directors and employees, may solicit proxies by mail, telephone, e-mail, fax or in person. No additional compensation will be paid to our officers, directors or employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees, trustees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our ordinary shares or non-economic voting preference shares.

Our Registered Office. The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any communications from holders of our ordinary shares should be directed to the attention of our General Counsel at the offices of our subsidiary, Avago Technologies U.S. Inc., at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

Financial Statements; Presentation. In accordance with the laws of Singapore, our Singapore statutory financial statements for our fiscal year ended October 30, 2016 are provided with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

We have two classes of shares outstanding, (i) our ordinary shares, no par value, and (ii) our non-economic voting preference shares, no par value (the “Special Voting Shares” or “Special Preference Shares”), with each class of shares having one vote per share.

All Special Voting Shares outstanding are held by Computershare Trust Company, N.A. (“Computershare”) pursuant to the Voting Trust Agreement, dated February 1, 2016 (the “Voting Trust”), among Broadcom,

Broadcom Cayman L.P., a subsidiary of Broadcom (the “Partnership”), and Computershare, as trustee (the “Trustee”). The number of Special Voting Shares outstanding is equal to the number of outstanding restricted exchangeable units in the Partnership (the “Restricted Units”), which were issued in connection with the Acquisition. As of February 1, 2017, the Restricted Units are exchangeable for our ordinary shares, on a one-for-one basis, which obligation we may elect to settle either in cash or in ordinary shares, at our option.

Ordinary shares and Special Voting Shares issued and outstanding on April 5, 2017 are entitled to be voted at the 2017 AGM, voting together as a single class, on each matter being put before the meeting.

If you are a holder of Restricted Units, you are entitled to direct the Trustee to vote one Special Voting Share for each Restricted Unit that you hold, pursuant to the terms of the Voting Trust.

Record Date. The close of business on February 8, 2017, is the record date for holders of our ordinary shares and Special Voting Shares entitled to receive notice of the 2017 AGM (the “Record Date”). As of the Record Date, we had 401,038,999 ordinary shares and 22,804,591 Special Voting Shares issued and outstanding, and there were 22,804,591 Restricted Units in the Partnership issued and outstanding.

Voting Instructions. Unless otherwise noted below, voting instructions for all ordinary shares and Special Voting Shares must be received by 9:00 a.m. (Pacific Time) on April 3, 2017.

Ordinary Shares

If your ordinary shares are registered directly in your name with our transfer agent, Computershare, you are considered the “registered shareholder” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in “street name”.

Registered Holders

A registered shareholder entitled to attend and vote at the 2017 AGM may vote in person at the meeting or by completing and returning the enclosed proxy card. A registered shareholder has the right to revoke his or her proxy at any time prior to voting at the 2017 AGM by:

(i)	submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067, no later than 9:00 a.m. (Pacific Time) on April 3, 2017; or

(ii)	by attending the meeting and voting in person.

If you are an institution holding your shares in a participant account with The Depository Trust Company (“DTC”), vote your shares through DTC’s procedures. You may not vote your shares in person at the 2017 AGM unless you obtain a legal proxy from DTC.

Beneficial Owners

If you are a beneficial owner of shares, you have the right to instruct the broker, bank or other nominee that holds your shares on how to vote them. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. Your shares must be voted by such time as may be specified by your broker, bank or nominee, which may be earlier than 9:00 a.m. (Pacific Time) on April 3, 2017. If you wish to change or revoke your voting instructions, you must contact your broker, bank or other nominee holding your ordinary shares and follow their instructions. You may not vote your shares in person at the 2017 AGM unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you hold ordinary shares as, or through, a participant in DTC, we understand that in order for your vote to be counted at the 2017 AGM, you must have been a holder of ordinary shares as at, and with effect from the

Record Date. If you become a beneficial owner of ordinary shares after the Record Date but before the meeting date and you wish to vote your shares, you must become a registered shareholder prior to the meeting date and (i) request a proxy card and return it to Computershare Investor Services in accordance with the procedures noted above or (ii) attend the meeting and vote in person. Please contact your broker, bank or other nominee holding your shares if you wish to become a registered shareholder.

Special Voting Shares

Only the Trustee may vote Special Voting Shares, either by proxy or in person at the 2017 AGM. If you hold Restricted Units, you must instruct the Trustee on how to vote your corresponding number of Special Voting Shares. The Trustee will inform you as to the manner in which such voting instructions are to be given to the Trustee, including the date and time by which such instructions must be received by the Trustee. If you wish to change or revoke your voting instructions, you must contact the Trustee and follow the Trustee’s instructions. If you do not provide instructions to the Trustee on how to vote the Special Voting Shares corresponding to your Restricted Units, those shares will not be voted at the 2017 AGM. You may not vote at or attend the 2017 AGM unless you obtain a legal proxy from the Trustee, giving you the right to vote your corresponding number of Special Voting Shares.

If you exchange any Restricted Units after the Record Date but prior to the 2017 AGM, a corresponding number of Special Voting Shares will be cancelled; and the related voting rights under the Voting Trust with respect to those Restricted Units will be terminated and will not be exercised at the 2017 AGM. If you receive ordinary shares upon exchange of your Restricted Units and you wish to vote those shares at the 2017 AGM, you must become a registered shareholder prior to the meeting date and (i) request a proxy card and return it to Computershare Investor Services in accordance with the procedures noted above or (ii) attend the meeting and vote in person. Please contact your broker, bank or other nominee holding your shares if you wish to become a registered shareholder.

Meeting Attendance and Admission. If you are a registered shareholder on April 5, 2017, you are entitled to attend the 2017 AGM. If you are a beneficial owner of shares held in “street name”, in order to attend the 2017 AGM you will need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

Holders of Restricted Units wishing to attend the 2017 AGM must bring a legal proxy from the Trustee in respect of the corresponding number of Special Voting Shares, as well as picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

Quorum. Representation at the 2017 AGM of shareholders entitled to vote, in person or by proxy or representative, and holding among them at least a majority of all issued and outstanding ordinary shares and Special Voting Shares, treated as a single class, is required to constitute a quorum.

Proxies. Ordinary shares and Special Voting Shares represented by proxies that are properly executed and received by us in accordance with the instructions set forth in the Notice will be voted by the individuals named therein—Hock E. Tan, Thomas H. Krause, Jr. or Patricia H. McCall or any of them, with full power of substitution (together, the “Proxy Holders”)—at the 2017 AGM in accordance with the shareholders’ instructions set forth in the proxy. A proxy holder need not also be a shareholder. The collection, use and disclosure by us and our agents, representatives and service providers of a shareholder’s, and their proxies’ or representatives’, personal data in connection with the 2017 AGM and related solicitation of proxies is governed by Article 102 of our Constitution.

If you sign and return your proxy but do not indicate how your ordinary shares are to be voted, then shares represented by proxies will be voted by the Proxy Holders in accordance with our Board’s recommendations as follows:

•	FOR the election of each of our Board nominees named in Proposals 1(a) to 1(i);

•	FOR each of Proposals 2 to 4; and

•	every ONE year for Proposal 5.

Management does not know of any matters to be presented at the 2017 AGM other than those set forth in this Proxy Statement and in the accompanying Notice, nor have we received notice of any matter by the deadline prescribed by Securities and Exchange Commission (“SEC”) Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Constitution with respect to the procedures that must be followed for a matter to be properly presented at an annual general meeting of shareholders, if other matters should properly come before the 2017 AGM, the Proxy Holders will vote on such matters in accordance with their best judgment.

Required Vote. Holders of ordinary shares and Special Voting Shares will vote together as a single class for each of the proposals to be voted upon at the 2017 AGM. The vote required for each proposal is as follows:

Proposals 1(a) to (i) (election of directors):	Majority of votes cast

Proposal 2 (re-appointment of PricewaterhouseCoopers LLP):	Majority of votes cast

Proposal 3 (authorization of share allotments and issuances):	Majority of votes cast

Proposal 4 (advisory vote on executive compensation):	Majority of votes cast

Proposal 5 (advisory vote on the frequency of shareholders’ vote on executive compensation):

Majority of votes cast; however, if none of the alternatives receives a majority vote, we will consider the alternative receiving the highest number of votes to be the frequency selected by our shareholders

Proposals 4 and 5 are being proposed to shareholders as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shareholders’ votes on Proposals 4 and 5 are advisory and non-binding in nature, will have no legal effect and will not be enforceable against us or our Board.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are counted in determining whether a quorum is present at the 2017 AGM, but are not counted in, and have no effect on, determining whether a proposal has been approved. A “broker non-vote” occurs when a broker, bank or other nominee holding ordinary shares on behalf of a beneficial owner cannot vote those shares because it (1) has not received voting instructions from such beneficial owner and (2) lacks discretionary voting power to vote those shares. If you are a beneficial owner of ordinary shares, your broker, bank or other nominee is entitled to vote your shares on “routine” matters, even if it does not receive voting instructions from you. The routine matters to be voted on at the 2017 AGM are Proposals 2 and 3. Without instructions from the beneficial owner, a broker, bank or other nominee will not be entitled to vote shares held for a beneficial owner on Proposals 1(a) to (i), 4 and 5, which are non-routine matters.

Voting Procedures and Tabulation. We have appointed a representative of Computershare as the inspector of elections of the 2017 AGM. The inspector of elections will determine the number of ordinary shares and Special Voting Shares outstanding and represented at the 2017 AGM and the validity of proxies and ballots, and will count and tabulate all votes. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

Pursuant to the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”) and our Constitution, our Board must have at least one director who is ordinarily resident in Singapore. Pursuant to our Constitution, our Board may consist of no more than 13 directors. Our Board currently consists of 10 members. On February 13, 2017, Ms. Page informed our Board that she will not be standing for re-election at the 2017 AGM. Our Board has decided that no other nominee for election will be named in Ms. Page’s place and as a result, nine directors are being nominated for election at the 2017 AGM. With effect from the 2017 AGM our Board will consist of nine members.

Director Nominees

Each director is elected annually at the annual general meeting of shareholders to hold office until the next annual general meeting of shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the nine individuals below for election as directors, all of whom are currently directors. Our Board expects that each of the nominees listed below will be available to serve as a director. Shareholders may not vote their proxies for a greater number of persons than the number of nominees named below.

In considering whether the director nominees have the experience, qualifications, attributes and skills, taken as a whole, to serve as directors of Broadcom, in light of our business and structure, the Nominating and Corporate Governance Committee and our Board focused primarily on the information discussed in each of the director nominee’s biographical information set forth below. Our Board believes that each nominee has relevant experience, personal and professional integrity, the ability to make independent, analytical inquiries, experience with and understanding of our business and business environment and willingness and ability to devote adequate time to Board duties. We also believe that the director nominees together have the skills and experience to form a board that is well suited to oversee our Company.

The following table sets forth certain information concerning the nominees for directors of Broadcom as of February 14, 2017.

(a) Hock E. Tan Age 65 President, Chief Executive Officer and Director since March 2006	Mr. Tan has served as our President and Chief Executive Officer since March 2006. From September 2005 to January 2008, he served as Chairman of the board of directors of Integrated Device Technology, Inc. (“IDT”). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc. (“ICS”), from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988. Mr. Tan’s qualifications to serve on our Board include his role as our Chief Executive Officer, his extensive career in the technology industry in general and in the semiconductor industry in particular, including service as the chairman of the board of directors of a publicly-traded semiconductor company, and his extensive knowledge of our business developed over the course of his career at our Company.

(b) James V. Diller Age 81 Chairman of the Board Director since April 2006	Mr. Diller was a founder of PMC-Sierra, Inc., serving as PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller also served as a director of PMC since its formation in 1983 until December 2013. Mr. Diller was Chairman of PMC’s board of directors from July 1993 until February 2000, and was its Vice Chairman from February 2000 until December 2013. Mr. Diller served as a director of Intersil Corporation from May 2002 to April 2015 and as its interim President and Chief Executive Officer from December 2012 to March 2013. Mr. Diller’s qualifications to serve on our Board include his more than 50 years of experience in semiconductor company management and oversight in positions such as Chief Executive Officer, President and General Manager and chairman of the board of directors, and his experience as a product development engineer.

(c) Lewis C. Eggebrecht Age 73 Director since April 2014	Mr. Eggebrecht served as Vice President and Chief Scientist of ICS from 1998 through May 2003. Mr. Eggebrecht has held various other technical and executive management positions for more than 30 years, including as Chief Multimedia Architect at Phillips Semiconductor Manufacturing Inc., as Graphics Architect at S3 Graphics Limited, and Vice President of Research and Development at Commodore International Limited, and as a small systems architect for 15 years at International Business Machines Corporation (“IBM”). While at IBM, Mr. Eggebrecht was the Chief Architect and Design Team Leader on the original IBM PC. He has also previously served on the board of directors of a number of public and private companies, including, most recently, as a director of IDT, where he served as a director from 2005 to 2012, and as a director of ICS from 2003 to 2005. Mr. Eggebrecht holds six patents on the IBM PC and has authored two books on PC architecture, over 20 IBM Technical Disclosure Bulletins and trade press articles. He also serves on the board of directors of a number of private companies. Mr. Eggebrecht’s qualifications to serve on our Board include his extensive experience in personal computer architecture, integrated circuit design and networking, wireless and timing technologies, as well as his experience serving on the board of directors of other public technology companies.

(d) Kenneth Y. Hao Age 48 Director since September 2005	Mr. Hao is a Managing Partner and Managing Director of Silver Lake Partners (“Silver Lake”). Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist for 10 years, most recently serving as a Managing Director in the Technology Investment Banking group. Mr. Hao has spent his career investing in and advising technology companies. Mr. Hao also serves or has served on the board of directors of a number of Silver Lake portfolio companies, including Symantec Corporation, where he also serves on its compensation and leadership development committee. Mr. Hao’s qualifications to serve on our Board include his depth of experience in financial and investment matters and his familiarity with a broad range of companies in technology industries.

(e) Eddy W. Hartenstein Age 66 Director since February 2016	Mr. Hartenstein was the publisher and Chief Executive Officer of the Los Angeles Times from August 2008 to August 2014. In addition, he served as co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 to January 2013.

Previously, Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group Inc. (formerly Hughes Electronics Corp.), from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV Inc. from late 2001 through 2004 and as President from its inception in 1990 to 2001. He currently serves as non-executive chairman of the board of tronc, Inc. (formerly known as Tribune Publishing Company); as lead independent director of the board of SIRIUS XM Holdings Inc., where he also serves on the audit committee; as a director of Yahoo, Inc., where he also serves on the compensation and leadership development committee; and as a director of TiVo Corporation, where he also serves on the compensation and strategic committees. Mr. Hartenstein also served as a director of BRCM from June 2008 through January 2016; SanDisk Corporation from 2005 to May 2016; and Rovi Corporation from September 2015 until its acquisition by TiVo in September 2016. Mr. Hartenstein’s qualifications to serve on our Board include his business leadership and extensive senior management experience, including successfully creating and entering new markets, as well as his considerable public company directorial and governance experience.

(f) Check Kian Low Age 57 Director since December 2016	Mr. Low was one of the founding partners and is a director of NewSmith Capital Partners LLP (“NewSmith”), an independent partnership providing corporate finance advice and investment management services, for which he manages the Asia Pacific offices. He is also an owner, and has served as a director of, Cluny Capital Limited (BVI) since February 2007. Prior to founding NewSmith in 2003, Mr. Low served as Senior Vice-President and Member of the Executive Management Committee of Merrill Lynch & Co., as well as its Chairman for the Asia Pacific Region, where he held various positions since the start of his employment with that firm in October 1995. Mr. Low serves as the lead independent director of Singapore Telecommunications Limited, a public company listed on the Singapore Stock Exchange. He also serves on the board of directors of a number of private companies and is a trustee of the Singapore London School of Economics Trust and the Nanyang Technological University. Mr. Low previously served as a director of the following public, Singapore listed companies: Neptune Orient Lines Limited from April 2011 to June 2016, Fibrechem Technologies Limited from January 2005 to September 2012 and Singapore Exchange Limited from July 2000 to October 2011. Mr. Low’s qualifications to serve on our Board include his considerable public company directorial experience with Singapore-based companies, as well as his considerable executive management and financial and investment experience.

(g) Donald Macleod Age 68 Director since November 2007	Mr. Macleod served as President and Chief Executive Officer of National Semiconductor Corporation (“NSC”) from November 2009 to September 2011, when NSC was acquired by Texas Instruments Incorporated. He served as its President and Chief Operating Officer from the beginning of 2005 until November 2009, and before that he held various other executive and senior management positions at the company including Executive Vice President and Chief Operating Officer and Executive Vice President, Finance and Chief Financial Officer. Mr. Macleod also served as the Chairman of the board of directors of NSC from May 2010 to September 2011. Mr. Macleod serves as the Chairman of the board of directors of Intersil Corporation, where he also serves on its compensation and audit committees, and as a director of Knowles Corporation, where he also serves on its nominating & governance and compensation committees. Mr. Macleod also serves on the board of directors of a number of private companies and business organizations. Mr. Macleod’s qualifications to serve on our Board include his more than 30 years of experience in senior management and executive positions in the semiconductor industry, both in Europe and in the United States, and his accounting and finance qualifications and experience.

(h) Peter J. Marks Age 63 Director since December 2013	Mr. Marks is the Chief Executive Officer of Executive Consultant, which he founded in 2013, where he advises business leaders on leadership. Prior to this, Mr. Marks served in various senior management roles with Robert Bosch GmbH, which he originally joined in 1977 and where he remained until December 2011. Most recently, from 2006 until his departure in December 2011, Mr. Marks served as Chairman, President and Chief Executive Officer of Robert Bosch LLC, where he managed all of its business sectors in the Americas, and as a member of Board of Management of Robert Bosch GmbH, with responsibility for worldwide coordination for manufacturing and capital investment. Prior to that he also served as a senior executive of Robert Bosch GmbH responsible for various divisions; automotive electronics, semiconductors, body electronics/electric drivers and energy systems. Mr. Marks’ qualifications to serve on our Board include his extensive leadership experience in senior management and executive positions with a large, multinational organization, as well as his familiarity with operational and strategic issues relating to technology focused companies with international operations.

(i) Henry Samueli, Ph.D. Age 62 Chief Technical Officer and Director since February 2016	Dr. Samueli has served as our Chief Technical Officer since February 1, 2016. He was a co-founder of BRCM and served as its Chief Technical Officer from its inception in 1991 to May 2008 and from December 2009 through January 2016. Dr. Samueli also served as BRCM’s Vice President of Research and Development from 1991 to May 2003 and as a technology advisor from May 2008 to December 2009. Dr. Samueli has also been a Professor in the Electrical Engineering Department at the University of California, Los Angeles since 1985 (on leave of absence since 1995) and a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department of the University of California, Irvine since 2003. Prior to BRCM, Dr. Samueli was the Chief Scientist and one of the founders of PairGain Technologies. From 1980 until 1985, he was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering. Dr. Samueli served as Chairman or Co-Chairman of the board of directors of BRCM from 1991 to May 2008 and from May 2011 to January 2016. He received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. He is a named inventor in 75 U.S. patents. Dr. Samueli’s qualifications to serve on our Board include his over 35 years of advanced engineering and leadership experience in the fields of communications systems and digital signal processing. In addition, his co-founding of BRCM and his service as its Chief Technical Officer provide unique insights into, and understanding of, our operations, technologies and industry.

Mr. Low is our Singapore resident director. Due to the Singapore Companies Act requirement that we have at least one director who ordinarily resides in Singapore in office at all times, in the event that Mr. Low is not elected at the 2017 AGM, he will continue to serve as a director after the 2017 AGM until his qualifying successor (i.e., a Singapore resident director) is appointed.

In the event that a director resigns from our Board or otherwise becomes unwilling or unable to serve after the mailing of this Proxy Statement but before the 2017 AGM, our intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee in accordance with our Constitution. If such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2017 AGM. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a different director nominee at the 2017 AGM to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by our Board.

There are no family relationships between any of our directors or executive officers.

Our Board recommends a vote FOR the election of each of the director nominees in Proposals 1(a) to (i) listed above to our Board.

CORPORATE GOVERNANCE

Board of Directors

Our Constitution gives our Board general powers to manage our business. Our Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

Our Board held a total of 6 meetings during the fiscal year ended October 30, 2016 (“Fiscal Year 2016”). During Fiscal Year 2016, each director attended at least 75% of the aggregate number of meetings of our Board and all committees of our Board on which he or she served, counting only those meetings during which such person was a member of our Board and of the relevant committee(s). Our independent directors meet at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meetings of our shareholders, but attendance is not required. All of our directors then serving attended our 2016 Annual General Meeting of Shareholders (“2016 AGM”).

Director Independence

Our Board undertakes a review of the independence of each director and nominee for director and considers whether any director or nominee for director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our Board has made the determination that transactions or relationships between us and an entity where a director or nominee for director serves as a non-employee director and/or is the beneficial owner, directly or indirectly of less than 10% of such entity, or where a director or nominee for director serves on a non-employee advisory board of, or in a non-employee advisory capacity to, such an entity are presumed immaterial for the purposes of assessing a director’s independence.

In reviewing the directors’ independence, with respect to Mr. Hao our Board considered that (i) two entities affiliated with Silver Lake, where Mr. Hao is a Managing Partner and a Managing Director, beneficially owned an aggregate of 10,644,567 ordinary shares at the time of such determination and (ii) representatives of Silver Lake assisted us with the debt financing for the Acquisition of BRCM, for which no payment was made.

As a result of its review, our Board has determined that Messrs. Diller, Eggebrecht, Hao, Hartenstein, Low, Macleod and Marks, representing seven of our nine director nominees, as well as Ms. Page, are currently “independent directors” as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market (“Nasdaq”). In addition, our Board has determined that each of the members of:

•	the Audit Committee meets the additional requirements for financial literacy, and satisfies the heightened independence standards established by the SEC and Nasdaq for membership of that committee; and

•	the Compensation Committee satisfies the heightened independence standards established by the SEC and Nasdaq for membership of that committee, and is a non-employee director within the meaning of Section 16 of the Exchange Act.

Board Committees

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Each committee can engage outside experts, advisors and counsel to assist the committee in its work. The table below provides the membership for each of the committees as of February 14, 2017, and the number of meetings held by each committee during Fiscal Year 2016.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Executive Committee(1)
James V. Diller			X		X	(C)	X	(C)
Lewis C. Eggebrecht			X
Eddy W. Hartenstein			X		X
Donald Macleod	X		X	(C)			X
Peter J. Marks	X
Justine F. Page	X	(C)			X		X
Hock E. Tan							X
Number of meetings in Fiscal Year 2016	7		5		4		N/A

(C)	Denotes the Chairperson of the committee.
(1)	The Executive Committee was established effective October 31, 2016, the first day of our fiscal year 2017.

The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. The charters for all four committees are available in the “Investor Center—Corporate Governance—Documents” section of our website (http://investors.broadcom.com/phoenix.zhtml?c=203541&p=irol-govhighlights). Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A.

Audit Committee

The Audit Committee is responsible for assisting our Board with its oversight responsibilities regarding the following:

•	the quality and integrity of our financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements; and

•	related party transactions.

Our Board has determined that Mr. Macleod is an audit committee financial expert under applicable SEC rules, and has the requisite financial sophistication required by applicable Nasdaq rules.

Compensation Committee

The Compensation Committee is responsible for:

•	determining our executives’ base compensation and incentive compensation (other than that of our Chief Executive Officer);

•	providing input and recommendations to the full Board regarding our Chief Executive Officer’s compensation;

•	designing (in consultation with management or our Board) and evaluating our compensation plans, policies and programs, and recommending same to our Board for approval; and

•	administering our equity-based plans and approving the terms of equity-based grants pursuant to those plans.

To the extent permitted by applicable law, our Constitution and the rules of the Nasdaq, the Compensation Committee may delegate its responsibilities to a subcommittee or to individual directors or executive officers, and may authorize members of our Human Resources department to carry out certain administrative duties regarding our compensation programs.

For information on the processes and procedures followed by the Compensation Committee and our Board, and the role of its compensation consultant and our Chief Executive Officer, in the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 28 of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	identifying and recommending to our Board qualified candidates to become directors;

•	overseeing the annual evaluation of our Board and its committees; and

•	taking a leadership role in shaping our corporate governance.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members and members of our management, as well as those identified by any third-party search firms retained by it to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates submitted by our shareholders if they meet the specific criteria set forth under “Shareholder Nominations to Our Board of Directors” below. The Nominating and Corporate Governance Committee will evaluate and recommend to our Board qualified candidates for election, re-election or appointment to our Board, as applicable.

When evaluating director candidates, the Nominating and Corporate Governance Committee seeks to ensure that our Board has the requisite skills, experience and expertise and that its members consist of persons with appropriately diverse and independent backgrounds. The Nominating and Corporate Governance Committee will consider all aspects of a candidate’s qualifications in the context of the needs of Broadcom, including: independence from management; personal and professional integrity, ethics and values; experience and expertise as an officer in corporate management; experience in our industry and international business and familiarity with Broadcom; experience as a board member of another publicly traded company; practical and mature business judgment; current Board size and composition and the extent to which a candidate would fill a present need on our Board; and the other ongoing commitments and obligations of the candidate. However, the Nominating and Corporate Governance Committee does not have any minimum criteria for director candidates. Consideration of new director candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Mr. Low, who joined our Board in December 2016, was first suggested as a prospective Board candidate by one of our independent directors and was then evaluated by the Nominating and Corporate Governance Committee according to its practice described above.

Executive Committee

The Executive Committee has the authority, among other things and subject to specified limitations, to review and approve on behalf of our Board:

•	investments, acquisitions, dispositions and capital expenditures;

•	new or incremental debt financings or borrowings, or amendments thereto, or refinancings thereof, including convertible debt; and

•	treasury, cash management and other banking matters.

In addition, the Executive Committee may review and provide recommendations to our Board on matters requiring full Board approval, including:

•	business opportunities, strategies and proposals, and other strategic matters;

•	business plans, annual budgets, targets, operational plans, capital structure and dividend policy;

•	proposed transactions that exceed the Executive Committee’s approval thresholds; and

•	efficient organization and management structure of our Company.

Board Leadership Structure and Role in Risk Management

Our Board believes that Broadcom and its shareholders are best served by a Board leadership structure in which the roles of the Chief Executive Officer and the Chairman of the Board are held by different individuals. Under this structure our Chief Executive Officer is generally responsible for setting the strategic direction of our Company and for the day-to-day leadership of our operations. The Chairman provides strong independent leadership to assist our Board in fulfilling its role of overseeing the management of Broadcom and our risk management practices, approves the agenda for meetings of our Board and presides over Board meetings and over the meetings of our independent directors in executive session. Currently, Mr. Tan serves as our President and Chief Executive Officer and Mr. Diller, an independent director, serves as Chairman of the Board.

Our Board is responsible for overseeing the management of risks facing our Company, both as a whole and through its committees. Our Board regularly reviews and discusses with management information regarding our operations, liquidity and credit, as well as the risks associated with each. The Audit Committee reviews and discusses with management significant financial, legal and regulatory risks and the steps management takes to monitor, control and report such exposures. It also oversees our periodic enterprise-wide risk evaluations conducted by our management. The Compensation Committee oversees management of risks relating to our compensation plans and programs for executives and employees in general. The Nominating and Corporate Governance Committee oversees management of risks associated with Board governance, director independence and conflicts of interest. Additional details regarding the responsibilities of each of these committees are discussed in more detail above, under “Board Committees”. The committees report regularly to our Board on matters relating to the specific areas of risk the committees oversee. Members of management periodically report on our risk management policies and practices to the relevant committees and to the full Board.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee, Messrs. Macleod, Diller, Eggebrecht and Hartenstein, are not, and have never been, officers or employees of Broadcom. During Fiscal Year 2016, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.

Risk Assessment and Compensation Practices

Our management conducted its annual review of our compensation policies and practices for our employees, as they relate to our risk management, in January 2017, and reported their findings to the Compensation Committee. Management has concluded that our compensation policies and practices (described in more detail under “Compensation Discussion and Analysis” and “Executive Compensation” below) balance short- and long-term goals and awards, as well as the mix of the cash and equity components. Based upon this review, management believes the elements of our compensation programs do not encourage unnecessary or excessive risk-taking, and are not reasonably likely to have a material adverse effect on us in the future.

Shareholder Communications With Our Board

Holders of our ordinary shares may communicate with our Board at the following address:

The Board of Directors

Broadcom Limited

c/o General Counsel

Avago Technologies U.S. Inc.

1320 Ridder Park Drive

San Jose, CA 95131

U.S.A.

Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded will be made available to any director upon request.

Shareholder Nominations to Our Board of Directors

Under our Constitution, no person is eligible for appointment as a director at any general meeting of shareholders (including an incumbent director), without the recommendation of our Board for election; except for persons proposed by (a) a shareholder or shareholders who in aggregate hold(s) more than 50% of the total number of our issued and paid-up ordinary shares (excluding treasury shares), which shareholder or shareholders, not less than 10 days before, or (b) a shareholder or shareholders who in aggregate hold(s) more than five percent of the total number of our issued and paid-up ordinary shares (excluding treasury shares), which shareholder or shareholders, not less than 120 days before, the date of the notice provided to shareholders in connection with the general meeting lodges at our registered office in Singapore a written notice signed by such shareholder or shareholders (other than the person to be proposed for appointment), who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held ordinary shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given. Such a notice must also include the consent to serve as a director of the person nominated, as well as the information specified below.

Holders of our ordinary shares can recommend qualified candidates for our Board by submitting recommendations to our General Counsel, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A. Submissions that include the following requirements will be forwarded to our Nominating and Corporate Governance Committee for review and consideration:

•	the candidate’s name and personal and business addresses;

•	a resume or curriculum vitae describing the candidate’s principal occupation, business experience, education and other relevant qualifications, and an explanation that clearly indicates how he or she has the necessary experiences, skills and qualifications to serve as a director;

•	a description of any relationship, agreement or understanding between the candidate or any affiliate of the candidate and any customer, supplier or competitor of our, or any other relationship or understanding that might be relevant to a determination of the independence of the candidate as director, or affect the independent status of our independent registered public accounting firm;

•	a statement as to whether or not, during the past 10 years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past 10 years, and any other information that would be required under SEC rules to be included a proxy statement soliciting proxies for the election of such candidate as a director;

•	a signed statement from the candidate that he or she consents to serve on our Board if elected and that he or she is not disqualified under the Singapore Companies Act from acting as a director; and

•	a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Qualified director candidates suggested by holders of our ordinary shares will be evaluated in the same manner as any other candidate for election to our Board (other than those standing for re-election).

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all members of our Board, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. A copy of the Code of Ethics and Business Conduct is available in the “Investor Center—Corporate Governance” section of our website (http://investors.broadcom.com/phoenix.zhtml?c=203541&p=irol-govhighlights) under “Documents.” Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A.

Corporate Governance Guidelines

Our Board is committed to using sound corporate governance practices to help fulfill our responsibilities to our shareholders. As such, our Board has adopted formal Corporate Governance Guidelines to clarify how it exercises its responsibilities and provide a framework within which it will conduct its business. A copy of the Corporate Governance Guidelines is available in the “Investor Center—Corporate Governance” section of our website (http://investors.broadcom.com/phoenix.zhtml?c=203541&p=irol-govhighlights) under “Documents.” Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A. Among the policies included in our Corporate Governance Guidelines are the following:

Directors with Significant Job Change

Any director who retires from his or her present employment, or who materially changes his or her position, is required to submit an offer of resignation as a director of our Board. Our Board will then evaluate whether the individual should continue to sit on our Board in light of his or her new occupational status and decide whether or not to accept the director’s offer of resignation.

Director’s Offer of Resignation at Age 75

Our Board does not currently believe that a mandatory retirement age for non-employee directors is necessary, and that continued service by a particular director may be in the best interests of the Company and its shareholders, regardless of such director’s age. However, when a non-employee director reaches the age of 75 years, he or she is required to offer his or her resignation to our Board, to be effective as of the next annual general meeting of shareholders. Our Board will determine, based on individual circumstances, the needs of our Board and the interests of our Company and its shareholders, whether or not to accept such resignation. Accordingly, no person would be eligible to stand for election or re-election to our Board after attaining the age of 75 without being specifically nominated as a candidate by our Board.

Director Share Ownership Guidelines

The director share ownership guidelines, as adopted in February 2016, encourage our non-employees directors to hold our ordinary shares having a fair market value equal to three times the annual cash retainer paid to non-employee directors for service on our Board (which amounts to $240,000 currently), measured using the closing price per ordinary share as quoted on the Nasdaq Global Select Market on the date of valuation. Outstanding restricted share units (“RSUs”) held by a director count in full toward achieving the guideline level of share ownership. The guidelines encourage our non-employee directors to reach this goal by August 28, 2017 or within five years of the date of their appointment or election to our Board, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board. As of February 8, 2017, all of our non-employee directors, other than Mr. Low, who was appointed to our Board in December 2016, had achieved the guideline level of share ownership.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our Annual Report on Form 10-K for Fiscal Year 2016 (the “2016 Form 10-K”), and as may be updated in our subsequent SEC filings.

DIRECTORS’ COMPENSATION

Our non-employee directors (which are those directors not employed by us or any subsidiary) receive cash and equity compensation in consideration for their service on our Board, as set forth in more detail below. Non-employee directors are reimbursed, or we pay, for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings. Non-employee directors do not receive any non-equity incentive compensation, or participate in any company pension plan or deferred compensation plan. Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. We do not compensate our management directors for their service on our Board or any committee of our Board.

Non-Employee Directors’ Cash Compensation

At the 2016 AGM, our shareholders approved the cash compensation arrangements for our non-employee directors currently in effect. During Fiscal Year 2016, our non-employee directors were entitled to receive the following annual cash compensation, payable quarterly:

	Annual Fees (April 7, 2016 to present)	Annual Fees (November 2, 2015-April 6, 2016)
Board membership (including the Chairperson of the Board)	$ 80,000	$ 65,000
Additional amounts, as applicable, payable to:
Chairperson of the Board	$ 150,000	$ 80,000
Chairperson of the Audit Committee	$ 35,000	$ 25,000
Chairperson of the Compensation Committee	$ 22,500	$ 15,000
Chairperson of the Nominating and Corporate Governance Committee	$ 18,000	$ 12,500
Member of the Audit Committee (other than chairperson)	$ 12,500	$ 10,000
Member of the Compensation Committee (other than chairperson)	$ 10,000	$ 10,000
Member of the Nominating and Corporate Governance Committee (other than chairperson)	$ 6,000	$ 10,000

Non-Employee Directors’ Equity Compensation

Effective December 8, 2015, our non-employee directors are entitled to receive the following equity compensation:

•	upon appointment to our Board, an initial RSU award with a target value of $200,000 on the date of grant, prorated based on the expected portion of a year to be served between the time of such director’s appointment and the anticipated date of our annual general meeting of shareholders immediately following the director’s appointment, issued under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”), and vesting in full one year from the grant date, subject to the director’s continued service on our Board; and, thereafter,

•	an annual RSU award issued under the 2009 Plan with a value of $200,000 on the date of grant, to be granted on the date of each annual general meeting of shareholders, subject to the director’s re-election at such meeting, with such award vesting in full one year from the date of grant, subject to the director’s continued service on our Board.

To determine the number of shares to be awarded to a non-employee director pursuant to any such grants, the value of the grant is divided by the average of our per share closing market prices, as quoted on the Nasdaq Global Select Market, over the 30 calendar days immediately preceding the effective date of grant.

Directors’ Compensation for Fiscal Year 2016

The following table sets forth information regarding compensation earned by our non-employee directors during Fiscal Year 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Dividends(2)		Total
James V. Diller	$213,000	$205,759	$232,800	(3)	$651,559
Lewis C. Eggebrecht	$82,500	—	—		$82,500
Bruno Guilmart(4)	$37,500	—	—		$37,500
Kenneth Y. Hao	$72,500	$205,759	$97,000	(5)	$375,259
Eddy W. Hartenstein	$69,250	$240,191	—		$309,441
Donald Macleod	$102,500	$205,759	—		$308,259
Peter J. Marks	$83,750	—	—		$83,750
Justine F. Page	$110,500	$205,759	—		$316,259
Lucien Y. K. Wong(6)	$40,000	$205,759	—		$245,759

(1)	Represents the grant date fair value of RSU awards granted in Fiscal Year 2016, determined in accordance with Accounting Standards Codification Topic Number 718 (“ASC 718”). The grant date fair value of RSU awards is based on the closing price of our ordinary shares on the date of grant. The amounts shown represent the grant date fair value of 1,325 RSUs granted to the director on April 6, 2016 following his or her election to our Board. With respect to Mr. Hartenstein, the amount shown also includes the grant date fair value of 262 RSUs granted on February 1, 2016 in connection with his appointment to our Board. The table below shows the aggregate number of ordinary shares underlying the stock options and RSUs held by our non-employee directors as of October 30, 2016:

Name	Number of Ordinary Shares Underlying Restricted Share Units (#)	Number of Ordinary Shares Underlying Outstanding Stock Options (#)
James V. Diller	1,325	15,077
Lewis C. Eggebrecht	1,707	10,241
Kenneth Y. Hao	1,325	22,707
Eddy W. Hartenstein	1,587	—
Donald Macleod	1,325	5,223
Peter J. Marks	2,609	23,474
Justine F. Page	1,325	15,077
Lucien Y. K. Wong	1,325	—
(2)	Represents dividends paid on shares received upon exercise of options previously granted to the director as compensation, as dividends were not factored into the grant date fair value for the options because they were granted prior to our adoption of ASC 718. These option awards were accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”
(3)	Shares on which dividends were paid are held by Mr. Diller as Trustee for the James & June Diller Trust UA dated 7/20/77, for the June P. Diller Annuity Trust—2010B dated May 10, 2010 and for the James V. Diller Annuity Trust—2010B dated May 10, 2010.
(4)	Mr. Guilmart did not stand for re-election at the 2016 AGM and ceased to be a director on April 6, 2016.

(5)	Pursuant to Mr. Hao’s arrangement with Silver Lake, dividends on shares received by Mr. Hao upon the exercise of certain options or the vesting of certain RSUs received as director compensation are required to be remitted to Silver Lake.
(6)	Mr. Wong resigned from our Board effective December 15, 2016.

PROPOSAL 2:

APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2017 AND

AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP (“PwC”) is our independent registered public accounting firm in the United States and audits our consolidated financial statements. During Fiscal Year 2016, PwC in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to Section 205(2) and 205(4) of the Singapore Companies Act, any appointment after our Board’s initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PwC as our independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 29, 2017 (“Fiscal Year 2017”). Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. Our Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditors’ remuneration. Our Board is therefore also requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for services rendered through our 2018 Annual General Meeting of Shareholders (the “2018 AGM”). We expect a representative from PwC to be present at the 2017 AGM. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

Set forth below are the audit fees for services rendered by PwC to us and Avago, our predecessor, relating to Fiscal Year 2016 and to Avago for the fiscal year ended November 1, 2015 (“Fiscal Year 2015”). Also set forth below are fees billed for audit-related services, tax services and all other services rendered by PwC to Avago from November 2, 2015 to January 31, 2016 and to us from February 1, 2016 to October 30, 2016, and to Avago for Fiscal Year 2015.

	Fiscal Year 2016 Services to Avago and Broadcom	Fiscal Year 2015 Services to Avago
	($ in thousands)
Audit Fees	$ 10,096	$ 5,300
Audit-Related Fees	575	180
Tax Fees	1,458	1,161
All Other Fees	3	3

Total	$ 12,132	$ 6,644

Audit Fees consist of fees billed for professional services provided in connection with the integrated audit of our or Avago’s annual consolidated financial statements, audit of internal control over financial reporting, the review of our or Avago’s quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees for Fiscal Year 2015 and Fiscal Year 2016 include fees related to business combination accounting for our recently closed acquisitions.

Audit-Related Fees consist of fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of our or Avago’s consolidated financial statements and not included in Audit Fees. In Fiscal Year 2016, these fees also included fees related to merger and acquisition due diligence.

Tax Fees consist of fees billed for professional services for tax compliance, including various transfer pricing studies. In Fiscal Year 2015, these services also included restructuring consultation for an acquisition completed in Fiscal Year 2015.

All Other Fees consist of fees for professional services rendered by PwC for permissible non-audit services. In Fiscal Year 2015 and Fiscal Year 2016, these fees consisted of a license for specialized accounting research software.

In considering the nature of the services provided by PwC, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC, as well as by the American Institute of Certified Public Accountants.

Other than as stated above, no fees were billed to us by PwC for Fiscal Year 2015 and Fiscal Year 2016. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of PwC.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our shareholders of such appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us. All engagements with our independent registered accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by our independent registered accounting firm. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the Audit Committee’s pre-approval, and the fees for the services performed to date.

During Fiscal Year 2015 and Fiscal Year 2016, all services provided to either Avago or us by PwC were approved by the Audit Committee pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

Our Board recommends a vote FOR the resolution to approve of the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2017 and to authorize the Audit Committee to fix its remuneration as described in the Notice.

PROPOSAL 3:

ORDINARY RESOLUTION TO AUTHORIZE SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue shares and make offers or agreements or grant equity awards that might or would require the allotment and issuance of shares only with the prior approval of our shareholders. We are submitting this proposal to authorize our directors to allot and issue our shares from time to time, as set forth in the Notice, because we are required to do so under the laws of Singapore before we can issue any (i) ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings or (ii) Special Preference Shares in accordance with our Constitution.

If this proposal is approved, the authorization would be effective from the date of the 2017 AGM and continue until the earlier of (i) the conclusion of the 2018 AGM or (ii) the expiration of the period within which the 2018 AGM is required by the laws of Singapore to be held. The 2018 AGM is required to be held no later than 15 months after the date of the 2017 AGM or six months after our financial year end, whichever is the earlier. The laws of Singapore allow for an application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of up to an additional two months of the time in which to hold an annual general meeting of shareholders, which may be granted in the discretion of that Authority.

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue shares and to make offers or agreements or grant equity awards that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the allotment and issuance of new shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments (including debt instruments) convertible into our ordinary shares;

•	in connection with our equity compensation plans and arrangements; or

•	in respect of the Special Preference Shares, as required by our Constitution.

Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the Nasdaq Stock Market rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of Broadcom or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

We expect that we will continue to issue ordinary shares and grant equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares (i) in connection with our equity compensation plans, awards and arrangements, including any equity compensation plans and awards we have assumed or may assume as a result of any acquisitions we have made or may make, or (ii) as we may choose to issue in exchange for Restricted Units, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

We will only issue additional Special Preference Shares if and to the extent required, and in the manner provided, by our Constitution.

If this proposal is approved, our directors would be authorized to allot and issue, during the period described above, shares subject to and in accordance with our Constitution, applicable Singapore laws and the

Nasdaq rules. The issuance of a large number of ordinary shares (or instruments convertible into or exchangeable for ordinary shares) could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Select Market. If this proposal is not approved, we would not be permitted to issue shares (other than shares issuable on exercise or settlement of outstanding options, RSUs and other instruments convertible or exchangeable into, or exercisable for, ordinary shares or the like, which were previously granted when prior shareholder approved share issuance mandates were in effect). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Our Board recommends a vote FOR the resolution to authorize share allotments and issuances as described in the Notice.

PROPOSAL 4

NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in “Compensation Discussion and Analysis” beginning on page 28 and in the tables and accompanying narrative disclosure under “Executive Compensation” beginning on page 49.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, which discuss our compensation policies, procedures and programs and the Fiscal Year 2016 compensation for our named executive officers listed in the Fiscal Year 2016 Summary Compensation Table included in the “Executive Compensation” section of the Proxy Statement.

Our Board recommends that shareholders vote “FOR” the following resolution:

“Resolved, that shareholders approve, on an advisory basis, the compensation of Broadcom’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and the compensation tables and the accompanying narrative disclosure under “Executive Compensation” of the Proxy Statement.”

While the vote on this resolution is advisory and not binding on us, the Compensation Committee or our Board, the Compensation Committee and our Board values thoughtful input from shareholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. As discussed under Proposal 5, our Board has adopted a policy of providing for annual advisory votes from shareholders on executive compensation. We currently expect to conduct the next advisory vote on executive compensation at our 2018 AGM, but will take into account the outcome of the advisory vote under Proposal 5.

Our Board recommends that shareholders vote, on a non-binding, advisory basis, FOR the resolution to approve executive compensation as described in the Notice.

PROPOSAL 5

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDERS’ VOTE

TO APPROVE EXECUTIVE COMPENSATION

In accordance with the U.S. Dodd-Frank Act of 2010, we are seeking a non-binding, advisory vote as to the frequency with which shareholders would have an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. Shareholders have the option of selecting a frequency of one, two or three years, or abstaining.

While we will continue to monitor developments in this area, our Board believes that an advisory vote to approve executive compensation every year is appropriate. This will enable our shareholders to vote, on an advisory basis, to approve the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our shareholders on the executive compensation of our named executive officers.

Based on the factors discussed, our Board recommends that future advisory votes to approve executive compensation occur every year until the next advisory vote on the frequency of advisory votes to approve executive compensation. Shareholders are not being asked to approve or disapprove our Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.

This vote is advisory, and therefore not binding on us, the Compensation Committee or our Board.

Our Board recommends that shareholders select every ONE year as the frequency of future advisory votes to approve executive compensation as described in the Notice.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information about our executive officers as of February 14, 2017:

Name	Age	Title

Hock E. Tan	65	President, Chief Executive Officer and Director

Thomas H. Krause Jr.	39	Vice President and Chief Financial Officer

Charlie B. Kawwas, Ph.D.	46	Senior Vice President and Chief Sales Officer

Henry Samueli, Ph.D.	62	Chief Technical Officer and Director

Bryan T. Ingram	52	Senior Vice President and General Manager, Wireless Semiconductor Division

Patricia H. McCall	62	Vice President and General Counsel

Kirsten M. Spears	52	Chief Accounting Officer, Vice President and Corporate Controller

Hock E. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of directors of IDT. Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Thomas H. Krause, Jr. has served as our Vice President and Chief Financial Officer since October 2016, and served as our acting Chief Financial Officer and principal financial officer from March 2016 to October 2016. Mr. Krause also served as our Vice President, Corporate Development from January 2012 to October 2016. Prior to joining us, he was an independent management consultant representing several public and private technology companies. Mr. Krause previously served as Vice President of Business Development at Techwell, Inc., a mixed-signal fabless semiconductor company, and held various roles with Technology Crossover Ventures and Robertson Stephens.

Charles B. Kawwas, Ph.D. has served as our Senior Vice President and Chief Sales Officer since June 2015 and served as our Senior Vice President, Worldwide Sales from May 2014 to June 2015. Dr. Kawwas served as Senior Vice President of Sales for LSI Corporation (“LSI”) from 2010 to May 2014, when we acquired LSI, having joined LSI in 2007 as Vice President of Marketing through its acquisition of Agere Systems. Prior to joining Agere Systems in 2005, he served as the leader of product line management for optical Ethernet and multiservice edge portfolio at Nortel Networks.

Henry Samueli, Ph.D. has served as our Chief Technical Officer and a director since February 1, 2016. He was a co-founder of BRCM and served as its Chief Technical Officer from its inception in 1991 to May 2008 and from December 2009 to January 2016. Dr. Samueli also served as BRCM’s Vice President of Research and Development from 1991 to May 2003 and as a technology advisor from May 2008 to December 2009. Dr. Samueli has also been a Professor in the Electrical Engineering Department at the University of California, Los Angeles since 1985 (on leave of absence since 1995) and a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department of the University of California, Irvine since 2003. Prior to BRCM, Dr. Samueli was the Chief Scientist and one of the founders of PairGain Technologies. From 1980 until 1985, he was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering. Dr. Samueli

served as Chairman or Co-Chairman of the board of directors of BRCM from 1991 to May 2008 and from May 2011 to January 2016. He received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. He is a named inventor in 75 U.S. patents.

Bryan T. Ingram has served as our Senior Vice President and General Manager, Wireless Semiconductor Division since November 2015 and prior to that served as our Senior Vice President and Chief Operating Officer from April 2013. Mr. Ingram previously served as our Senior Vice President and General Manager, Wireless Semiconductor Division from November 2007 and as Vice President of that division from December 2005. Prior to the closing of our acquisition of the Semiconductor Products Group (“SPG”) of Agilent Technologies, Inc., Mr. Ingram was the Vice President and General Manager, Wireless Semiconductor Division of SPG. He has held various other positions with Hewlett-Packard Company and Agilent Technologies, Inc. Mr. Ingram joined Hewlett-Packard Company in 1990.

Patricia H. McCall has served as our Vice President and General Counsel since March 2007. She served as Director of Litigation at Adobe Systems from 2006 to 2007. Prior to this, Ms. McCall served as Senior Vice President, General Counsel and Secretary of ChipPAC Inc. from January 2003 to August 2004, when ChipPAC Inc. merged with ST Assembly Test Services Ltd. in August 2004. Ms. McCall served as the Senior Vice President Administration, General Counsel and Secretary of ChipPAC Inc. from November 2000 to January 2003. From November 1995 to November 2000, Ms. McCall was at National Semiconductor Corporation, most recently as Associate General Counsel, and prior to that was a partner at the law firm of Pillsbury, Madison & Sutro. Ms. McCall is also a Barrister in England.

Kirsten M. Spears has served as our Chief Accounting Officer since March 2016 and as our Vice President and Corporate Controller since May 2014. Prior to our acquisition of LSI, Ms. Spears served as Vice President and Corporate Controller of LSI. She joined LSI in September of 1997 and held a number of management positions in accounting and reporting before becoming the Corporate Controller in 2007. Before joining LSI, Ms. Spears worked for Price Waterhouse LLP in audit; for Raychem Corporation, managing a variety of accounting functions; and for Bank of America, managing branch operations.

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion & Analysis (the “CD&A”) describes the philosophy, objectives and structure of our Fiscal Year 2016 executive compensation program. This CD&A is intended to be read in conjunction with the tables and other information beginning on page 49, which provide further historical compensation information for our named executive officers. Our named executed officers for Fiscal Year 2016 were Hock E. Tan, President and Chief Executive Officer (“CEO”), Thomas H. Krause, Jr., Vice President and Chief Financial Officer (“CFO”), Charlie B. Kawwas, Ph.D., Senior Vice President and Chief Sales Officer, Henry Samueli, Ph.D., Chief Technical Officer, and Bryan T. Ingram, Senior Vice President and General Manager, Wireless Semiconductor Division, as well as our former CFO, Anthony E. Maslowski (the “NEOs”). Dr. Samueli became an executive officer on February 1, 2016, upon the closing of the acquisition of BRCM. Mr. Maslowski went on an indefinite leave of absence for medical reasons on March 24, 2016, at which time Mr. Krause was appointed as acting CFO. Effective October 14, 2016, Mr. Maslowski’s employment with us ended due to continuing uncertainty regarding his health, and Mr. Krause was appointed as CFO effective as of October 17, 2016.

I.	Executive Summary

Our Fiscal Year 2016 performance was strong on many measures: continued gains in total shareholder return (“TSR”), increasing revenues, and the successful completion of the strategic acquisition of BRCM, the integration of which is on target. Our executive compensation is structured around the achievement of near-term corporate financial and operational targets (fiscal year metrics) and longer-term business objectives and strategies. We believe in rewarding performance; likewise, we believe pay should reflect underperformance, when that occurs. We seek to closely align our executives’ interests with those of our shareholders and allocate a significant portion of our executives’ compensation opportunity to equity-based compensation.

Business Performance

Under our CEO’s leadership, we have created long-term, sustained value for our shareholders. We believe that our overall results in the past fiscal year were impressive. We achieved a number of important strategic objectives, including the acquisition of BRCM, while remaining focused on our core operations and delivering strong operating performance as well as share price performance.

Financial

•	Our TSR, based on an investment of $100 in our ordinary shares on the first day of fiscal year 2011, continued to be very strong on both an absolute and relative basis over the last five years.

•	For Fiscal Year 2016, our TSR increased 38.5%, surpassing all of the companies in our peer group, as well as the Philadelphia Semiconductor Index (the “PHLX”) and the S&P 500 Index (the “S&P Index”). For example, in that same period the PHLX increased by 22.5%, and the S&P Index rose only 1.1% (see chart below).

•	In the last five fiscal years, our cumulative TSR has increased by 40.8% annually, and significantly outperformed these indices (see chart below)

•	Our revenue continued to show strong growth as well, reaching $13.2 billion in Fiscal Year 2016 (see graphic below).

•	GAAP operating income increased $2,041 million or 125% over Fiscal Year 2015. Non-GAAP operating income increased $2,394 million or 81.8% over Fiscal Year 2015, primarily due to the acquisition of BRCM on February 1, 2016. Please see page 39 for a reconciliation of Non-GAAP operating income to GAAP operating income.

•	We generated $2,688 million in free cash flow (cash flow from operations of $3,411 million less capital expenditures of $723 million), a 56% increase over Fiscal Year 2015, and ended Fiscal Year 2016 with $3,097 million in cash and cash equivalents, a 70% increase over Fiscal Year 2015.

Strategic

•	We completed our acquisition of BRCM on February 1, 2016, creating a global, diversified leader in wired and wireless communication semiconductors.

•	We continued to focus the scope of our business, divesting substantially all of the non-core BRCM businesses held for sale.

•	We delivered on projected synergies across the combined business.

•	We are on target to complete the integration of BRCM into our infrastructure as planned.

Cash Incentives Reflected Positive 2016 Company Performance. Payouts under the Fiscal Year 2016 Annual Performance Bonus Plan (the “APB Plan”), our annual cash incentive bonus program, are tied to pre-established financial and division or function performance goals.

•	Our non-GAAP revenue exceeded target but was below the maximum plan performance metric, and non-GAAP operating income as a percentage of non-GAAP revenue for the year exceeded the maximum plan performance metric, which together resulted in 132% attainment of the corporate performance metrics.

•	The APB Plan metrics are designed to be challenging to achieve. The achievement of the divisional or functional performance targets were mixed, with some targets not being achieved and others being met or exceeded, which is due in part to differing business conditions across our various businesses.

•	As a result of the individual performance of each of the NEOs, NEOs were awarded an individual performance multiplier ranging from 100% to 150%, including 150% for Mr. Tan, our CEO. These achievements resulted in attainment levels ranging between 66% and 131% of target for the NEOs under our APB Plan. The aggregate amount paid to our NEOs under our APB Plan decreased to $4.2 million in Fiscal Year 2016 from $6.0 million in Fiscal Year 2015.

Generally Modest Increases to Base Salaries and No Changes to Target Bonus Opportunities. The Compensation Committee or our Board, as applicable, approved generally modest increases to cash compensation levels for our NEOs (the sum of base salary and target annual incentive bonus payouts) in Fiscal Year 2016:

•

Dr. Kawwas’ and Mr. Ingram’s salaries were increased by 3%. Mr. Krause’s salary was increased 10% to reflect his increased responsibilities as acting CFO. Dr. Samueli’s salary, which, due to his position as a co-founder of BRCM, was historically set at a nominal level, was increased from $37,440 to $100,000, to eliminate the need to annually increase his base salary to meet various minimum wage requirements. Finally, our CEO, Mr. Tan, received a base salary increase of 13.6% to compensate him for running a significantly larger organization following the BRCM acquisition and to position his base salary closer to the median of the peer group. In each case, salary increase decisions for our NEOs were based, in part, on a review of competitive market data.

•	Target annual performance cash bonus opportunities for Fiscal Year 2016 under the APB Plan were set at the same levels as the prior year for all of our NEOs.

Equity as a Key Component of Compensation

•	CEO Equity Award. During Fiscal Year 2016, Mr. Tan received a 100% performance-based restricted stock unit (“PRSU”) award, pursuant to which he is eligible to earn up to a maximum of 240,000 ordinary shares based on our relative TSR performance as compared to the S&P Index as well as absolute growth in our share price (the “2016 Grant”). No shares will be earned if our TSR over the three year performance period is below the 25th percentile of the S&P Index. In order to earn the maximum number of shares, our TSR over this three-year period will need to be at or above the 90th percentile of the S&P Index and we must achieve a share price growth of at least 130%. When designing this award, our Board took into account shareholder feedback received in 2013, when we last granted our CEO an equity award, and currently plans to grant Mr. Tan similarly structured performance-based equity awards on an annual basis going forward.

•	Annual Equity Awards. In Fiscal Year 2016, we continued our policy of annually granting our other executives an equal mix of PRSU and service-based restricted stock unit (“RSU”) awards, in line with prevailing market and industry practice. To more closely align our executives’ interests with those of our shareholders, the performance criteria for the PRSUs were based on sustained increases in our share price. The performance criteria for these awards will be met only if, and at such time as, the average of the closing prices of our ordinary shares over a 20 consecutive trading day period is equal to or greater than 120% of the closing share price on the grant date.

Key Takeaways

We made substantial financial, operational and strategic achievements in Fiscal Year 2016, delivering significant shareholder value. The Compensation Committee and our Board remain committed to ensuring that our executives are focused and incentivized to enhance the long-term sustainable shareholder value.

✓	Our pay program is strongly tied to enhancing shareholder value and increasing our TSR.

–	We have successfully increased our TSR since our initial public offering in 2009.

✓	The Compensation Committee’s actions reflect shareholder interests.

–	The Compensation Committee and select members of management have conducted substantial shareholder outreach activities over the last several years, as we believe listening to our shareholders is an important factor in designing an effective executive compensation program. Last year, we communicated with shareholders beneficially owning approximately 45% of our then outstanding ordinary shares.

–	In connection with our CEO’s equity grant in 2013, the Compensation Committee solicited shareholder feedback and took that feedback into consideration when designing the 2016 Grant. Specifically, the Compensation Committee designed the 2016 Grant to include a relative TSR performance metric, in addition to an absolute metric to further align management and shareholder interest.

–	To further align our pay program with shareholder interests and market best practices, beginning June 2016, our Board has decided that future equity awards for our CEO will be granted every year, rather than every few years.

✓	The Compensation Committee has managed executive turnover responsibly, when it occurs.

–	In October 2016, we transitioned our CFO position when Mr. Maslowski’s employment with our Company ended due to continuing uncertainty regarding his health. The severance arrangements for our former CFO, Mr. Maslowski, were consistent with the terms of his existing severance agreement and our Policy on Acceleration of Executive Staff Equity Awards in the Event of Death or Disability (the “Death and Disability Policy”).

-	When Mr. Krause was promoted to the CFO role in October 2016, the Compensation Committee considered the significant increase in his responsibilities in determining his compensation in that role. Mr. Krause’s base salary was increased to bring him closer to the market median for that position. His bonus target and equity compensation was also reviewed for, and is consistent with, internal parity with our other senior executives.

Overview of Our Pay Program

The Compensation Committee believes that a significant portion of our executives’ total compensation should be dependent upon our performance. Our compensation program is designed to reward executives for producing sustainable growth in share value consistent with our strategic plan, to attract and retain top talent, and to align our executives’ interests with the interests of our shareholders.

Our annual, direct compensation consists of three main components:

Base Salary	Individual salaries are based on an executive’s responsibilities. Salaries are set to be competitive with market and industry norms, and to reflect individual performance.
Short-Term Incentives (“STI”)

The APB Plan is intended to reward the achievement of annual corporate and divisional or functional goals, as well as the individual contributions and performance of each executive.

In Fiscal Year 2016, our corporate performance measures were non-GAAP revenue and non-GAAP operating income as a percentage of non-GAAP revenue (excluding the expense related to the APB Plan).

Long-Term Incentives (“LTI”)	Equity awards, in the form of service-based RSUs and PRSUs, are granted to incentivize our executives to grow long-term sustainable shareholder value. Further, these serve as retention tools for our key executives, and are intended to reflect the value we place on their contribution to our Company. Our CEO’s 2016 Grant was 100% performance-based.

Target Pay

The charts below show a comparison of the percentage breakdown of target total direct compensation for Fiscal Year 2016 for our CEO compared to certain of our other NEOs. This consists of base salary for Fiscal Year 2016, target STI, and grant date fair value of equity awards granted to the executives during the fiscal year, referred to in the chart as LTI.

Compensation Program Governance

Best Practices We Employ		Practices We Do Not Employ
✓	Majority of CEO and NEO compensation tied to long term performance	X	Incentive plan designs that encourage excessive risk taking
✓	Performance metrics are directly tied to value creation for shareholders	X	Perquisites, other than in modest amounts

✓	Caps on incentive plan payouts	X	Hedging and short sales of our shares
✓	Change-in-Control (“CIC”) severance requires a double trigger	X	Pledging of shares
✓	Compensation Committee is comprised entirely of independent directors	X	Repricing of underwater share options
✓	Compensation Committee engages an independent compensation consultant	X	Excise tax gross-ups
✓	Executive stock ownership guidelines of 3x base salary for CEO and 1x base salary for all other executive officers	X	Supplemental retirement and pension benefits
✓	Compensation Committee regularly meets in executive session without management present

✓	Proactive shareholder engagement process
✓	Annual risk assessment of the compensation program

✓	CEO compensation reviewed by Board

Shareholder Outreach

Over the last several years we have conducted substantial shareholder outreach efforts. In Fiscal Year 2016, we contacted shareholders beneficially owning over 45% of our then outstanding ordinary shares to discuss our compensation philosophy, structure and recent Compensation Committee decisions. Topics that were discussed included:

•	our Board’s approach to setting CEO long-term compensation, including shifting from a periodic to an annual equity grant process;

•	the logic in choosing our incentive compensation performance measures and related target levels; and

•	how our program design has provided incentives to Mr. Tan and our other executives for significantly increasing the size and diversity of our Company through recent acquisitions.

Our shareholders indicated that they were supportive of our recent compensation decisions and program design. The input received from our shareholders was reported to the Compensation Committee and to our Board.

Frequency of Say-on-Pay Vote

At our 2011 Annual General Meeting of Shareholders, a majority of voting shareholders supported holding a say-on-pay proposal once every three years. At the 2017 AGM, in addition to the non-binding advisory vote to approve executive compensation of our NEOs sought in Proposal 4, Proposal 5 seeks shareholder approval of the frequency of such vote. Our Board is recommending annual say-on-pay votes. Not only do we recognize that this has become market best practice, we also believe that this is in the best interest of shareholders, as it facilitates an open and ongoing dialogue between us and our investors.

II.	Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve the following:

•	attract qualified, experienced and talented executives, in a highly competitive market;

•	motivate and reward these executives whose skills, knowledge and performance are critical to our on-going success;

•	encourage our executives to focus on the achievement of corporate and financial performance goals by aligning their APB Plan payment to the achievement of both corporate and divisional or functional goals; and

•	retain our executives and align their interests with those of our shareholders by linking a significant portion of each executive’s compensation to returns realizable by our shareholders. A significant portion of the target total direct compensation opportunity of our executives is typically in the form of annual equity awards, at least half of which is subject to the attainment of pre-established performance-based objectives, and the rest of which vest based on service over four years.

Equity awards are a long-term retention tool for key executives intended to reflect the value we place on their contributions to our Company. When granting equity awards or, in the case of our CEO when recommending an equity award to our Board, the Compensation Committee considers each executive’s level of experience and expertise and overall value to us, as well as how much vested and unvested equity he or she then holds.

The Compensation Committee has adopted a compensation philosophy that is intended to keep our executives’ target total cash compensation (base salary plus target APB Plan payouts) competitive with that of compensation for similarly situated executives at other companies (i) in our compensation peer group and (ii) included in the market salary surveys it reviews. Generally, where the Compensation Committee believes that the positions in the market match our internal roles, we view target total cash compensation as competitive when it falls within the 25th to 75th percentiles of the competitive market, dependent on the area of responsibility relative to product development, sales or support functions. The Compensation Committee believes that positioning target total cash compensation within this range of the market provides us a competitive position for attracting and retaining executives. However, the Compensation Committee bases its compensation decisions on the needs of our Company and an executive’s level of expertise, experience and marketability and will make exceptions to the above philosophy when it determines it is necessary. As a result, target total cash compensation for an executive may be outside of the reference range.

III.	Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee devotes significant time throughout the year to our executive compensation program to ensure that it aligns executive pay with corporate performance and incentivizes executives to pursue corporate strategic and financial goals that will create sustainable, long-term shareholder value.

The Compensation Committee reviews and approves compensation for all our executive officers, except the compensation of our CEO which is reviewed and approved by the non-employee directors on our Board, following recommendations from the Compensation Committee.

Individual Executive Compensation Assessment

In addition to market compensation data, the Compensation Committee considers the following information for each executive when determining his or her compensation:

•	current base salary, APB Plan target payouts, the accumulated value of unvested outstanding equity awards and other benefits; and

•	the CEO’s recommendation with respect to executives other than himself, the executive’s performance and the executive’s importance to the organization, among other things.

This information helps the Compensation Committee to understand the total compensation being delivered to executives and the long-term retentive elements in place for our executives.

Internal Pay Parity

While we do not maintain a formal policy regarding internal pay parity, it may be considered by the Compensation Committee as a factor when determining compensation.

Our CEO is compensated at a higher level than other executives because he has a significantly higher level of responsibility, accountability and experience. Mr. Tan also receives more of his target total direct compensation in the form of long-term, performance-based incentive compensation, as compared to the compensation of the other NEOs. Given Mr. Tan’s responsibility for our overall performance, our Board believes that compensating him at a higher level than our other executives and weighting his total compensation more heavily toward long-term, performance-based, incentive compensation is consistent with market practice, appropriately reflects his contributions and directly aligns his incentives with the interests of our shareholders.

Compensation Risk Oversight

While our Board has overall responsibility for risk oversight, each of the committees regularly assesses risk in connection with executing their responsibilities. The Compensation Committee reviews and discusses those risks that relate to our compensation policies and practices and it does not believe that our compensation policies encourage excessive or inappropriate risk taking.

Role of Compensation Consultant

In Fiscal Year 2016, Compensia, Inc. (“Compensia”) provided consulting services to the Compensation Committee, including the preparation of an assessment of executive compensation based on market compensation data. In addition, the Compensation Committee relied on Compensia for periodic updates on regulatory developments and market trends related to executive compensation matters. Compensia does not provide any other services to our Company other than advising the Compensation Committee on compensation-related matters.

The Compensation Committee has assessed the independence of Compensia pursuant to the six independence factors set forth in the SEC and Nasdaq rules. The Compensation Committee has concluded that Compensia is independent, as Compensia’s work for the Compensation Committee does not raise any conflict of interest.

IV.	Compensation Competitive Analysis

The Compensation Committee works with Compensia to create a meaningful compensation peer group for purposes of understanding competitive market practices. This peer group is evaluated annually in September for its appropriateness for comparative purposes only; the Compensation Committee does not benchmark any pay components, or total pay, to a specific percentile. However, we view compensation as competitive when it generally falls within the 25th to 75th percentile range relative to our compensation peer group. In the absence of relevant competitive data, the Compensation Committee reviews industry-based market compensation survey data as described below.

The compensation peer group approved by the Compensation Committee for Fiscal Year 2016 appears below. For Fiscal Year 2017, the peer group remains largely unchanged, with the exceptions of removing SanDisk Corporation, which was acquired by Western Digital Corporation, and EMC Corporation, which was acquired by Dell Inc. The following selection criteria were considered when developing our compensation peer group:

•	Revenues: comparability across annual revenue, generally 0.5 to 2.0 times that of Broadcom;

•	Market capitalization: market capitalizations that generally fall between 0.3 to 3.0 times that of Broadcom; and

•	Industry: companies in semiconductor-related and other technology-focused industries having a similar scale.

Fiscal Year 2016 Peer Group
Agilent Technologies, Inc.	eBay, Inc.	Micron Technology, Inc.	TE Connectivity Ltd.
Applied Materials, Inc.	Emerson Electric Company	QUALCOMM, Inc.	Texas Instruments, Inc.
Cisco Systems, Inc.	EMC Corporation	Oracle Corporation	Thermo Fisher Scientific, Inc.
Cognizant Technology Solutions Corporation	Intel Corporation	SanDisk Corporation	Western Digital Corporation
Corning, Inc.	Lam Research Corporation	Seagate Technology PLC

	Percentile	Revenue ($mm)(1)		Market Capitalization ($mm)(2)
Fiscal Year 2016 Peer Group	25th Median 75th	$10,437 $14,572 $24,032		$18,648 $32,900 $53,085
Broadcom Limited	AVGO	$14,756	*	$62,305	*
	Rank	50%*		79%*

(1) Represents publicly reported revenue for the trailing four quarters ended July 31, 2015.

(2) As of August 14, 2015, using publicly reported data available at such date.

* Represents the combined publicly reported revenue and market capitalization of Avago and BRCM.

Where the peer group data does not provide sufficient information for a particular executive position, the Compensation Committee reviews industry-based market compensation survey data (“market salary surveys”) from the following data sources:

•	Radford Global Technology Survey;

•	Radford Global Sales Survey; and

•	Mercer High Tech Salary Survey (Asia).

V.	Elements of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive program;

•	Equity incentive compensation, including performance-based awards;

•	Severance and change-in-control benefits; and

•	Limited perquisites and other personal benefits.

Base Salary

The Compensation Committee believes that a competitive base salary is an important element of our compensation program designed to attract, engage and retain key executives. Base salaries provide fixed, baseline compensation and are set at levels intended to reflect an executive’s level and scope of responsibility, to be within a competitive range for similar positions at the companies in our peer group or in the market salary surveys, where applicable, and internal pay parity between executives, where applicable. The base salaries of all our executives are reviewed annually by the Compensation Committee.

Our CEO makes recommendations to the Compensation Committee with respect to base salary adjustments for each executive (other than himself). The Compensation Committee reviews and considers many factors in determining annual adjustments to an executive’s base salary, including:

•	economic and business conditions and outlook;

•	individual performance throughout the prior fiscal year, including senior leadership ability and fiscal responsibility;

•	the actual pay rate of our executives as compared to market pay rates from the market data;

•	internal pay equity, where applicable; and

•	the other factors described above.

The Compensation Committee reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries. These factors include such measures as division or function performance against budget, achievement of divisional or functional goals, new product introductions and corporate strategy implementation.

On May 31, 2016, the Compensation Committee approved the following increases in base salaries for our NEOs to be effective July 1, 2016.

NEO	Title	Base Salary (USD) Effective July 1, 2015	Base Salary (USD) Effective July 1, 2016	% Change
Hock E. Tan	President and Chief Executive Officer	$968,000	$1,100,000	13.6%
Thomas H. Krause Jr.	Chief Financial Officer	$337,417	$371,158	10.0%
Charlie B. Kawwas, Ph.D.	Senior Vice President and Chief Sales Officer	$474,300	$488,529	3.0%
Henry Samueli, Ph.D.	Chief Technical Officer	$37,440	$100,000	167%
Bryan T. Ingram	Senior Vice President and General Manager, Wireless Semiconductor Division	$575,000	$592,250	3.0%

Historically, Dr. Samueli received a nominal base salary designed to satisfy various minimum wage requirements. However, in order to avoid having to minimally increase Dr. Samueli’s base salary each year to comply with such requirements, his base salary was increased to $100,000. Mr. Tan’s base salary increase followed by a review of his base salary as compared to the peer group, which reflects our increased size following the BRCM acquisition and moves his base salary closer to the peer group median. In connection with Mr. Krause’s appointment as CFO in October 2016, the Compensation Committee approved a further increase in Mr. Krause’s base salary from $371,158 to $400,000. Mr. Maslowski went on a leave of absence for health reasons effective March 24, 2016, and therefore was not considered for a base salary increase.

Annual Cash Incentive Program

The Compensation Committee believes that a significant portion of our executives’ target total direct compensation should be dependent upon performance. We have the APB Plan for all of our executives and a separate, similarly structured, plan for all other employees. The APB Plan is designed to encourage and motivate our CEO to achieve overall corporate goals and our other executives to achieve both corporate and divisional or functional goals, to drive positive contribution to our growth and performance.

Each NEO has a specified target bonus amount under the APB Plan expressed as a percentage of base salary, other than Dr. Samueli as he does not participate in our APB Plan. The structure of the APB Plan for Fiscal Year 2016 was substantially the same as for Fiscal Year 2015 and the NEOs’ bonus target percentages remained the same. Annual cash bonuses under the APB Plan are calculated as follows:

Potential Bonus Targets as a Percentage of Base Salary

NEO	APB Plan Target Bonus (as a % of base salary)
Hock E. Tan	150%
Thomas H. Krause Jr.	60%(1)
Charlie B. Kawwas, Ph.D.	75%
Bryan T. Ingram	100%
Anthony E. Maslowski	75%(2)

(1)	In connection with Mr. Krause’s appointment as CFO in October 2016, the Compensation Committee increased his target bonus percentage under the APB Plan from 60% of base salary to 75% of base salary, effective for Fiscal Year 2017.
(2)	A target bonus percentage and performance metrics were established for Mr. Maslowski under the APB Plan. However, due to his departure during the fiscal year, Mr. Maslowski was not entitled to receive a payout under the APB Plan for Fiscal Year 2016.

The Compensation Committee reviews the compensation market data as a point of reference in determining each executive’s bonus target percentage. In addition, the Compensation Committee sets, or in the case of our CEO, recommends to our Board for approval, target bonus percentages based on each executive’s experience in his or her role with us and the level of responsibility held by each executive, which the Compensation Committee believes directly correlates to his or her ability to influence corporate and operational results.

For Fiscal Year 2016, if an executive’s role or function changed during the fiscal year such that the applicable performance metrics were also changed, the executive’s performance-based bonus under the APB Plan was calculated on a pro-rated basis using the relevant metrics for the periods served in each capacity during the fiscal year. Beginning in Fiscal Year 2017, for executives who change roles or functions during the year, their performance for the entire fiscal year will be measured based on the metrics applicable to the role or function they are performing at the end of the fiscal year.

Bonuses under the APB Plan are payable to the NEOs in cash, with the exception of our CEO in certain circumstances. In the event our Board assigns our CEO an individual performance multiplier (discussed in more detail below) greater than 100%, it may elect to pay the difference between the dollar amount of our CEO’s actual bonus amount and the dollar amount of his bonus calculated using a performance factor of 100% in the form of an equity award under the 2009 Plan. The type and terms of any such equity award would be determined by our Board. Our Board believes that this feature allows it to further incentivize our CEO to focus on our mid- to long-term performance and to further provide for value creation for our shareholders, to more closely align the CEO’s interests with those of shareholders generally, as well as to provide additional retention incentive to the CEO.

Corporate Performance

The corporate performance measures for Fiscal Year 2016 were (i) non-GAAP revenue, which includes the effect of acquisition-related purchase accounting adjustments relating to licensing revenue and (ii) non-GAAP operating income as a percentage of non-GAAP revenue, adjusted to exclude the effects of provisions or accruals for anticipated payouts under the APB Plan, which would otherwise have the effect of reducing non-GAAP operating income margin, referred to as “non-GAAP operating margin”. The performance measures for Fiscal Year 2016 were established including three quarters of projected contributions from the acquired BRCM businesses, and each goal carried an equal weighting of 50% of the corporate performance component.

The target attainment level for non-GAAP revenue for Fiscal Year 2016 was set at $13,227 million, and the maximum attainment level was set at $13,491 million. The target attainment level for non-GAAP operating margin for Fiscal Year 2016 was set at 39.9%, and the maximum attainment level was set at 42%. These metrics were established by the Compensation Committee, based on the recommendation of management, and approved by our Board, and were designed to be difficult to attain and to require substantial effort by management to achieve.

In December 2016, the Compensation Committee and our Board determined that we achieved Fiscal Year 2016 non-GAAP revenue of $13,292 million, which was above the target level of performance but below maximum specified level of performance, and non-GAAP operating margin of 42.3%, which was above the maximum specified level of performance. The tables below show the non-GAAP revenue and non-GAAP operating margin actually achieved for Fiscal Year 2016 and used for the purposes of assessing attainment of the corporate goals under the APB Plan.

Fiscal 2016 Results Achieved

Fiscal Year 2016 Revenue Achieved (in millions)	Fiscal Year 2016 Licensing Revenue Achieved (in millions)	Fiscal Year 2016 Non-GAAP Revenue Achieved (in millions)
$13,240	$52	$13,292

Fiscal Year 2016	(in millions)	Provisions or Accruals for Anticipated Payouts Under APB Plan (in millions)	Adjusted Non-GAAP Operating Income (in millions)
Non-GAAP Operating Income achieved	$5,320(1)	$300	$5,620
Non-GAAP Operating Margin achieved			42.3%

(1) Non-GAAP operating income of $5,320 million for Fiscal Year 2016 is calculated from our consolidated audited financial statements in our 2016 Form 10-K by adding to our $409 million GAAP operating loss: $52 million related to the acquisition-related purchase accounting revenue adjustment, $1,185 million related to the acquisition-related purchase accounting effect on inventory, $2,636 million related to the amortization of acquisition-related intangibles ($763 million reported as amortization of intangible assets as part of cost of products sold and $1,873 million reported in amortization of intangible assets as part of operating expenses), $664 million related to share-based compensation expense ($48 million reported as part of cost of products sold and $616 million reported as part of operating expenses), $1,053 million related to restructuring charges ($57 million reported as part of cost of products sold and $996 million reported as part of operating expenses), and $139 million in acquisition-related costs ($1 million reported as part of cost of products sold and $138 million reported as part of operating expenses).

Fiscal Year 2016 Actual Performance

Corporate Performance Metric	Actual Fiscal Year 2016 Performance (in millions)	As a % of Target Attainment	Weight	Weighted Attainment
Non-GAAP Revenue	$13,292	112.3%	50%	56.2%
Non-GAAP Operating Margin	42.3%	150%	50%	75.0%
Total Attainment				131.2%

The Compensation Committee determines an executive’s divisional or functional performance percentage based on the achievement of specified goals by the division or function overseen by the executive. The Compensation Committee sets divisional or functional goals and their weightings annually, based on its assessment of the business requirements of the particular division or function to which the goals relate and the relative importance of the goals to the division or function. Each of the divisional or functional goals, and its respective weighting, for our NEOs that participated in the APB Plan is described in the table below. Each divisional or functional goal is set by the Compensation Committee to be difficult to attain and to require substantial effort on behalf of the division or function, and the executive in charge of the division or function, to achieve. In December 2016, the Board, with input from the Compensation Committee determined that the divisional or functional goals had been achieved at the levels set forth in the table below.

Fiscal Year 2016 Corporate, Divisional and Functional Performance Metrics, Attainment and Payout Amounts

Name	Bonus Target Percent	Fiscal Year 2016 Bonus Metric	Fiscal Year 2016 Bonus Metric Achievement	Fiscal Year 2016 Payout Amount in Dollars (USD) and as a Percentage of Base Salary Paid (1)
Hock E. Tan	150%	Non-GAAP Revenue (50%)	112%
President and Chief		Non-GAAP Operating Margin (50%)	150%
Executive Officer		Fiscal Year 2016 Attainment	131%	$2,970,774	295.1%
Thomas H. Krause Jr.	60%	Non-GAAP Revenue (50%)	112%
Vice President,		Non-GAAP Operating Margin (50%)	150%
Corporate Development		Pro-Rated Fiscal Year 2016 Attainment(2)	131%
Thomas H. Krause Jr.	60%	Non-GAAP Revenue (25%)	112%
Vice President and Chief		Non-GAAP Operating Margin (25%)	150%
Financial Officer		Direct Expenses (20%)(3)	120%
		Days Sales Outstanding (20%)(4)	83%
		Zero Audit Adjustments (10%)	150%
		Pro-Rated Fiscal Year 2016 Attainment(2)	121%
		Fiscal Year 2016 Attainment	125.1%	$312,924	90.1%
Charlie B. Kawwas, Ph.D.	75%	Non-GAAP Revenue (25%)	112%
Senior Vice President		Non-GAAP Operating Margin (25%)	150%
and Chief Sales Officer		Product Revenue (20%)	106%
		Design Wins (15%)	88%
		Direct Expenses (15%)(3)	120%
		Fiscal Year 2016 Attainment	118%	$549,885	114.9%
Bryan T. Ingram	100%	Non-GAAP Revenue (25%)	112%
Senior Vice President and General Manager, Wireless Semiconductor Division (“WSD”)		Non-GAAP Operating Margin (25%)	150%
		WSD Revenue (25%)	0%
		WSD Operating Margin (25%)	0%
		Fiscal Year 2016 Attainment	66%	$380,423	65.6%

(1)	Includes the quantitative effect of the individual’s applicable performance multiplier, discussed below.
(2)	Pro-rated attainment is calculated based on approximately five months of service as Vice President, Corporate Development and seven months of service in the CFO role.
(3)	Represents direct expenses of the division or function, as applicable.
(4)	Delta between Days Sales Outstanding and Days Payables Outstanding target for Fiscal Year 2016 was 18 days.

The performance metrics and weightings established for Mr. Maslowski were the same as set forth in the table above for Mr. Krause in his capacity as CFO. However, because Mr. Maslowski left the Company prior to the end of the fiscal year, his attainment of those metrics was not assessed and he did not receive a payout under the APB Plan.

Individual Performance

The final payouts under the APB Plan include the effect of each NEO’s applicable individual performance multiplier. Each individual NEO’s performance multiplier (other than the CEO’s) is approved by the

Compensation Committee based in part on the recommendations of our CEO for each executive (other than for himself) and by our Board in the case of our CEO with input from the Compensation Committee. In determining individual performance, the Compensation Committee also considers the requirements of the executive’s position, including the achievement of the divisional or functional goals, fiscal responsibility as determined by the Compensation Committee with input from our CEO, the executive’s senior leadership capability, and how each of these factors impacts the overall performance of the executive’s division or function. Based on their respective levels of performance and individual contribution, the Compensation Committee, or our Board in the case of our CEO, assigns each executive an individual performance multiplier of between 50% and 150%. Executives, who consistently meet or exceed the requirements of the position, as determined by the Compensation Committee, receive a bonus multiplier of between 100% and 150%. Executives who meet some, but not all, of the requirements of the position or for whom the Compensation Committee believes that improvement is needed will receive a bonus multiplier of between 50% and less than 100%. The Compensation Committee, or our Board in the case of our CEO, may adjust our executives’ individual performance multiplier upwards or downwards in its sole discretion, based on any criteria it determines appropriate.

For Fiscal Year 2016, our Board, based upon the recommendations of the Compensation Committee, determined that Mr. Tan should receive a performance multiplier of 150% in recognition of his successful acquisition strategy and strategic decision making, the successful progression of the integration of BRCM, cash generation and shareholder value creation during Fiscal Year 2016, in addition to strong revenue growth and non-GAAP operating profitability for the fiscal year. Mr. Tan’s bonus payout amount under the APB Plan for Fiscal Year 2016 was $2,970,774. However, our Board determined that it would pay $1,980,516 of that amount, which represents his payout based on a performance multiplier of 100%, in cash, and deliver the remaining $990,258 in the form of a time-based vesting RSU award of 6,010 RSUs granted effective December 15, 2016 (with the number of RSUs calculated based on a closing share price of $164.76 on December 6, 2016, the day prior to the date on which the award was approved by our Board), which vests 25% annually subject to continued service on each vesting date). The Compensation Committee with input from our CEO (other than with respect to himself), determined that each of our other NEOs should receive an individual performance multiplier of between 100% and 150% based on these individuals’ respective contributions towards these achievements and their respective divisional or functional achievements.

Discretionary Bonuses

Each year, the Compensation Committee may supplement the performance-based cash incentive plan awards earned by our NEOs with discretionary bonuses that are awarded based on our CEO’s recommendations, other than with respect to himself, and the Compensation Committee’s assessment of individual contributions. Mr. Krause received a $200,000 discretionary cash bonus due to his service as acting CFO for a portion of the year and his contributions to the integration of BRCM.

Equity Incentive Compensation

Our equity awards provide a long-term retention tool for our executives and are intended to reflect the value we place on their contribution to our Company. The philosophy behind equity awards is to provide the executive with a strong incentive to remain with, and build value in, us over an extended period of time. The Compensation Committee believes that a combination of service-based and performance-based equity awards balances promoting long-term retention of executives by providing an element of certainty of value from service-based awards, with motivating the executive to improve performance and maximize our share price, thereby more closely aligning executives’ interests with those of our shareholders generally, through the performance-based awards.

The Compensation Committee approves all equity awards granted to our executive officers, other than our CEO whose equity awards are approved by our Board. In making initial and subsequent equity awards, the Compensation Committee takes into consideration the executive’s position and level, past equity awards, other compensation and the value the executive brings to our Company based on his or her technical experience, expertise and leadership capabilities. The Compensation Committee also reviews annually the amount of vested and unvested equity that an executive holds and the fair market value of the unvested equity compared to the executive’s base salary.

Fiscal Year 2016 Mix of Equity Incentive Awards

We grant equity awards to our executives annually, typically in March of each year, and which are generally awarded under the 2009 Plan. Consistent with its philosophy behind equity awards and the considerations in Fiscal Year 2016, the Compensation Committee granted equity awards to our executives (other than the CEO) that were 50% service-based and 50% performance-based. The service-based awards vest over four years, with 25% vesting annually, subject to the executive’s continued service on the vesting dates. The performance-based awards are also scheduled to vest over four-years at the rate of 25% annually, but are also subject to the satisfaction of the applicable share-price performance criteria within that four-year period, discussed in more detail below under “–Fiscal Year 2016 Performance-Based Restricted Share Units”, and subject to the executive’s continued service on the vesting dates.

Fiscal Year 2016 Equity Grants to NEOs other than the CEO

		March 2016
NEO	December 2015 Service-Based RSUs (Number of Shares)(1)	Service-Based RSUs (Number of Shares)	Performance-Based RSUs (Number of Shares)
Thomas H. Krause Jr.(2)	-	10,000	10,000
Charlie B. Kawwas, Ph.D.	3,000	15,000	15,000
Henry Samueli, Ph.D.	-	11,588(3)	11,588(3)
Bryan T. Ingram	4,000	10,000	10,000
Anthony E. Maslowski	3,000	13,000	13,000

(1)	In December 2015, the Compensation Committee granted service-based RSU awards to certain executives in recognition of an increase in their responsibilities as a result of planning for the then-pending acquisition of BRCM, and to provide additional retention incentives to these executives. These service-based RSU awards vest at the rate of 25% per year, subject to continued service on each vesting date.
(2)	In connection with Mr. Krause’s appointment as CFO in October 2016, the Compensation Committee also awarded Mr. Krause 10,000 service-based RSUs and 10,000 PRSUs with an effective grant date of November 15, 2016, after the end of Fiscal Year 2016, and which are not included in the table. The service-based RSUs vest at the rate of 25% per year, subject to continued service on each vesting date. The PRSUs are scheduled to vest over four years at the rate of 25% annually, subject to the satisfaction of the applicable share-price performance condition, discussed in more detail below under “– Fiscal Year 2016 Performance-Based Restricted Share Units”, and subject to continued service on each vesting date.
(3)	Granted under the BRCM 2012 Stock Incentive Plan (the “2012 Plan”).

Fiscal Year 2016 Performance-Based Restricted Share Units

The PRSUs awarded to executives other than the CEO are scheduled to vest over a four-year period at the rate of 25% per year, but are not earned, and will not vest, unless and until the date on which the average of the closing prices of our ordinary shares (as reported on the Nasdaq Global Select Market), over a period of 20 consecutive trading days is equal to or greater than 120% of the closing price of our ordinary shares on the date of grant, and subject to the executive remaining employed with us through the relevant vesting dates. On the March 15, 2016 grant date, the closing price per share of our ordinary shares was $148.47 per share; 120% of this price is $178.164 per share.

If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the PRSUs have the potential to vest (assuming continued service). In addition, any PRSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency is met will vest on or shortly after the date on which the share price contingency is met. If the share price contingency is not met by the earlier of the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the PRSUs will not vest and the award will expire or immediately terminate, as applicable.

CEO Equity Award

On June 15, 2016, our Board approved Mr. Tan’s 2016 Grant, consisting of 80,000 PRSUs. The 2016 Grant is intended to incentivize Mr. Tan to lead us to sustained, superior financial and operational performance.

In designing the award, our Board took into consideration the shareholder feedback we previously received regarding Mr. Tan’s last equity award in 2013 (the “2013 Grant”). During the Compensation Committee chair’s shareholder outreach efforts at the time of the 2013 Grant, our shareholders provided positive feedback regarding the grant and its design; however, some indicated a preference for a performance metric based on our relative performance as compared to our peers in addition to the absolute share price increase metric. Our Board considered this feedback and included a relative TSR performance metric in the 2016 Grant. We believe that the design of the 2016 Grant emphasizes sustainable shareholder value creation and strengthens the link between pay and performance as it aligns payouts more directly with performance metrics that increase shareholder value and drives our performance. Further, given that Mr. Tan had not received a long-term incentive award since the 2013 Grant, the 2016 Grant served as an effective method to retain and motivate Mr. Tan, who has played a key role in our exceptional performance since he joined in 2006. Our Board currently expects that future annual equity awards to Mr. Tan will be on terms substantially similar to those of the 2016 Grant.

Pursuant to the terms of the 2016 Grant, Mr. Tan is eligible to earn up to a maximum of 240,000 ordinary shares based on the level of performance achieved, both based on our relative TSR as compared to the S&P Index companies, and our absolute share price performance over a period of three years from the grant date (the “performance period”). Our relative TSR performance will be determined by comparing our TSR performance with the TSR of companies in the S&P Index, as measured at the end of the performance period; and the change in our share price over the performance period. Our share price growth will be determined by dividing the trailing 90 day average of the per share closing prices, as quoted on the Nasdaq Global Select Market (the “average market value”), of our shares on the last day of the performance period by the average market value of our shares on the grant date, expressed as a percentage (the “Share Price Growth”).

The final number of ordinary shares earned will be determined by multiplying the number of PRSUs granted at the target performance level by an achievement factor (the “Achievement Factor”). The Achievement Factor will be calculated by multiplying the applicable TSR Performance Multiplier (determined based on relative TSR) by the applicable Share Price Growth Multiplier (determined based on Share Price Growth). No ordinary shares will be earned if we do not achieve the minimum relative performance goal (relative TSR at the 25th percentile of the S&P Index).

At the end of the performance period, the Achievement Factor will be determined as follows:

Relative TSR	TSR Performance Multiplier (1)	Share Price Growth (2)	Share Price Growth Multiplier	Achievement Factor (TSR Performance Multiplier x Share Price Growth Multiplier)	Number of Shares to be Delivered Pursuant to Award (Achievement Factor x 80,000)
At or above 90th Percentile of the S&P Index	200%	≥130%	1.5	3	240,000
At the 75th Percentile of the S&P Index	150%	≥130%	1.5	2.25	180,000
At or above 90th Percentile of the S&P Index	200%	<130%	1	2	160,000
At the 75th Percentile of the S&P Index	150%	<130%	1	1.5	120,000
At the 50th Percentile of the S&P Index	100%	-	1	1	80,000
At the 25th Percentile of the S&P Index	50%	-	1	0.5	40,000
Below the 25th Percentile of the S&P Index	0%	-	1	0	0

(1)	If the Relative TSR is between two of the levels set forth in the table above, the TSR Performance Multiplier will be determined using liner interpolation. However, no ordinary shares will be issued pursuant to the 2016 Grant, and the vested PRSUs will be cancelled and the 2016 Grant terminated, if the Relative TSR is at less than the 25th percentile. In addition, in no event can more than 240,000 ordinary shares be issued pursuant to the 2016 Grant.
(2)	Based on a grant date average market value of an ordinary share of $152.2390, 130% Share Price Growth would be achieved if the average market value of an ordinary share at the end of the performance period were $197.9107.

VI.	Additional Compensation Practices and Policies

Executive Share Ownership Guidelines

Based on competitive market data and after consultation with Compensia, the Compensation Committee has set the following executive stock ownership guidelines:

Position	Required Salary Multiple
CEO	3x base salary
All other executive officers	1x base salary

Our executive officers, including the CEO, are expected to satisfy the applicable guidelines by August 28, 2017 or within five years of the date on which they become an executive officer, whichever is later, and to hold at least such minimum value in ordinary shares for so long as he or she is an executive officer.

Shares held in a trust or other estate-planning vehicle established by an executive officer, which continue to be beneficially owned by such executive officer under SEC rules, count toward the executive officer achieving the applicable guideline level of share ownership. Vested and exercisable option awards held by an executive officer count toward achieving the applicable guideline level of share ownership at a rate of 50%, i.e. two vested option shares will count as one ordinary share. Outstanding service-based RSUs and outstanding PRSUs for which the performance criteria have been met count toward achieving the applicable guideline level of share ownership at a rate of 100%.

As of February 8, 2017, all of our executive officers had achieved their guideline level of share ownership, as reflected above.

The Compensation Committee may, in its discretion, determine whether exceptions should be made in the case of any executive officer who, due to his or her financial circumstances or other special circumstances, would incur a hardship by complying with these share ownership guidelines.

Hedging and Pledging Prohibitions

A core element of our compensation philosophy is to align the interests of our executive officers with those of our shareholders by providing appropriate long-term incentives. In furtherance of this philosophy, our insider trading policy prohibits our executives from hedging or pledging our securities or trading in derivative securities related to our securities.

Employee Stock Purchase Plan

Executives employed by our participating subsidiaries, including all of our NEOs, may also participate in our Employee Share Purchase Plan (“ESPP”). The ESPP provides eligible employees with the opportunity to acquire our ordinary shares through periodic payroll deductions, at a 15% discounted price, based on a six-month “look-back” period. The ESPP is structured in the U.S. as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code. The ESPP requires participants to hold shares for a minimum of six months after any purchase date, unless they cease to be eligible to participate in the ESPP in which case the shares become freely tradable, subject to our applicable securities laws and our insider trading policy.

Severance and Change-in-Control Benefits

The Compensation Committee believes that change in control and severance arrangements are important parts of the overall compensation program for our NEOs. Change in control provisions help to secure the continued employment and dedication of our executive officers, to reduce any concern that they might have regarding their own continued employment prior to or following a change in control of our Company, and to promote a continuity of management during a corporate transaction. Severance arrangements provide a stable work environment and are used primarily to attract, retain and motivate individuals with the requisite experience and ability to drive our success.

Each of our NEOs, with the exception of Dr. Samueli, is eligible for severance and change-in-control payments and benefits under his or her respective severance benefits agreement with us. The Compensation Committee provides such payments and benefits to these NEOs based on its review of severance practices at the companies in our compensation peer group and as the result of arms’ length negotiations at the time our NEOs enter into employment with us, when they are requested to take on additional responsibilities, or from time to time if deemed necessary or desirable to achieve parity with other NEOs or otherwise.

These NEOs are entitled to severance and other benefits upon termination of employment without “cause” or for “good reason” (as each of those terms is defined in the agreement) or in the event of death or disability. The severance benefits agreements generally provide for continued base salary (12 months in the case of Mr. Tan and 9 months in the case of the other eligible NEOs), bonus (100% in the case of Mr. Tan and 50% in the case of each other eligible NEO) and, other than in the case of Mr. Tan, health benefits continuation coverage (for 6 months) upon a termination of employment without cause or for good reason or a termination in the event of death or disability (a “qualifying termination”). In the event of a qualifying termination within 12 months following a change in control of the Company (or in the case of Mr. Tan, three months before or 12 months following such a change in control) (a “CIC qualifying termination”), the severance benefits agreements generally provide for continued base salary (24 months in the case of Mr. Tan and 12 months in the case of the other eligible NEOs), bonus (200% in the case of Mr. Tan and 100% in the case of each other eligible NEO) and, other than in the case of Mr. Tan, health benefits continuation coverage (for 12 months). In the event of a CIC qualifying termination, the agreements also provide for acceleration of all time-vesting equity awards and acceleration of performance-based equity awards based on actual performance. Vesting of the equity awards held by these NEOs will only accelerate following a qualifying termination of employment if in connection with a change in control of the Company, which is commonly referred to as a “double trigger” provision. We believe our double trigger change of control arrangement protects shareholder value by allowing us the opportunity to deliver a motivated management team to any potential acquirer. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, due to the possibility that they would lose potential value of their unvested equity compensation upon an acquisition.

For a summary of the material terms and conditions of these arrangements, as well as the post-employment payments and benefits which the NEOs are eligible to receive, see “Severance and Change of Control Agreements with Named Executive Officers; Death and Disability Policy; Employment Arrangements” below.

Separation Agreement – Mr. Maslowski

Mr. Maslowski, our former Senior Vice President and CFO, ceased to be employed with us effective October 14, 2016. Pursuant to the terms of his Separation Agreement, dated October 14, 2016, Mr. Maslowski is entitled to the following severance payments and other benefits:

•	continued payment of his base salary for a period of nine months following the date of his separation;

•	50% of the lesser of (i) his actual cash bonus for Fiscal Year 2015 and (ii) his target cash bonus for Fiscal Year 2015; and

•	continued company-paid healthcare coverage under COBRA for him and his covered dependents for up to six months following his date of separation,

all of which are consistent with the benefits provided pursuant to Mr. Maslowski’s severance agreement with us, dated as of January 24, 2014.

Additionally, pursuant to the terms of the Separation Agreement (and consistent with the benefits provided under our Death and Disability Policy), each of Mr. Maslowski’s outstanding and unvested equity and equity-linked awards that, as of October 14, 2016, were subject to vesting solely based upon his continued service with our Company, automatically vested and, if applicable, any forfeiture restrictions thereon immediately lapsed, in each case, with respect to one-hundred percent (100%) of that number of unvested ordinary shares underlying such equity award. For a summary of the payments and benefits that he received, see “Severance and Change of Control Agreements with Named Executive Officers: Death and Disability Policy; Employment Arrangements” below.

Employment Offer Letter – Dr. Samueli

In connection with the acquisition of BRCM, we entered into an offer letter dated February 2, 2016, with Dr. Samueli, who was appointed our Chief Technical Officer. Pursuant to his offer letter, Dr. Samueli receives a nominal salary and does not participate in the APB Plan. As provided for this offer letter Dr. Samueli was also granted an RSU award, effective March 15, 2016, with a grant date value of $3 million, half of which consists of service-based vesting RSUs and half of which are PRSUs, as discussed in more detail under “– Fiscal Year 2016 Equity Grants to NEOs other than the CEO” and “– Fiscal Year 2016 Performance-Based Restricted Share Units” above.

Other Compensation

The Compensation Committee provides perquisites and other personal benefits to our executives on a case-by-case basis. Typically, the Compensation Committee will provide a perquisite to an executive in limited circumstances, such as where it believes that such benefit is appropriate to assist an individual executive in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes. In Fiscal Year 2016, Mr. Tan received reimbursement for travel to his residence in Pennsylvania and a car service for business-related travel in the San-Francisco Bay Area, both of which were approved by our Board.

Section 162(m) Tax Considerations

While the Compensation Committee and our Board generally consider the accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, the Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), referred to as “covered employees”, unless compensation is “qualified performance-based compensation.” The Compensation Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, the Compensation Committee will continue to evaluate the effects of the Section 162(m) and related U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation payable to a covered employee must be deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for determining executive base compensation and incentive compensation and approving the terms of equity grants pursuant to our equity incentive plans. The Chief Executive Officer’s compensation is determined by the full Board, with input and recommendations from the Compensation Committee. The Compensation Committee has reviewed and discussed with members of management the Compensation Discussion and Analysis section included in this proxy statement, as required by Item 402(b) of Regulation S-K. Based upon such review and related discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for its 2017 Annual General Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Donald Macleod, Chairperson

James V. Diller

Lewis C. Eggebrecht

Eddy W. Hartenstein

EXECUTIVE COMPENSATION

Fiscal Year 2016 Summary Compensation Table

The following table sets forth information about compensation earned by our NEOs during Fiscal Year 2016, Fiscal Year 2015 and Fiscal Year 2014. Our NEOs consist of our CEO, our CFO, and each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2016, as well as our former CFO.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Hock E. Tan	2016	1,011,662	—		21,656,268	(4)	—		1,980,516	(5)	43,601	(6)	24,692,047
President and Chief Executive Officer	2015	910,461	—		—		—		3,061,384		53,923		4,025,768
	2014	827,692	—		—		14,483,625		1,855,385		35,894		17,202,596

Thomas H. Krause Jr.(7) Vice President and Chief Financial Officer	2016	349,687	200,000	(8)	2,574,300	(9)	—		312,924		15,900	(10)	3,452,811

Charlie B. Kawwas, Ph.D.	2016	479,007	—		4,273,410		—		549,885		20,278	(10)	5,322,580
Senior Vice President and Chief Sales Officer	2015	424,284	300,000		3,256,875		—		670,326		224,596		4,876,081

Henry Samueli, Ph.D.(11) Chief Technical Officer	2016	48,773	—		2,983,099		—		—		—		3,031,872
Bryan T. Ingram	2016	580,706	—		3,123,580		—		380,423		15,900	(10)	4,100,609
Senior Vice President and General Manager, Wireless Semiconductor Division	2015	542,308	—		6,014,925		—		810,577		15,900		7,383,710
	2014	508,654	—		4,961,600		5,355,000		761,539		15,600		11,602,393

Anthony Maslowski	2016	185,315	—		8,323,839	(12)	6,565,711	(13)	—		503,102	(14)	15,577,967
Former Senior Vice President and Chief Financial Officer	2015	418,005	—		3,550,275		—		580,444		15,900		4,564,624
	2014	396,750	—		1,033,687		1,115,625		445,500		16,749		3,008,311

(1)	Represents the grant date fair value of RSUs awarded, determined in accordance with ASC 718. The amounts for Fiscal Year 2016 consist of grant date fair value of PRSU awards and service-based RSU awards. Except as otherwise noted, these awards are scheduled to vest at the rate of 25% per year subject to continued service through the relevant vesting dates, but in the case of the PRSUs will only vest once a share price contingency (set at the grant date) is met. Since the awards, other than respect to Mr. Tan’s award, do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values presented in this table. The amount presented in this table for Mr. Tan represents the grant date fair value assuming achievement of the highest level of performance conditions. The amounts in this column do not reflect compensation actually received by the NEOs or the actual value that will be recognized by the NEO. For a discussion of valuation assumptions used in the calculation, see Note 9 to the Consolidated Financial Statements included in Part II, Item 8 of our 2016 Form 10-K.

(2)	Represents the grant date fair value of options granted, determined in accordance with ASC 718. The amounts shown represent the grant date fair values of performance-based option awards. The single performance measure that determines the number of ordinary shares subject to the options to be earned is our share price, which is a market condition as defined under ASC 718. The performance-based option awards vest at the rate of 25% per year, subject to continued service through the relevant vesting dates, but only become exercisable once the share price contingency (set at the grant date) is met. Since these awards do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values presented in the table above. The amounts in this column do not reflect compensation actually received by the NEO or the actual value that will be recognized by the NEO. For a discussion of valuation assumptions used in the calculation, see Note 9 to the Consolidated Financial Statements included in Part II, Item 8 of our 2016 Form 10-K.

(3)	Represents amounts paid for under the APB Plan for each fiscal year.

(4)

Includes Mr. Tan’s PRSU award granted on June 15, 2016 under the 2009 Plan, which will vest in full on the third anniversary of grant date subject to continued employment with us through the performance period and subject to the achievement of specified performance goals over the specified performance period, as determined by our Board within 60 days following the end of performance period. Please see description of the PRSU award in “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Incentive Compensation—CEO Equity Award” above. Also includes Mr. Tan’s service-based RSU award granted on December 15, 2016, in respect of a portion of his Fiscal Year 2016 APB Plan payout amount. See footnote (5) for additional information.

(5)	Represents the portion of Mr. Tan’s Fiscal Year 2016 APB Plan payout amount paid in cash. Mr. Tan’s total APB Plan payout amount for Fiscal Year 2016 was $2,970,774. However, our Board determined that it would pay $1,980,516 of that amount, which represents his payout based on a performance multiplier of 100%, in cash, and deliver the remaining $990,258 in the form of a service-based RSU award. Please “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Program” above for additional details.

(6)	Represents $20,990 in expense reimbursements for travel to Mr. Tan’s residence in Pennsylvania, $15,900 401(k) employer matching contribution and $6,711 for car service.

(7)	Mr. Krause was appointed acting CFO and principal financial officer on March 24, 2016 and as CFO on October 17, 2016.

(8)	Represents a discretionary cash bonus paid to Mr. Krause due to his service as acting CFO and his contributions to the integration of BRCM.

(9)	Does not include an RSU award for Mr. Krause approved by the Compensation Committee on October 17, 2016, in connection with his appointment as CFO. The effective grant date of the award was November 15, 2016, which was after the end of Fiscal Year 2016. The award consists of 10,000 service-based vesting RSUs and 10,000 PRSUs. The service-based RSUs vest at the rate of 25% per year, subject to continued service through the relevant vesting dates. The PRSUs are scheduled to vest over four years at the rate of 25% annually, subject to the satisfaction of the applicable share-price performance condition and continued service through the relevant vesting dates.

(10)	Represents 401(k) employer matching contributions.

(11)	Dr. Samueli was appointed Chief Technical Officer on February 1, 2016.

(12)	Includes the incremental fair value of $4,565,289 associated with the acceleration of the vesting of service-based RSU awards on October 14, 2016 in connection with the termination of Mr. Maslowski’s employment.

(13)	Represents the incremental fair value associated with the acceleration of the vesting of service-based option awards on October 14, 2016 in connection with the termination of Mr. Maslowski’s employment.

(14)	Mr. Maslowski’s employment ended effective October 14, 2016. This represents severance payments of $481,950, the value of six months of company-paid COBRA benefits of $13,045, and $8,107 401(k) employer matching contribution.

Fiscal Year 2016 Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of plan-based awards during Fiscal Year 2016 to each of our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)						All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Approval Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Hock E. Tan			188,735	1,509,877	3,397,223
	06/15/2016	06/15/2016				—	(6)	80,000	(6)	240,000	(6)					20,574,408
	12/07/2016	12/15/2016										6,010	(7)			1,081,860
Thomas H. Krause Jr.(8)			5,209	208,368	468,828
	03/01/2016	03/15/2016										10,000				1,420,200
	03/01/2016	03/15/2016						10,000								1,154,100
Charlie B. Kawwas, Ph.D.			13,457	358,844	807,400
	12/07/2015	12/15/2015										3,000				411,960
	03/01/2016	03/15/2016										15,000				2,130,300
	03/01/2016	03/15/2016						15,000								1,731,150
Henry Samueli, Ph.D.	03/01/2016	03/15/2016										11,588				1,645,728
	03/01/2016	03/15/2016						11,588								1,337,371
Bryan T. Ingram			36,253	580,042	1,305,095
	12/07/2015	12/15/2015										4,000				549,280
	03/01/2016	03/15/2016										10,000				1,420,200
	03/01/2016	03/15/2016						10,000								1,154,100
Anthony E. Maslowski	12/07/2015	10/14/2016										3,000				510,270	(9)
	03/01/2016	10/14/2016										13,000				2,211,170	(10)
	03/01/2016	03/15/2016						13,000								1,500,330
	10/14/2016	10/14/2016												15,000	35.42	1,812,471	(11)
	10/14/2016	10/14/2016												22,500	39.22	2,620,618	(11)
	10/14/2016	10/14/2016												25,000	61.97	2,132,621	(11)
	10/14/2016	10/14/2016										5,000				673,200	(11)
	10/14/2016	10/14/2016										7,500				981,300	(11)
	10/14/2016	10/14/2016										8,333				900,547	(11)
	10/14/2016	10/14/2016										2,250				162,653	(11)
	10/14/2016	10/14/2016										11,250				571,163	(11)
	10/14/2016	10/14/2016										11,250				813,206	(11)

(1)	The approval date represents the date on which the award was approved by the Compensation Committee or our Board, as applicable. The grant date is the date on which the award became effective.
(2)

Represents estimated potential payouts under the APB Plan for Fiscal Year 2016. Target bonus amount for Fiscal Year 2016 for Mr. Tan was 150%, Mr. Krause, 60%, Dr. Kawwas, 75% and Mr. Ingram, 100% of their respective base salaries. The threshold amount for Mr. Tan was 12.5% of his target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for Mr. Krause was 2.5% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 10% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for Dr. Kawwas was 3.75% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 15% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for Mr. Ingram was 6.25% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 25% of the target for such goal and with the individual performance multiplier set at target 50%. The maximum bonus payable was 225% of the target bonus amount for Mr. Tan, which assumes maximum (150%) performance for each corporate goal and with the individual performance multiplier set at 150%. The maximum bonus payable was 225% of the target bonus amount for Messrs. Krause and Ingram and Dr. Kawwas, which assumes maximum (150%) performance for each corporate goal and (150%) for each divisional or functional goal and with the maximum individual performance multiplier set at 150%. Mr. Maslowski was not eligible to receive a payout under the APB Plan for Fiscal Year 2016 due to his termination effective October 14, 2016.
(3)	Represents PRSUs granted under the 2009 Plan or, in the case of Dr. Samueli, under the 2012 Plan, which are scheduled to vest at the rate of 25% per year, subject to the satisfaction of a share price contingency (set at the grant date) and continued service through the relevant vesting dates. The share price contingency provides that the PRSUs will vest only if the average closing price per share of our ordinary shares over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of an ordinary share on the grant date. If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the PRSUs have the potential to vest (assuming continued service), and any PRSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency was met will vest on or shortly after the date the share price contingency is met. If the share price contingency is not met by the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the PRSUs will not vest and will expire or immediately terminate, as applicable. As a result, the threshold, target and maximum amounts are the same. The share-price contingency for these PRSUs had not been met as at the end of Fiscal Year 2016.
(4)	The awards shown in this column are service-based RSU awards granted under the 2009 Plan or, in the case of Dr. Samueli, under the 2012 Plan. These awards vest at the rate of 25% per year, subject to the executive remaining employed by us through the relevant vesting date.
(5)	Represents the grant date fair value of the equity awards, as determined in accordance with ASC 718. For a discussion of the valuation assumptions used in the calculations, see Note 9 to the Consolidated Financial Statements included in Part II, Item 8 of our 2016 Form 10-K.
(6)	Represents PRSUs granted to Mr. Tan under the 2009 Plan, which shall vest in full on the third anniversary of grant date subject to continued employment with us through such date and subject to the achievement of specified performance goals over the Performance Period, as determined by our Board within 60 days following the end of Performance Period. Our Board shall determine the achievement of two factors (i) our relative TSR compared to the S&P Index over the performance period and (ii) share price growth over the performance period, based on 90-day trailing average prices at the start and end of the performance period. Based upon the level of performance achieved, a maximum of 240,000 shares may be awarded under this award. If the minimum performance criterion is not met, no shares will be issued under this award and it will be cancelled.
(7)	Represents an award granted to Mr. Tan in respect of a portion of his Fiscal Year 2016 APB Plan bonus payout amount. Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Program” above for additional details.
(8)	Table does not include an RSU award for Mr. Krause approved by the Compensation Committee on October 17, 2016 in connection with his appointment as CFO. The effective grant date of the award was November 15, 2016, which was after the end of Fiscal Year 2016.
(9)	Includes the incremental fair value of $98,310 associated with the acceleration of the equity award on October 14, 2016.
(10)	Includes the incremental fair value of $364,910 associated with the acceleration of the equity award on October 14, 2016.
(11)	Represents the incremental fair value associated with the acceleration of the equity award on October 14, 2016.

Fiscal Year 2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information about share options and share awards outstanding on October 30, 2016, the last day of Fiscal Year 2016, held by each of our NEOs.

		Option Awards					Restricted Share Unit Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Units of Stock (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Hock E. Tan	03/08/2011	200,000			32.39	03/07/2018
	11/26/2012						6,250	(3)	1,058,438
	03/12/2013	87,500	43,750	(4)	35.45	03/11/2020	14,583	(5)	2,469,631
	09/13/2013	1,110,416	437,500	(6)	38.99	09/12/2020
	01/02/2014	375,000	375,000	(6)	52.65	01/01/2021
	06/15/2016									240,000	(7)	20,574,408
Thomas H. Krause Jr.	03/12/2013		6,000	(4)	35.45	03/11/2020	2,000	(5)	338,700
	03/11/2014		45,000	(4)	62.02	03/10/2021	15,000	(5)	2,540,250
	03/15/2015						7,500	(5)	1,270,125
	03/15/2015						7,500	(8)	1,270,125
	03/15/2016						10,000	(5)	1,693,500	10,000	(9)	1,693,500
Charlie B. Kawwas, Ph.D.	03/01/2013		3,668	(10)	38.92	03/1/2020	1,245	(11)	210,841
	03/01/2014		5,662	(10)	62.63	03/1/2021	5,718	(11)	968,343
	03/01/2014						4,398	(12)	744,801
	06/10/2014	30,000	60,000	(4)	71.86	06/09/2021	20,000	(5)	3,387,000
	03/15/2015						11,250	(5)	1,905,188
	03/15/2015						11,250	(8)	1,905,188
	12/15/2015						3,000	(5)	508,050
	03/15/2016						15,000	(5)	2,540,250	15,000	(9)	2,540,250
Henry Samueli, Ph.D.	02/14/2013						9,180	(13)	1,554,633
	02/20/2014						34,824	(14)	5,897,444
	02/19/2015						61,353	(15)	10,390,131
	01/25/2016						58,609	(16)	9,925,434
	01/25/2016						7,323	(17)	1,240,150
	03/15/2016						11,588	(5)	1,962,428	11,588	(9)	1,962,428
Bryan T. Ingram	03/12/2013		20,000	(4)	35.45	03/11/2020	6,666	(5)	1,128,887
	03/11/2014	12,000	120,000	(4)	62.02	03/10/2021	40,000	(5)	6,774,000
	12/09/2014						4,500	(5)	762,075
	03/15/2015						18,750	(5)	3,175,313
	03/15/2015						18,750	(8)	3,175,313
	12/15/2015						4,000	(5)	677,400
	03/15/2016						10,000	(5)	1,693,500	10,000	(9)	1,693,500
Anthony E. Maslowski	03/12/2013	15,000			35.45	10/14/2017
	09/11/2013	27,500			39.25	10/14/2017
	03/11/2014	30,000			62.02	10/14/2017

(1)	The awards shown in this column are awards granted under our 2009 Plan unless otherwise noted.

(2)	The amounts shown in this column represent the number of ordinary shares that have not vested multiplied by $169.35, the closing price of an ordinary share on October 28, 2016, the last trading day of Fiscal Year 2016.

(3)	This RSU vests in two installments of 50% each on approximately the third and fourth anniversaries of the grant date, subject to the executive’s continued employment with us.

(4)	This performance-based option vests at the rate of 25% of the shares subject thereto on each anniversary of the grant date, subject to the executive’s continued employment with us. This performance-based option is not exercisable until the date on which the average of the closing prices of our ordinary shares, over a 10 consecutive trading day period, is equal to or greater than 120% of the exercise price of the option. The exercisability condition for this option has been met.

(5)	This RSU vests in four annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with us.

(6)	This performance-based option vests at the rate of 25% of the shares subject thereto on each anniversary of the grant date, subject to the executive’s continued employment with us. This performance-based option will only become exercisable as to any tranche of 20% of the shares covered by the option if the share price target applicable to that tranche is met. In order for a share price target to be met, the average of the closing share prices of our ordinary shares, over a 30 consecutive trading day period, must be equal to or greater than the share price target. The share price targets range from $50.00 per share to $75.00 per share. All share price targets for this option have been met.

(7)	Represents PRSUs, which vest in full upon completion of the performance period, subject to continued employment with us and upon achievement of performance goals over the performance period, as determined by our Board within 60 days following the end of Performance Period. Our Board shall determine the achievement of two factors (i) relative TSR compared to the S&P Index over the performance period and (ii) share price growth over the performance period, based on 90-day trailing average prices at the start and end of the performance period. Based upon the level of performance achieved, a maximum of 240,000 shares may be awarded under this grant. If the minimum performance criterion is not met, no shares will be issued under this grant and the grant will be cancelled.

(8)	This PRSU is scheduled to vest at the rate of 25% a year, subject to the executive’s continued employment with us and satisfaction of the relevant performance criteria. No shares will vest until the average closing price per share of our ordinary shares over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of an ordinary share on the grant date. If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the PRSUs have the potential to vest (assuming continued service) and any PRSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency is met will vest on or shortly after the date the share price contingency is met. If the share price contingency is not met by the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the PRSUs will not vest and the award will expire or immediately terminate, as applicable. The vesting condition for this PRSU was met during Fiscal Year 2016.

(9)	This PRSU is scheduled to vest at the rate of 25% a year, subject to the executive’s continued employment with us and satisfaction of the relevant performance criteria. No shares will vest until the average closing price per share of our ordinary shares over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of an ordinary share on the grant date. If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the PRSUs have the potential to vest (assuming continued service) and any PRSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency is met will vest on or shortly after the date the share price contingency is met. If the share price contingency is not met by the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the PRSUs will not vest and the award will expire or immediately terminate, as applicable. The vesting condition for this PRSU had not been met as of the end of Fiscal Year 2016.

(10)	This option was assumed in connection with the acquisition of LSI and was issued under the LSI Corporation 2003 Equity Incentive Plan (the “LSI Plan”). This option vests in four annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with us.

(11)	This RSU was assumed in connection with the acquisition of LSI and was issued under the LSI Plan. This RSU vests in four annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with us.

(12)	This RSU was assumed in connection with the acquisition of LSI and was issued under the LSI Plan. This RSU vests 100% on April 1, 2017 subject to the executive’s continued employment with us.

(13)	This RSU was assumed in connection with the acquisition of BRCM on February 1, 2016 and was issued under the 2012 Plan. This RSU vested in equal quarterly installments, such that the RSU was fully vested on February 5, 2017, subject to the executive’s continued employment with us.

(14)	This RSU was assumed in connection with the acquisition of BRCM on February 1, 2016 and was issued under the 2012 Plan. This RSU vests in equal quarterly installments, such that the RSU will be fully vested on February 5, 2018, subject to the executive’s continued employment with us.

(15)	This RSU was assumed in connection with the acquisition of BRCM on February 1, 2016 and was issued under the 2012 Plan. This RSU vests in equal quarterly installments, such that the RSU will be fully vested on February 5, 2019, subject to the executive’s continued employment with us.

(16)	This RSU was assumed in connection with the acquisition of BRCM on February 1, 2016 and was issued under the 2012 Plan. This RSU vests in equal quarterly installments and such that the RSU will be fully vested on February 5, 2020, subject to the executive’s continued employment with us.

(17)	This RSU was assumed in connection with the acquisition of BRCM on February 1, 2016 and was issued under the 2012 Plan. This RSU vests in equal quarterly installments and such that the RSU will be fully vested on February 5, 2021, subject to the executive’s continued employment with us.

Fiscal Year 2016 Option Exercises and Stock Vested

The following table shows information regarding the exercise of options to purchase our ordinary shares and the vesting of RSUs during Fiscal Year 2016. Option award value is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the ordinary shares acquired on the date of exercise. RSU award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our ordinary shares, as reported on the Nasdaq Stock Market, on the date the RSUs vested. Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years of service by the executive and we do not consider it as part of an executive’s Fiscal Year 2016 compensation.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Release (#)	Value Realized on Vesting /Release ($)
Hock E. Tan	317,187	30,269,443	20,833	2,959,849
Thomas H. Krause Jr.	53,500	5,300,606	22,833	3,249,922
Charlie B. Kawwas, Ph.D.	20,380	1,786,560	24,881	3,846,833
Henry Samueli, Ph.D.	—	—	61,081	9,093,260
Bryan T. Ingram	80,000	8,200,277	40,667	5,844,933
Anthony E. Maslowski(1)	97,500	10,897,455	90,667	14,853,913

(1)	The amounts reflect the acceleration of unvested service-based options and RSUs in connection with his termination of service as a result of permanent disability.

Fiscal Year 2016 Non-Qualified Deferred Compensation Table

The following table sets forth information regarding contributions and earnings under the Avago Technologies U.S. Inc. Deferred Compensation Plan during Fiscal Year 2016, with respect to our NEOs who participated in this plan. This plan was terminated effective May 31, 2016 and all funds will be distributed to participants on June 1, 2017.

Name	Executive Contributions in Fiscal Year 2016 ($)(1)	Registrant Contributions in Fiscal Year 2016 ($)(1)	Aggregate Earnings in Fiscal Year 2016 ($)(2)	Aggregate Withdrawals / Distribution ($)	Aggregate Balance at October 30, 2016 ($)
Bryan T. Ingram	—	—	1,052	—	23,741
Anthony E. Maslowski	—	—	46,946	—	1,122,193

(1)

The Avago Technologies U.S. Inc. Deferred Compensation Plan is a non-qualified Plan under the Internal Revenue Code and is exempt from the reporting and fiduciary requirements of ERISA. The Deferred Compensation Plan is designed to allow the participants to defer a specified percentage of their base salary, commissions and/or bonuses in a manner similar to the way in which the Avago Technologies U.S. Inc. 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. In addition, we may make discretionary contributions to participant accounts. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of our employees who have an annual base salary plus targeted commissions of at least $175,000, which group includes each of our U.S. based NEOs. Amounts deferred by each participant pursuant to the Deferred Compensation Plan are held in a “rabbi” trust. The trust protects the assets from the effects of a change in management control or takeover, but not against insolvency for bankruptcy of the company. Amounts invested by each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds elected by a participant. Currently, the measurement funds consist of the following: Fidelity Retirement US Treasury Money Market Fund, MetWest Total Return Bond Fund Plan Class, Fidelity 500 Index Instl Prem. Class , Fidelity Contra Fund- Class K , Wells Fargo Advantage Discovery Fund Class Institutional Class, Vanguard Total Bond Mkt Inst., Vanguard Short-Term Bond

Index IS, Goldman Sachs Small Cap Value Fund Institutional, Fidelity Growth Co K, Vanguard Total International Stock Index Fund Signal Shares, Vanguard Target Inc., Vanguard Target 2010 Fund, Vanguard Target 2015, Vanguard 2020 Target 2020, Vanguard Target 2025, Vanguard Target 2030, Vanguard Target 2035, Vanguard Target 2040, Vanguard Target 2045, Vanguard Target 2050, Vanguard Target 2055, Vanguard Target 2060, Vanguard Tot Wld Stk Inv, Vanguard REIT Institutional, Vanguard Small Cap Index Institutional, Vanguard Mid-Cap Index ID PL, PIMCO High Yield Institutional, and AF Europac Growth R6. Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions occur in a lump sum upon death or total disability and in a lump sum or installments upon a participant’s choice of in service or separation of service. Distributions are also made in the event of a change in control of our Company.

(2)	Amounts reflected are not included in the “Fiscal Year 2016 Summary Compensation Table” because the earnings are not above-market. These amounts include dividends, interest and changes in market value.

Severance and Change of Control Agreements with Named Executive Officers; Death and Disability Policy; Employment Arrangements

Severance Benefit Agreements

Each of our NEOs, other than Dr. Samueli, is party to a severance benefits agreement with us. The severance benefit agreements provide each NEO with a severance payment in the event of the termination of the NEO’s employment without cause, because of death or permanent disability or a resignation by the NEO for “good reason” (“Covered Termination”), provided that the NEO timely executes a general release of all claims in our favor. If such a termination of employment takes place within 12 months following (or in the case of Mr. Tan, within three months prior to or 12 months following) a “change in control” (as defined in the severance benefit agreement), we must provide the NEO with:

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage	Equity Award Vesting Acceleration(2)
Hock E. Tan	24 months	200%	—	100%
Thomas H. Krause, Jr.	12 months	100%	12 months	100%
Charlie B. Kawwas, Ph.D.	12 months	100%	12 months	100%
Bryan T. Ingram	12 months	100%	12 months	100%
Anthony E. Maslowski	12 months	100%	12 months	100%

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.
(2)	Upon a qualifying termination of an NEO’s employment in connection with a change of control, the NEO will also receive full acceleration of all outstanding time-vesting equity awards, and acceleration of outstanding performance-based equity awards to the extent (i) the effective price per share paid by the acquirer meets or exceeds any share price contingency applicable to any share-price performance awards, and (ii) other performance goals have been deemed satisfied, in the discretion of the Board, based on Company performance through the date of the change in control, for all other types of performance-based awards.

If the NEO’s termination of employment takes place other than in connection with a change in control, we must provide the NEO with:

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage
Hock E. Tan	12 months	100%	—
Thomas H. Krause, Jr.	9 months	50%	6 months
Charlie B. Kawwas, Ph.D.	9 months	50%	6 months
Bryan T. Ingram	9 months	50%	6 months
Anthony E. Maslowski	9 months	50%	6 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.

The definition of “change of control” under the severance benefit agreements is the same as the definition of “change in control” under our 2009 Plan, which captures acquisitions of more than 50% of our voting shares by any person or group, as well as the sale of all or substantially all of our assets. Mr. Tan’s severance benefit agreement was approved by our shareholders, as required by Singapore law, at our 2014 Annual General Meeting of Shareholders.

The definition of “good reason” means any of the following: (A) a material reduction in the executive’s salary (other than as part of a broad salary reduction program instituted because we are in financial distress); (B) a substantial reduction in the executive’s duties and responsibilities; (C) the elimination or reduction of the executive’s eligibility to participate in our benefit programs that is inconsistent with the eligibility of our executive employees to participate therein; (D) we inform the executive of our intention to transfer the executive’s primary workplace to a location that is more than 50 miles from the location of the executive’s primary workplace as of such date; (E) our material breach of the severance benefits agreement that is not cured within sixty (60) days written notice thereof; and (F) any serious chronic mental or physical illness of the executive or a member of the executive’s family that requires the executive to terminate his or her employment because of substantial interference with the executive’s duties; provided, that at our request the executive provides us with a written physician’s statement confirming the existence of such mental or physical illness.

Policy on Acceleration of Executive Staff Equity Awards in the Event of Death or Disability

In September 2015, our Board approved the Death and Disability Policy. This policy was effective immediately upon adoption, and provides for the full acceleration upon an executive’s death or permanent disability of his or her outstanding and unvested equity awards that would otherwise vest solely based on the executive’s continued service, including performance-based equity awards for which the performance criteria have been met as of such date. The Death and Disability Policy applies in the event of the death or permanent disability, of (i) any officer of our Company, as such term is defined in Exchange Act Rule 16a-1, and (ii) any member of our CEO’s executive staff, including the NEOs, as determined by our CEO.

Continuing Employment Agreement – Mr. Ingram

Pursuant to Mr. Ingram’s Letter Agreement, entered into on October 16, 2015, if Mr. Ingram experiences a Covered Termination during the period commencing on November 2, 2015 and ending on October 31, 2017 (the “Retention Period”) or he elects in writing within thirty days immediately following the end of the Retention Period (the “Election Period”) to resign as of such date, then his unvested equity and equity-linked awards that were granted prior to March 15, 2015 and vest solely based upon his continued service, including performance-based awards for which the performance criteria has been met (“Time-Based Awards”), will vest in full as of such termination date. The Letter Agreement also provides that if Mr. Ingram remains available to provide limited consulting services through the first anniversary of such termination date and refrains from engaging in a competing business or activity during this time (or if he dies or becomes permanently disabled during such time), then the Time-Based Awards granted on March 15, 2015 and each performance-based award granted on March 15, 2015 for which the performance criteria is met following his termination date but prior to the first anniversary of the termination date, will fully vest on the first anniversary of the termination date.

The Letter Agreement further provides that if Mr. Ingram’s employment is terminated as a result of a Covered Termination or he elects in writing during the Election Period to resign as of such date and such termination date occurs after the end of the fiscal year but prior to the payment date of his cash bonus under the APB Plan in effect for that year, then he will continue to be entitled to receive his cash bonus, based upon actual performance under the APB Plan in effect on the bonus payment date.

Other than as discussed above, Mr. Ingram’s severance benefit agreement remains in full force and effect.

Anthony Maslowski’s Separation Agreement

Anthony Maslowski’s, our former Senior Vice President and Chief Financial Officer, employment terminated effective October 14, 2016 as a result of permanent disability. Pursuant to the terms of his Separation Agreement, dated October 14, 2016 (the “Separation Agreement”), Mr. Maslowski is entitled to the following severance and other benefits:

•	Continued payment of his base salary for nine months following the date of his separation;
•	50% of the lesser of (i) his actual cash bonus for Fiscal Year 2016 and (ii) his target cash bonus for Fiscal Year 2016; and
•	Continued healthcare coverage under COBRA for Mr. Maslowski and his covered dependents for up to six months following his date of separation.
•	Automatic vesting of each of Mr. Maslowski’s outstanding and unvested equity and equity-linked awards that, as of October 14, 2016, would have vested solely based upon his continued service, and, if applicable, the immediate lapse of any forfeiture restrictions thereon, in each case, with respect to one-hundred percent (100%) of that number of unvested ordinary shares underlying such equity award.

All of the foregoing is consistent with the benefits that would have been provided to Mr. Maslowski pursuant to (i) his severance agreement with us, dated as of January 24, 2014 and (ii) the Death and Disability Policy.

Potential Severance Payments and Benefits upon Certain Terminations

The following table reflects the potential payments and benefits to which the NEOs, other than Dr. Samueli, would be entitled under their severance benefits agreements in effect as of the end of Fiscal Year 2016, in the event of a Covered Termination taking place not in connection with a change in control of our Company. Dr. Samueli does not have a severance benefits agreement with us. The amounts presented in the table assume an employment termination date of October 30, 2016 and that all eligibility requirements contemplated by the NEO’s respective agreements or our policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of Options Acceleration ($)(2)	Value of RSU Acceleration ($)(3)	Total ($)
Hock E. Tan	1,100,000	1,650,000	-			2,750,000
Thomas H. Krause Jr.	300,000	120,000	11,733			431,733
Charlie B. Kawwas, Ph.D.	366,397	183,198	11,770			561,365
Bryan T. Ingram	444,188	296,125	11,527	15,557,600	17,386,487	33,695,927

(1)	Represents the cost of our subsidized continued benefits, based on our current costs to provide such coverage.
(2)	The amounts in this column represent, for each option that would have accelerated, the number of ordinary shares that would have vested multiplied by the difference between $169.35, the closing price per ordinary share on October 28, 2016, the last trading day of Fiscal Year 2016, and the exercise price of the option. As of such date, all price contingencies contained in performance-based options had been met. As a result, all performance-based options would have accelerated in the event of a covered termination.
(3)	The amounts in this column represent, for each RSU award that would have accelerated, the number of ordinary shares that would have vested multiplied by $169.35, the closing price per ordinary share on October 28, 2016, the last trading day of Fiscal Year 2016. As of such date, the stock price contingencies contained in PRSU had not been met. As a result, none of the PRSUs would have accelerated in the event of a covered termination.

Potential Severance Payments and Benefits upon Certain Terminations in Connection with a Change in Control

The following table reflects the potential payments and benefits to which the NEOs, other than Dr. Samueli, would be entitled under their severance benefit agreements in effect as of the end of Fiscal Year

2016 in the event of a Covered Termination taking place within 12 months following a change in control of our Company (or in the case of Mr. Tan three months before or 12 months following a change in control of our Company). The amounts presented in the table assume an employment termination date of October 30, 2016 and that all eligibility requirements contemplated by the NEO’s respective agreements and our policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of Options Acceleration ($)(2)	Value of RSU Acceleration ($)(3)		Total ($)
Hock E. Tan	2,200,000	3,300,000	—	106,653,125	3,528,069	(4)	115,681,194
Thomas H. Krause Jr.	400,000	240,000	23,466	5,633,250	7,112,700		13,409,416
Charlie B. Kawwas, Ph.D.	488,529	366,397	23,539	6,932,066	12,169,660		19,980,191
Bryan T. Ingram	592,250	592,250	23,053	15,557,600	17,386,487		34,151,640

(1)	Represents the cost of our subsidized continued benefits based on our current costs to provide such coverage.
(2)	The amounts in this column represent, for each option that would have accelerated, the number of ordinary shares that would have vested multiplied by the difference between $169.35, the closing price per ordinary share on October 28, 2016, the last trading day of Fiscal Year 2016, and the exercise price of the option. As of such date, all price contingencies contained in performance-based options had been met. As a result, all performance-based options would have accelerated in the event of a covered termination.
(3)	The amounts in this column represent, for each RSU award that would have accelerated, the number of ordinary shares that would have vested multiplied by $169.35, the closing price per ordinary share on October 28, 2016, the last trading day of Fiscal Year 2016. As of such date, the stock price contingencies contained in PRSU had not been met. As a result, none of the PRSUs would have accelerated in the event of a covered termination.
(4)	This amount does not include accelerations of the 2016 Grant as the performance criteria cannot be determined until the vesting date and thus not subject to any acceleration.

Potential Payments under the Death and Disability Policy

The following table reflects the potential payments and benefits to which the NEOs would be entitled under the Death and Disability Policy in effect as of October 30, 2016, in the event of death or permanent disability. The amounts presented in the table assume a termination of employment date of October 30, 2016 and that all eligibility requirements contemplated by the Death and Disability Policy were met.

Name	Value of Option Acceleration ($)(1)	Value of RSU Acceleration ($)(2)	Total ($)
Hock E. Tan	106,653,125	3,528,069	110,181,194
Thomas H. Krause Jr.	5,633,250	7,112,700	12,745,950
Charlie B. Kawwas, Ph.D.	6,932,066	12,169,660	19,101,726
Henry Samueli, Ph.D.	—	30,970,220	30,970,220
Bryan T. Ingram	15,557,600	17,386,487	32,944,087

(1)	The amounts in this column represent, for each option that would have accelerated, the number of ordinary shares that would have vested multiplied by the difference between $169.35, the closing price per ordinary share on October 28, 2016, the last trading day of Fiscal Year 2016, and the exercise price of the option. As of such date, all price contingencies contained in performance-based options had been met. As a result, all performance-based options would have accelerated in the event of a covered termination.
(2)	The amounts in this column represent, for each RSU award that would have accelerated, the number of ordinary shares that would have vested multiplied by $169.35, the closing price per ordinary share on October 28, 2016, the last trading day of Fiscal Year 2016. As of such date, the stock price contingencies contained in PRSU had not been met. As a result, none of the PRSUs would have accelerated in the event of a covered termination.

Payments under Mr. Maslowski’s Separation Agreement

The following table reflects the payments and benefits Mr. Maslowski received under the Separation Agreement:

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of Options Acceleration ($)	Value of RSU Acceleration ($)(2)	Total ($)
Anthony E. Maslowski	325,553	156,398	13,045	7,665,250	10,474,652	18,634,898

(1)	Represents the cost of our subsidized continued benefits based on our current costs to provide such coverage.
(2)	The amounts in this column represent the RSU awards that accelerated upon his separation, multiplied by $170.09, the closing price per ordinary share on October 14, 2016, his separation date.

EQUITY COMPENSATION PLAN INFORMATION

Plans Approved by our Shareholders

We have four equity compensation plans that have been approved by our shareholders: the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”), the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan” and together with the Executive Plan, the “Prior Plans”), the 2009 Plan and the ESPP. We ceased to make grants under the Prior Plans in August 2009.

Plans Not Approved by our Shareholders

As at October 30, 2016, we had two equity compensation plan that had not been approved by our shareholders and pursuant to which we may continue to grant additional equity awards: the LSI Plan, which we assumed in connection with our acquisition of LSI, and the 2012 Plan, which we assumed in connection with our acquisition of BRCM. We have also assumed outstanding equity awards granted under the LSI Plan and the 2012 Plan and under other equity compensation plans or agreements that were assumed by us in connection with our acquisitions of LSI and BRCM and other companies that originally granted those awards.

The following table sets forth the number and weighted-average exercise price of ordinary shares to be issued upon exercise of outstanding options and RSUs, and the number of securities remaining available for future issuance under all of our equity compensation plans, as at October 30, 2016.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (c)
Equity compensation plans approved by shareholders	17,003,767	(2)	$45.24	15,400,224 (3)
Employee stock purchase plans approved by shareholders	—		—	8,432,648 (4)
Equity compensation plans not approved by shareholders	14,236,133	(5)	$72.59	77,677,799 (6)(7)
Total	31,240,110		$48.77	101,510,671 (3)(7)

(1)	Shares issuable upon vesting of RSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(2)	Represents 12,777,867 shares subject to outstanding options and 4,225,900 shares that may be issued upon vesting of outstanding RSUs, in each case pursuant to equity awards issued under the 2009 Plan and the Prior Plans.
(3)	The 2009 Plan has an automatic annual share renewal formula pursuant to which the aggregate number of shares available for issuance under the 2009 Plan increases automatically on the first day each fiscal year by the least of (i) 6,000,000 shares, (ii) 3% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares as determined by our Board. In accordance with this formula, on October 31, 2016 (the first day of our Fiscal Year 2017), the number of shares available for future issuance under the 2009 Plan increased by 6,000,000, which is not reflected in the table.
(4)	The ESPP has an automatic annual share renewal formula pursuant to which the aggregate number of shares available for issuance under the ESPP increases automatically on the first day each fiscal year by the least of (i) 2 million shares, (ii) 1% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares as determined by our Board. Our Board determined not to increase the number of shares available for issuance under the ESPP for Fiscal Year 2017.
(5)	Includes (i) 1,885,413 shares subject to options and 2,133,450 shares that may be issued upon vesting of RSUs, all of which were awarded under the LSI Plan, (ii) 10,176,963 shares that may be issued upon vesting of RSUs, all of which were awarded under the 2012 Plan and (iii) 5,088 shares subject to options and 35,219 shares that may be issued upon vesting of RSUs issued pursuant to other equity compensation plans and agreements assumed by us in connection with our acquisitions of LSI, BRCM and other companies that originally established those plans or agreements.

(6)	Represents shares available under the LSI Plan and the 2012 Plan, of which 2,135,238 shares and 73,269,471 shares, respectively, may be used for RSU awards.
(7)	The 2012 Plan has an automatic annual share renewal provision pursuant to which the aggregate number of shares available for issuance under the 2012 Plan increases automatically on the first trading day of January each calendar year, beginning with the first trading day of January 2017, by 12,195,965. In accordance with this provision, on January 3, 2017 (the first trading day in January 2017), the number of shares available for future issuance under the 2012 Plan increased by 12,195,965, which is not reflected in the table.

For additional information regarding our equity compensation plans, please refer to Note 9 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of our 2016 Form 10-K.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for assisting the Board with its oversight responsibilities regarding the following:

•	the quality and integrity of the Company’s financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the Company’s compliance with legal and regulatory requirements; and

•	related party transactions.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for Fiscal Year 2016 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, the Company’s internal control over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during Fiscal Year 2016 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s review and discussions noted above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements for Fiscal Year 2016 be included in the Company’s 2016 Form 10-K, for filing with the SEC.

The Audit Committee and the Board of Directors have approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2017.

Submitted by the Audit Committee of the Board of Directors:

Justine F. Page, Chairperson

Donald Macleod

Peter J. Marks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about (i) the beneficial ownership of our ordinary shares and Restricted Units in the Partnership, the holders of which are entitled to vote an equal number of our Special Voting Shares, and (ii) aggregate voting power, at February 8, 2017 for:

•	each named executive officer;

•	each of our directors and nominees for director;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares or of the Restricted Units; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares and Restricted Units that they beneficially own.

The terms of the Restricted Units are governed by the Amended and Restated Exempted Limited Partnership Agreement dated February 1, 2016, of the Partnership. Holders of Restricted Units are entitled to direct the Trustee to vote one Special Voting Share for each Restricted Unit that they hold, pursuant to the terms of the Voting Trust. The Trustee is the sole registered shareholder of the 22,804,591 Special Voting Shares outstanding as at February 8, 2017, and the number of Special Voting Shares outstanding is equal to the number of outstanding Restricted Units as at such date. As of February 1, 2017, holders of Restricted Units have the right to exchange their Restricted Units for cash or our ordinary shares, at our discretion. If an exchange is settled in ordinary shares, the holder will receive on ordinary share for each exchanged Restricted Unit.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of February 8, 2017 and RSUs that vest within 60 days of February 8, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the equity award for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 401,038,999 ordinary shares and 22,804,591 Restricted Units outstanding as of February 8, 2017. Total percentage of voting power assumes that all holders of Restricted Units provide proper voting instructions to the Trustee in respect of their corresponding Special Voting Shares, and is based on an aggregate of 423,843,590 ordinary shares and Special Voting Shares outstanding as of February 8, 2017.

	Voting Securities Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Ordinary Shares	Percentage of Ordinary Shares	Number of Restricted Units	Percentage of Restricted Units	Total Shares Beneficially Owned	Total Percentage of Voting Power(2)
5% Shareholders:
Capital World Investors(3)	43,828,990	10.9%	—	—	43,828,990	10.3%
333 South Hope Street
Los Angeles, CA 90071
Capital Research Global Investors(4)	31,748,432	7.9%	—	—	31,748,432	7.5%
333 South Hope Street
Los Angeles, CA 90071
The Vanguard Group(5)	25,022,291	6.2%	—	—	25,022,291	5.9%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (6)	22,896,460	5.7%	—	—	22,896,460	5.4%
55 East 52nd Street
New York, NY 10055
The Growth Fund of America(7)	20,764,905	5.2%	—	—	20,764,905	4.9%
333 South Hope Street
Los Angeles, CA 90071
Henry T. Nicholas III(8)	—	—	11,457,605	50.2%	11,457,605	2.7%
15 Enterprise Suite 550
Aliso Viejo, CA 92656
Named Executive Officers, Directors and Nominees:
Hock E. Tan(9)	2,116,365	*	—	—	2,116,365	*
Thomas H. Krause, Jr.(10)	49,192	*	—	—	49,192	*
Charles B. Kawwas, Ph.D. (11)	41,971	*	—	—	41,971	*
Henry Samueli, Ph.D.(12)	56,693	*	9,573,784	42.0%	9,630,477	2.3%
Bryan T. Ingram(13)	131,297	*	—	—	131,297	*
Anthony E. Maslowski(14)	62,052	*	—	—	62,052	*
James V. Diller(15)	142,991	*	—	—	142,991	*
Lewis C. Eggebrecht(16)	11,741	*	—	—	11,741	*
Kenneth Y. Hao(17)	2,708,045	*	—	—	2,708,045	*
Eddy W. Hartenstein(18)	33,235	*	—	—	33,235	*
Donald Macleod(19)	58,075	*	—	—	58,075	*
Peter J. Marks(20)	31,299	*	—	—	31,299	*
Check Kian Low	—	—	—	—	—	—
Justine F. Page(21)	19,128	*	—	—	19,128	*
All 15 executive officers and directors as a group(22)	5,660,747	1.4%	9,573,784	42.0%	15,234,531	3.6%

*	Represents beneficial ownership of less than 1%.
(1)	Shares shown in the table above include securities held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Ordinary shares and Special Voting Shares are entitled to one vote per share and vote as a single class on all matters except any amendment to our Constitution that adversely affects the voting rights of the Special Voting Shares.
(3)	Number of shares is based solely on information reported by Capital World Investors on the Schedule 13G/A filed with the SEC on February 13, 2017, reporting ownership as of December 31, 2016. According to such Schedule 13G/A, Capital World Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 8, 2017.
(4)	Number of shares is based solely on information reported by Capital Research Global Investors on the Schedule 13G filed with the SEC on February 13, 2017, reporting ownership as of December 31, 2016. According to such Schedule 13G, Capital Research Global Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 8, 2017.
(5)	Number of shares is based solely on information reported by The Vanguard Group on the Schedule 13G filed with the SEC on February 10, 2017, reporting ownership as of December 31, 2016. According to such Schedule 13G, The Vanguard Group has sole voting power over 619,406 of these shares, sole dispositive power over 24,338,532 of these shares, shared voting power over 72,999 of these shares and shared dispositive power over 683,759 of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 8, 2017.
(6)	Number of shares is based solely on information reported by BlackRock, Inc. on the Schedule 13G filed with the SEC on January 30, 2017, reporting ownership as of December 31, 2016. According to such Schedule 13G, BlackRock, Inc. has sole voting power over 19,355,480 of these shares, sole dispositive power over 22,891,356 of these shares, shared voting power over 5,104 of these shares and shared dispositive power over 5,104 of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 8, 2017.
(7)	Number of shares is based solely on information reported by The Growth Fund of America, Inc. on the Schedule 13G filed with the SEC on February 14, 2017, reporting beneficial ownership as of December 31, 2016. According to such Schedule 13G, The Growth Fund of America, Inc., which is advised by Capital Research and Management Company, disclaims voting and dispositive power over such shares. These shares may also be reflected in the Schedule 13G/A filed with the SEC by Capital World Investors (see footnote (3) above) and/or the Schedule 13G filed with the SEC by Capital Research Global Investors (see footnote (4) above). Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 8, 2017.
(8)	Shares in the table represent 11,456,699 Restricted Units held by Nicholas Technology Holding Trust and 302 Restricted Units held by each of (i) Henry T. Nicholas III Custodian Robert Brett Nicholas UGMA, (ii) Henry T. Nicholas III Custodian Shelby Vanessa Nicholas UGMA and (iii) Henry T. Nicholas III Custodian Matthew Carter Nicholas UGMA. Mr. Nicholas has dispositive power over these Restricted Units and power to direct the vote of the Special Voting Shares associated with these Restricted Units.
(9)	Shares shown in the table above include 2,004,166 shares that Mr. Tan has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and 14,583 shares that he has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(10)	Shares shown in the table above include 28,500 shares that Mr. Krause has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and 19,500 shares that he has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(11)	Shares shown in the table above include 16,499 shares that Dr. Kawwas has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and 23,502 shares that he has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(12)	The shares in the table include 5,794 shares that Dr. Samueli has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs. Shares in the table also include (i) 5,937,658 Restricted Units held by HS Portfolio L.P., (ii) 399,918 Restricted Units held by HS Management, L.P., (iii) 459,690 Restricted Units held by H&S Portfolio II L.P., and (iv) 2,722,869 Restricted Units held by H&S Investments I L.P. Dr. Samueli disclaims beneficial ownership of the shares held by HS Portfolio L.P. and HS Management, L.P., except to the extent of his pecuniary interest therein. H&S Ventures LLC is the general partner of HS Management, L.P., HS Portfolio L.P., H&S Portfolio II, L.P and H&S Investments I, L.P. As the indirect owner of H&S Ventures LLC, Dr. Samueli has sole dispositive power over these Restricted Units and sole power to direct the vote of the Special Voting Shares associated with these Restricted Units.
(13)	Shares shown in the table above include 80,000 shares that Mr. Ingram has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and 44,166 shares that he has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.

(14)	The number of shares includes (i) 14,237 shares held by Mr. Maslowski as Trustee for the Anthony E. Maslowski Trust dated May 20, 2011, based on information provided by Mr. Maslowski as of December 12, 2016, and (ii) 39,427 shares that Mr. Maslowski has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options.
(15)	Shares shown in the table above include (i) 120,000 shares held by the James & June Diller Trust UA dated 7/20/77, (ii) 15,077 shares that Mr. Diller has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and (iii) 1,325 shares that he has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(16)	Shares shown in the table above include (i) 1,500 shares held by the Lewis & Rebecca Eggebrecht Trust UA dated 6/21/97, (ii) 5,121 shares that Mr. Eggebrecht has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and (iii) 1,707 shares that he has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(17)	Amounts disclosed for Mr. Hao include (i) 2,568,690 shares held by SLP Argo I Ltd. (“Argo I”) and (ii) 49,877 shares held by SLP Argo II Ltd (“Argo II”).

Silver Lake Partners IV Cayman (AIV II), L.P. (the “Main Fund”) is the sole shareholder of Argo I. Silver Lake Technology Investors IV Cayman, L.P. (the “Side Fund”) is the sole shareholder of Argo II. Silver Lake Technology Associates IV Cayman, L.P. (the “Lower GP”) is general partner of each of the Main Fund and the Side Fund. Silver Lake (Offshore) AIV GP IV, Ltd. (the “Upper GP”) is the general partner of the Lower GP. Argo I, Argo II, the Main Fund, the Side Fund, the Lower GP and the Upper GP are collectively referred to as the “Silver Lake Entities”. Mr. Hao is a director of the Upper GP. Mr. Hao disclaims beneficial ownership of any shares beneficially owned by the Silver Lake Entities, except to the extent of his pecuniary interest therein.

Shares shown in the table also include (i) 57,186 shares acquired by Mr. Hao upon the exercise of a share option, (ii) 8,242 shares acquired by him upon the vesting of RSUs granted to him, (iii) 22,707 shares that he has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options, and (iv) 1,325 shares upon the vesting of RSUs within 60 days after February 8, 2017.

Pursuant to Mr. Hao’s arrangement with Upper GP with respect to director compensation in the form of securities received by him in his capacity as a representative of Upper GP, he is required to remit the proceeds from the sale of such securities to Upper GP. Accordingly, Mr. Hao disclaims beneficial ownership of the shares described above, except to the extent of his pecuniary interest therein, except for 18 shares, which are held by his family limited partnership, and 9,854 shares that he has the right to acquire upon the exercise of a vested share option.
(18)	Shares shown in the table above include 1,325 shares that Mr. Hartenstein has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(19)	Shares shown in the table above include 5,223 shares that Mr. Macleod has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and 1,325 shares that he has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(20)	Shares shown in the table above include 23,474 shares that Mr. Marks has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options.
(21)	Shares shown in the table above include 15,077 shares that Ms. Page has the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and 1,325 shares that she has the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.
(22)	Shares shown in the table above include (i) 2,434,713 shares that directors and executive officers have the right to acquire within 60 days after February 8, 2017 upon the exercise of share options and (ii) 135,742 shares that directors and executive officers have the right to acquire within 60 days after February 8, 2017 upon the vesting of RSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Other than compensation and other arrangements described above under “Director Compensation,” “Executive Compensation” and as set forth below, since November 2, 2015, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party in which:

•	the amount involved exceeded or will exceed $120,000; and

•	any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We refer to these types of transactions as “related party transactions.”

Procedures for Approval of Related Party Transactions

As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the committee the authority to pre-approve related party transactions, provided such approvals are presented to the Audit Committee at its next scheduled meeting. In approving or rejecting the proposed agreement, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our written Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to (i) the Nominating and Corporate Governance Committee or the Audit Committee, in the case of directors and officers, and (ii) to their supervisor, in the case of employees, who will then seek authorization from our compliance officer. Our Board has authority to approve related party transactions in lieu of the Audit Committee.

Provision of Legal Services by Allen and Gledhill LLP (“A&G”)

We periodically engage the services of attorneys at A&G to provide advice on matters of Singapore law. Lucien Y. K. Wong, who served as one of our directors from April 2016 to December 2016, was Chairman and a Senior Partner of A&G until December 2016. During Fiscal Year 2016, we incurred legal fees with A&G of approximately $625,232, primarily for legal advice and services in relation to the Acquisition. These services are provided in the ordinary course, on an arm’s length by various attorneys within A&G. The Audit Committee pre-approved, on a prospective basis, the provision of legal services by A&G to us of less than $1,000,000 individually or in the aggregate in any fiscal year.

Honda Center Arena Suite Lease Agreement

Our subsidiary, BRCM, was party to a lease agreement entered into prior to the Acquisition for the use of a luxury suite at the Honda Center in Anaheim, California. The suite is owned by H&S Ventures LLC and Anaheim Ducks Hockey Club, LLC, both of which are controlled directly or indirectly by Dr. Samueli. The Audit Committee pre-approved, on a prospective basis, the aggregate fees of approximately $175,000 payable under the lease, which expired in June 2016.

Other Relationships

From time to time in the ordinary course of business, on an arm’s length basis, we purchase from, and/or sell to, certain entities where one of our directors also serves or served as a director of that entity. During Fiscal Year 2016 these entities were Symantec Corporation, as well as SMART Modular Technologies (Global Holdings), Inc., on whose boards of directors Mr. Hao serves as a director, and TiVo Corporation and SIRUS XM Holdings, Inc., on whose boards of directors Mr. Hartenstein serves as a director.

From time to time, at our request, representatives of Silver Lake, where Mr. Hao is a Managing Partner and Managing Director, have provided advice and assistance to us in connection with obtaining debt financing for acquisition transactions, given their extensive experience with debt financing of this nature. Silver Lake did not receive any compensation for the provision of such services.

Silver Lake portfolio companies have from time to time entered into, and may continue to enter into, arrangements with us to purchase our products or to sell products to us in the ordinary course of their and our business, and on an arms’ length basis and such purchases may be substantial.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10 percent of our ordinary shares (“Reporting Persons”) are required to report, to the SEC and to the Nasdaq Stock Market, their initial ownership of our ordinary shares and other equity securities and any subsequent changes in that ownership, and to furnish us with copies of all these reports they file. As a matter of practice, an administrative staff member assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on our review of the copies of such reports received by us or written representations from the Reporting Persons, we believe that during Fiscal Year 2016, all Reporting Persons complied with all applicable filing requirements except as follows. Due to the timing of receipt or consolidation of share information related to the Acquisition or, in one instance, administrative oversight, (i) a Form 4 filed for Dr. Samueli omitted to report the assumption by us in the Acquisition of certain outstanding RSUs, (ii) a Form 4 for Dr. Samueli was not timely filed to report the mandatory sale of sufficient shares to cover withholding taxes due upon vesting of certain RSUs assumed in the Acquisition, and (iii) a Form 4 for Mr. Hao was not timely filed reflecting ordinary shares issued to Mr. Hao in exchange for his shares of common stock in BRCM in connection with the Acquisition. Once the omissions were discovered, filings were promptly made or amended to reflect these holdings.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials and our 2016 Form 10-K may have been sent to multiple shareholders in your household, unless we have received contrary instructions from one or more shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: c/o Avago Technologies U.S. Inc., Attn: Investor Relations, 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., Telephone: +1 (408) 433-8000. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2018 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to us at c/o Avago Technologies U.S. Inc., Attention: General Counsel, 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A. We must receive all submissions no later than October 20, 2017. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Board will review any shareholder proposals. These shareholder proposals may be included in our proxy statement for the 2018 AGM so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals are also subject to the requirements of the Singapore Companies Act, as described in the following paragraph. The proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2018 AGM unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

In addition, under Section 183 of the Singapore Companies Act, only registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 Singapore Dollars each may, at their expense, request that we include and give notice of their proposal for the 2018 AGM. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2018 AGM in the case of a request requiring notice of a resolution, or at least one week prior to the date of the 2018 AGM in the case of any other request.

Under our Constitution, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of our Board for election, unless (a) in the case of a shareholder or shareholders who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than 10 days, or (b) in the case of a shareholder or shareholders who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to shareholders in connection with the general meeting, a written notice signed by such shareholder or shareholders (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of our 2016 Form 10-K:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•	Item 8, “Financial Statements and Supplementary Data.”

The information contained under the captions “Compensation Committee Report” and “Audit Committee Report” in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Singapore audited financial statements for our fiscal year ended October 30, 2016, prepared in conformity with the provisions of the laws of Singapore Act and United States generally accepted accounting principles, together with the accompanying directors’ statement (together, the “Singapore Statutory Financial Statements”) and the auditors’ reports thereon are required under Singapore law to be provided to shareholders for discussion (but not approval) at the 2017 AGM, and have therefore been provided as Appendix A to this Proxy Statement solely to satisfy this requirement.

Neither the Singapore Statutory Financial Statements nor the auditors’ report thereon shall be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2017 AGM other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Accompanying this Proxy Statement is our 2016 Form 10-K. Copies of this Proxy Statement and the 2016 Form 10-K, as filed with the SEC, are also available free of charge on our website at www.broadcom.com or you can request a copy free of charge by calling Investor Relations at +1 (408) 433-8000 or toll-free at (877) 673-9442 (within the United States).

Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our 2016 Form 10-K. You may request a copy of this information, at no cost, by writing or telephoning us at:

Broadcom Limited

Attn: Investor Relations

c/o Avago Technologies U.S. Inc.

1320 Ridder Park Dive

San Jose, California 95131 U.S.A.

Telephone: (877) 673-9442 (toll-free within the United States) or +1 (408) 433-8000

Email: investor.relations@broadcom.com

To ensure timely delivery of any materials requested prior to the date of the 2017 AGM, you should request such materials no later than March 22, 2017.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February 17, 2017

San Jose, California

APPENDIX A

SINGAPORE STATUTORY FINANCIAL STATEMENTS

BROADCOM LIMITED

(Incorporated in Singapore)

ANNUAL REPORT

For the financial year ended October 30, 2016

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

The directors present their statement to the members together with the audited consolidated financial statements of Broadcom Limited and its subsidiaries (“we” or the “Group”) for the financial year ended October 30, 2016 and the unconsolidated balance sheet of Broadcom Limited (the “Company”) as of October 30, 2016. Broadcom Limited is the successor to Avago Technologies Limited (“Avago”). On February 1, 2016, pursuant to an Agreement and Plan of Merger dated as of May 28, 2015, Broadcom, Avago, Broadcom Corporation (“BRCM”), Broadcom Cayman L.P. and certain other parties completed various transactions, including a scheme of arrangement under Singapore law between Avago and Broadcom (the “Avago Scheme”). Pursuant to the Avago Scheme, all issued ordinary shares of Avago were exchanged on a one-for-one basis for newly issued ordinary shares of Broadcom. Immediately following the consummation of the Avago Scheme, two subsidiaries of Broadcom merged with and into BRCM with BRCM as the surviving corporation of each such merger (the “Broadcom Merger”). Following the Avago Scheme and the Broadcom Merger, Broadcom Limited became the ultimate parent holding company of Avago and BRCM. Information contained in this statement for the period prior to February 1, 2016, relates to our predecessor, Avago.

In the opinion of the directors,

(a)

the balance sheet of the Company and the consolidated financial statements of the Group are drawn up so as to give a true and fair view of the financial positions of the Company and of the Group as of October 30, 2016 and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

Directors

The directors of the Company in office at the date of this report are as follows. All directors listed below, except for Henry Samueli, Ph.D., Eddy W. Hartenstein and Check Kian Low, were directors of Avago and became directors of the Broadcom Limited on February 1, 2016 in connection with the completion of the Avago Scheme. Dr. Samueli and Mr. Hartenstein were former directors of BRCM. Mr. Low was appointed to the Company’s board of directors (the “Board”) effective December 15, 2016.

James V. Diller

Lewis C. Eggebrecht

Kenneth Y. Hao

Eddy W. Hartenstein

Check Kian Low

Donald Macleod

Peter J. Marks

Justine F. Page

Henry Samueli, Ph.D.

Hock E. Tan

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Arrangements to Enable Directors to Acquire Shares and Debentures

Neither at the end of, nor at any time during, the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Equity Awards”.

Directors’ Interests in Shares or Debentures

(a)

According to the register of directors’ shareholdings, none of the directors holding office at the end of the financial year had any interest in the shares or debentures of the Company or its related corporations, except as follows:

	Holdings in which director is deemed to have an Interest

	As of October 30, 2016		As of November 1, 2015 or date of appointment, if later

Broadcom Limited
(No. of Ordinary Shares)
James V. Diller	126,589	(1)	125,026
Lewis C. Eggebrecht	4,913	(2)	3,206
Kenneth Y. Hao	10,713,355	(3)	59,964
Eddy W. Hartenstein	31,648	(4)	—
Donald Macleod	51,527		49,964
Peter J. Marks	5,216		2,608
Justine F. Page	2,726		1,741
Henry Samueli, Ph.D.	30,163		-
Hock E. Tan	106,625		96,590
Lucien Y. K. Wong(5)	—		—

Broadcom Limited
(Share Options, RSUs* and Convertible Securities)
James V. Diller	16,402	(6)	16,640
Lewis C. Eggebrecht	11,948	(7)	18,775
Kenneth Y. Hao	24,032	(8)	31,456
Eddy W. Hartenstein	1,587		—
Donald Macleod	6,548	(9)	6,786
Peter J. Marks	26,083	(10)	28,691
Justine F. Page	16,402	(11)	16,640
Henry Samueli, Ph.D.	9,714,600	(12)	—
Hock E. Tan	2,889,999	(13)	2,988,019
Lucien Y. K. Wong	1,325	(14)	—

*	Restricted Share Units

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Directors’ Interests in Shares or Debentures (continued)

(a)	(continued)

(1)	Includes 120,000 shares held in family trusts of which Mr. Diller is a trustee
(2)	Includes 1,500 shares held in a family trust of which Mr. Eggebrecht is a trustee.
(3)

(i)    Pursuant to Mr. Hao’s arrangement with Silver Lake Partners with respect to director compensation, upon the sale of shares received by him from the exercise of options or the vesting of RSUs, the proceeds of such sale are expected to be remitted to Silver Lake. Accordingly, Mr. Hao disclaims beneficial ownership of such shares, except for (x) 3,342 shares, which are held in a family trust of which Mr. Hao is a trustee, of which 57 shares were acquired upon conversion of BRCM common stock into the Company’s ordinary shares in connection with our acquisition of BRCM on February 1, 2016, and (y) 18 shares held by Mr. Hao’s family limited partnership acquired upon conversion of BRCM common stock into the Company’s ordinary shares in connection with our acquisition of BRCM on February 1, 2016.

(ii)   Also includes (x) 10,441,819 shares issued held by SLP Argo I Ltd. (“Argo I”) and (y) 202,748 shares held by SLP Argo II Ltd. (“Argo II” and together with Argo I, the “Silver Lake Entities”). The Silver Lake Entities are affiliates of Silver Lake Partners, of which Mr. Hao is a Managing Partner and Managing Director. Silver Lake Partners IV Cayman (AIV II), L.P. (or the “Main Fund”) is the sole shareholder of Argo I. Silver Lake Technology Investors IV Cayman, L.P. (or the “Side Fund”) is the sole shareholder of Argo II. Silver Lake Technology Associates IV Cayman, L.P. (or the “Lower GP”) is general partner of each of the Main Fund and the Side Fund. Silver Lake (Offshore) AIV GP IV, Ltd. (or the “Upper GP”) is the general partner of the Lower GP. Michael Bingle, James Davidson, Sahil Desai, Mark Gillett, Kenneth Hao, Yolande Jun, Karen King, Gregory Mondre, Joseph Osnoss, Andrew Schader and Andrew Wagner are directors of the Upper GP. Each of them, and each of the Main Fund, the Side Fund, the Lower GP and the Upper GP, disclaims beneficial ownership of the shares, except to the extent of their respective pecuniary interest therein. Mr. Hao disclaims beneficial ownership of any shares beneficially owned by the Silver Lake Entities, except to the extent of his pecuniary interest therein.

(4)	Represents shares acquired upon conversion of BRCM common stock into the Company’s ordinary shares in connection with our acquisition of BRCM on February 1, 2016.
(5)	Mr. Wong was elected to the Board at the 2016 Annual General Meeting of Shareholders on April 6, 2016 and resigned from the Board on December 15, 2016...
(6)	Mr. Diller has the right to acquire 15,077 of these shares as of October 30, 2016 upon the exercise of share options.
(7)	Mr. Eggebrecht has the right to acquire 5,120 of these shares as of October 30, 2016 upon the exercise of share options.
(8)

Includes 22,707 shares Mr. Hao has the right to acquire as of October 30, 2016 upon the exercise of share options. Pursuant to Mr. Hao’s arrangement with Silver Lake with respect to director compensation in the form of securities received by him in his capacity as a representative of Silver Lake, he is required to remit the proceeds from the sale of such securities to Silver Lake. Accordingly, Mr. Hao disclaims beneficial ownership of all but 9,854 of these shares.

(9)	Mr. Macleod has the right to acquire 5,223 of these shares as of October 30, 2016 upon the exercise of share options.
(10)

Mr. Marks has the right to acquire (i) 15,649 of these shares as of October 30, 2016 upon the exercise of share options and (ii) an additional 7,825 of these shares upon the exercise of share options and 2,609 of these shares upon vesting of RSUs within 60 days after October 30, 2016.

(11)	Ms. Page has the right to acquire 15,077 of these shares as of October 30, 2016 upon the exercise of share options.

(12)	(i) Dr. Samueli has the right to acquire 20,715 of these shares upon the vesting of RSUs within 60 days after October 30, 2016.

(ii)   Also includes (w) 5,937,658 shares that may be issued upon exchange of restricted exchangeable partnership units in Broadcom Cayman L.P., a subsidiary of the Company (“REUs”), held by HS Portfolio L.P.,

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Directors’ Interests in Shares or Debentures (continued)

(a)	(continued)

(x) 399,918 shares that may be issued upon exchange of REUs held by HS Management L.P., (y) 459,690 share that may be issued upon exchange of REUs held by H&S Portfolio II L.P., and (z) 2,722,869 shares that may be issue upon exchange of REUs held by H&S Investments I L.P.

(13)

Mr. Tan has the right to acquire 1,772,916 of these shares as of October 30, 2016 upon the exercise of share options and 6,250 of these shares upon the vesting of RSUs within 60 days after October 30, 2016.

(14)	This award was cancelled on December 15, 2016, without vesting, upon Mr. Wong’s resignation from the Company’s board of directors.

(b)

According to the register of directors’ shareholdings, directors holding office at the end of the financial year had interests in options to subscribe for ordinary shares of the Company (as set forth under “Share Options and RSUs Outstanding” in (a) above) granted pursuant to the Equity Incentive Plans as set out below under the caption “Equity Awards”.

The following table shows for the financial year ended October 30, 2016, certain information regarding options and RSUs granted to, and held at the end of the financial year by the Company’s directors.

	Individual Grant

Name	Number of remaining securities underlying Options outstanding as at end of financial year		% of Total equity awards outstanding as of end of financial year	Exercise or base price per share	Expiration date
				U.S.$

James V. Diller	9,854	(1)	0.06	35.38	04/09/2018
	5,223	(1)	0.03	62.47	04/08/2019
Lewis C. Eggebrecht	10,241	(2)	0.06	62.47	04/08/2019
Kenneth Y. Hao	7,630	(1)	0.04	37.41	04/03/2017
	9,854	(1)	0.06	35.38	04/09/2018
	5,223	(1)	0.03	62.47	04/08/2019
Donald Macleod	5,223	(1)	0.03	62.47	04/08/2019
Peter J. Marks	23,474	(2)	0.14	46.60	12/09/2018
Justine F. Page	9,854	(1)	0.06	35.38	04/09/2018
	5,223	(1)	0.03	62.47	04/08/2019
Hock E. Tan	200,000	(1)	1.18	32.39	03/07/2018
	131,250	(3)	0.77	35.45	03/11/2020
	1,547,916	(4)	9.10	38.99	09/12/2020
	750,000	(4)	4.41	52.65	01/01/2021

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Directors’ Interests in Shares or Debentures (continued)

(b)	(continued)

Name	Grant date	Number of securities underlying RSUs outstanding as at end of financial year	% of Total equity awards outstanding as at end of financial year

James V. Diller	04/06/2016	1,325(5)	0.01
Lewis C. Eggebrecht	04/09/2014	1,707(6)	0.01
Kenneth Y. Hao	04/06/2016	1,325(5)	0.01
Eddy W. Hartenstein	04/06/2016	1,325(5)	0.01
	02/01/2016	262(5)	0.00
Donald Macleod	04/06/2016	1,325(5)	0.01
Peter J. Mark	12/10/2013	2,609(6)	0.01
Justine F. Page	04/06/2016	1,325(5)	0.01
Henry Samueli, Ph.D.	02/14/2013	9,180(7)	0.05
	02/20/2014	34,824(8)	0.20
	02/19/2015	61,353(9)	0.36
	01/25/2016	58,609(10)	0.34
	01/25/2016	7,323(11)	0.04
	03/15/2016	11,588(12)	0.07
	03/15/2016	11,588(13)	0.07
Hock E. Tan	11/26/2012	6,250(14)	0.04
	03/12/2013	14,583(12)	0.09
	06/15/2016	240,000(15)	1.41
Lucien Y. K. Wong	04/06/2016	1,325(5)	0.01

(1)	Options vested and exercisable as of October 30, 2016.
(2)

Option vests one-third annually over three years on the anniversaries of the grant date, subject to the director’s continued service with the Company. Two-thirds of this option was vested as of October 30, 2016.

(3)

This performance-based option vests over four years, with 25% vesting on each anniversary of the date of grant, subject to Mr. Tan’s continued employment with the Group; however, the option is not exercisable until the date on which the average of the closing prices of the Company’s ordinary shares (as reported on the Nasdaq), over a 10 consecutive trading day period is equal to or greater than 120% of the exercise price of the option. The exercisability condition for this option has been met.

(4)

This performance-based option vests at the rate of 25% the shares subject thereto on each anniversary of the grant date, subject to the executive’s continued employment with the Company. This performance share option will only become exercisable as to any tranche of 20% of the shares covered by the option if the price target applicable to that target is met. In order for a price target to be met, the average of the closing prices of the Company’s ordinary shares, over a 30 consecutive trading day period must be equal to or greater than the price target. The price targets range from $50.00 per share to $75.00 per share. All price targets for this option have been met.

(5)	Granted during the financial year ended October 30, 2016 and vest in full on the first anniversary of the grant date, subject to the director’s continued service with the Company on the vesting date.
(6)	This RSU vests one-third annually over three years, subject to the director’s continued service with the Company on the vesting dates.
(7)

This RSU was assumed in connection with the acquisition of BRCM on 2/1/2016 and was issued under the 2012 BRCM Plan. This RSU vests in equal quarterly installments and such that the RSU vested in full on February 5, 2017, subject to the executive’s continued employment with us.

(8)

This RSU was assumed in connection with the acquisition of BRCM on 2/1/2016 and was issued under the 2012 BRCM Plan. This RSU vests in equal quarterly installments and such that the RSU vests in full on February 5, 2018, subject to the executive’s continued employment with us.

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Directors’ Interests in Shares or Debentures (continued)

(b)	(continued)

(9)

This RSU was assumed in connection with the acquisition of BRCM on 2/1/2016 and was issued under the 2012 BRCM Plan. This RSU vests in equal quarterly installments and such that the RSU vests in full on February 5, 2019, subject to the executive’s continued employment with us.

(10)

This RSU was assumed in connection with the acquisition of BRCM on 2/1/2016 and was issued under the 2012 BRCM Plan. This RSU vests in equal quarterly installments and such that the RSU vests in full on February 5, 2020, subject to the executive’s continued employment with us.

(11)

This RSU was assumed in connection with the acquisition of BRCM on 2/1/2016 and was issued under the 2012 BRCM Plan. This RSU vests in equal quarterly installments and such that the RSU vests in full on February 5, 2021, subject to the executive’s continued employment with us.

(12)	This RSU vests in four annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with the Company.
(13)

This performance-based RSU is scheduled to vest at the rate of 25% a year, subject to the executive’s continued employment with us and satisfaction of the relevant performance criteria. No shares will vest until the average closing price per share of our ordinary shares over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of an ordinary share on the grant date. If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the RSUs have the potential to vest (assuming continued service) and any RSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency is met will vest on or shortly after the date the share price contingency is met. If the share price contingency is not met by the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the RSUs will not vest and the award will expire or immediately terminate, as applicable. The vesting condition for this RSU had not been met as of the end of the financial year.

(14)	This RSU vests in two installments of 50% each on approximately the third and fourth anniversaries of the grant date, subject to the executive’s continued service with the Company.
(15)

This performance-based RSUs shall vest in full on the third anniversary of grant date subject to continued employment with us through such date and subject to the achievement of specified performance goals over the three-year period ending on, and including, the vesting date (the “Performance Period”), as determined by the Board within 60 days following the end of Performance Period. The Board shall determine the achievement of two factors (i) the relative total shareholder return of the Company compared to the S&P 500 Index over the Performance Period and (ii) our share price growth over the Performance Period, based on 90-day trailing average prices at the start and end of the Performance Period. Based upon the level of performance achieved, a maximum of 240,000 shares may be awarded under this grant. If the minimum performance criterion is not met, no shares will be issued under this grant and the grant will be cancelled.

Equity Awards

Summary of Equity Plans

The Company has four equity compensation plans that have been approved by its shareholders: the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”), the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan” and together with the Executive Plan, the “Legacy Plans”), the Avago Technologies Limited 2009 Equity Incentive Plan (the “2009 Plan”) and Avago Technologies Employee Share Purchase Plan (the “ESPP”). We ceased to make grants under the Legacy Plans in August 2009.

As at October 30, 2016, the Company had two equity compensation plans that had not been approved by the Company’s shareholders and pursuant to which it may continue to grant additional equity awards: the

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Equity Awards (continued)

Summary of Equity Plans (continued)

LSI 2003 Equity Incentive Plan (the “2003 Plan”), which was assumed in connection with the acquisition of LSI Corporation in May 2014, and the Broadcom Corporation 2012 Stock Incentive Plan (the “2012 Plan”, and together with the 2009 Plan, the 2003 Plan and the Legacy Plans, the “Equity Incentive Plans”), which was assumed in connection with our acquisition of BRCM in February 2016. The Company has also assumed certain outstanding equity awards granted under the 2003 Plan and the 2012 Plan and under other equity compensation plans or agreements in connection with the acquisition of LSI and BRCM and other companies that originally granted those awards.

Shares Available for Issuance Under the Equity Incentive Plans and the ESPP.

2009 Plan: The 2009 Plan initially reserved for issuance 20 million ordinary shares, subject to automatic annual increases equal to the least of (a) 6 million shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding financial year and (c) such smaller number of ordinary shares as determined by the Board. To the extent that an outstanding award under the 2009 Plan terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2009 Plan. In addition, any outstanding share options terminated, cancelled or forfeited under the Legacy Plans after July 27, 2009 also become available for issuance under the 2009 Plan. However, no more than an aggregate of 90 million ordinary shares may be issued upon the exercise or vesting of equity awards issued under the 2009 Plan. As of October 30, 2016, 15.4 million ordinary shares were available for issuance under the 2009 Plan

2003 Plan: As at May 6, 2014, the date the plan was assumed, 6.7 million ordinary shares were reserved for issuance under the 2003 Plan, of which 3 million shares were available for RSU awards. To the extent that an outstanding award under the 2003 Plan terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2003 Plan. As of October 30, 2016, 4.4 million shares were available for issuance under to the 2003 Plan, of which 2.1 million shares were available for issuance for RSU awards.

2012 Plan: As at February 1, 2016, the date the plan was assumed, 79.3 million ordinary shares were reserved for issuance under the 2012 Plan. The 2012 Plan provides for an automatic annual increase in the number of shares available for issuance of 12.2 million shares on the first trading day of January each calendar year. To the extent that an outstanding award under the 2012 Plan terminates, expires or lapses for any reason, any shares subject to the award at such time will be available for future grants under the 2012 Plan. However, no more than an aggregate of 100 million ordinary shares may be issued upon the exercise or vesting of equity awards issued under the 2012 Plan. As of October 30, 2016, 73.3 million ordinary shares were available for issuance under the 2012 Plan.

ESPP: The ESPP initially reserved for issuance 8 million ordinary shares, subject to automatic annual increases in the aggregate number of shares available for issuance under the ESPP on the first day each fiscal year by the least of (i) 2 million shares, (ii) 1% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares as determined by the Board. However, no more than an aggregate of 24 million ordinary shares may be issued under the ESPP. As of October 30, 2016, 8.4 million shares were available for issuance under the ESPP.

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Equity Awards (continued)

Summary of Equity Plans (continued)

Legacy Plans: The Company ceased to make grants under the Legacy Plans in August 2009.

Awards, Eligibility and Terms. Options, RSUs (which represent the right to receive one ordinary share per RSU upon the vesting thereof, for no additional consideration) and various other share-based and cash-based awards may be granted under the 2009 Plan to individuals who are then the Company’s officers, employees or consultants or who are the officers, employees or consultants of certain of the Company’s subsidiaries. Such awards also may be granted to non-employee directors of the Company. Only employees may be granted incentive stock options (“ISOs”). The Company may also grant options, RSUs and other awards under the 2003 Plan and 2012 Plan to former employees of LSI or BRCM, respectively, and any other employees who were not employees of the Company or its subsidiaries at the time of the acquisition of LSI or BRCM, respectively.

Options issued to employees generally vest over a four-year period from the date of grant, subject to continued service with the Company or its subsidiaries on each vesting date, and are granted with an exercise price equal to the fair market value on the date of grant. Options typically expire between seven and 10 years after the date of grant, other than options granted to non-employees, which expire no more than five years after the date of grant. The Company has not issued options since March 2015. RSUs issued to employees generally vest over four years, subject to continued service with the Company or its subsidiaries on each vesting date. The vesting of a portion of the options and RSUs issued to members of senior management may also be made subject to the satisfaction of specified performance conditions, and if such performance condition is not met prior to the expiration of the award or, in the case of RSUs the last scheduled vesting date, no shares will be issued pursuant to that award.

The ESPP allows eligible employees of the Company and its participating subsidiaries to purchase ordinary shares at semi-annual intervals (March 15 and September 15 of each year), with their accumulated payroll deductions, at a 15% discounted price per ordinary share, based on the fair market value per ordinary share at the beginning or end of the six-month offering period, whichever is lower (the “Purchase Price”). The number of ordinary shares subject to the option can only be determined at the end of each six-month offering period based on the accumulated payroll deductions from each participant as well as Purchase Price of the ordinary shares.

As of October 30, 2016, options to acquire 15 million ordinary shares at exercise prices ranging between US$6.48 to US$125.90 per ordinary share with expiration dates ranging between October 31, 2016 and April 14, 2022) were outstanding, and an aggregate of 17 million RSUs were outstanding under Equity Incentive Plans. During the financial years ended October 30, 2016 and November 1, 2015, 0.4 million and 0.2 million shares, respectively, were purchased under the ESPP.

Administration.

The Compensation Committee of the Board administers our Equity Incentive Plans and the ESPP. Subject to the terms and conditions of the Equity Incentive Plans and the ESPP, the Compensation Committee has the exclusive authority to select the persons to whom awards are to be made, to determine the number of shares

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Equity Awards (continued)

Summary of Equity Plans (continued)

to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the such plan. The Compensation Committee is also generally authorized to adopt, amend or rescind rules relating to administration of the Equity Incentive Plans and the ESPP. The Board may at any time remove the Compensation Committee as the administrator and re-vest in itself the authority to administer the Equity Incentive Plans and the ESPP. The full Board administers the 2009 Plan with respect to awards to non-employee directors and with respect to our President and Chief Executive Officer.

A summary of award activities under the Equity Incentive Plans is as set out below (in millions, except per share amounts):

	Ordinary Shares Underlying Awards Outstanding
	Number outstanding	Weighted- average exercise price per share ($)

Balance as of November 1, 2015	21	47.92
Exercised	(5)	44.35
Cancelled	(1)	53.56

Balance as of October 30, 2016	15	48.77

Balance as of November 2, 2014	29	44.97
Granted	1	95.97
Exercised	(7)	34.40
Cancelled	(2)	65.32

Balance as of November 1, 2015	21	47.92

BROADCOM LIMITED

DIRECTORS’ STATEMENT

For the financial year ended October 30, 2016

Equity Awards Outstanding

A summary of RSU activity related to our Equity Incentive Plans for the financial year ended October 30, 2016 is as follows (in millions, except years and per share amounts):

		Group
	RSU Awards Outstanding
	Number Outstanding	Weighted- Average Grant Date Fair Market Value	Weighted- Average Remaining Contractual Life (in years)

Balance as of November 1, 2015	5	95.17
Assumed in Broadcom Merger	6	135.58
Granted	12	138.45
Vested	(4)	114.49
Forfeited	(2)	130.30

Balance as of October 30, 2016	17	130.71	1.65

Balance as of November 2, 2014	4	48.82
Granted	3	119.30
Vested	(1)	57.29
Forfeited	(1)	79.51

Balance as of November 1, 2015	5	95.17	1.70

Independent auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

On behalf of the directors

/s/ James V. Diller	/s/ Hock E. Tan
James V. Diller Director	Hock E. Tan Director

25 January 2017

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF BROADCOM LIMITED

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Broadcom Limited (the “Company”) and its subsidiaries (the “Group”), which comprise the consolidated balance sheet of the Group and the balance sheet of the Company as of October 30, 2016 and the related consolidated statement of operations, statement of comprehensive income, statement of shareholder’s equity and statement of cash flows of the Group for the financial year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the provisions of the Singapore Companies Act (the “Act”) and accounting principles generally accepted in the United States of America, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition; and transactions are properly authorized and that they are recorded as necessary to permit the preparation of true and fair financial statements and to maintain accountability of assets.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group and of the Company as of October 30, 2016 and the financial performance and their cash flows for the year then ended, in accordance with the provisions of the Act and accounting principles generally accepted in the United States of America.

Report on other Legal and Regulatory Requirements

In our opinion, the accounting and other records required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors, have been properly kept in accordance with the provisions of the Act.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Public Accountants and Chartered Accountants

Singapore, 27 January 2017

BROADCOM LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

For the financial year ended October 30, 2016

	October 30, 2016 (In millions, except per share data)	November 1, 2015 (In millions, except per share data)

Net revenue	13,240	6,824

Costs of products sold:
Cost of products sold	5,295	2,750
Purchase accounting effect on inventory	1,185	30
Amortization of acquisition-related intangible assets	763	484
Restructuring charges	57	7

Total cost of products sold	7,300	3,271

Gross margin	5,940	3,553

Research and development	2,674	1,049
Selling, general and administrative	806	486
Amortization of acquisition-related intangible assets	1,873	249
Restructuring, impairment and disposal charges	996	137

Total operating expenses	6,349	1,921

Operating (loss) income	(409)	1,632

Interest expense	(585)	(191)
Loss on extinguishment of debt	(123)	(10)
Other income, net	10	36

(Loss) Income from continuing operations before income taxes	(1,107)	1,467
Provision for income taxes	642	76

(Loss) Income from continuing operations	(1,749)	1,391
Loss from discontinued operations, net of income taxes	(112)	(27)

Net (loss) income	(1,861)	1,364
Net loss attributable to noncontrolling interest	(122)	-

Net (loss) income attributable to ordinary shares	(1,739)	1,364

Basic (loss) income per share attributable to ordinary shares:
(Loss) income per share from continuing operations	(4.46)	5.27
Loss per share from discontinued operations	(0.29)	(0.10)

Net (loss) income per share	(4.75)	5.17

Diluted (loss) income per share attributable to ordinary shares:
(Loss) income per share from continuing operations	(4.57)	4.95
Loss per share from discontinued operations	(0.29)	(0.10)

Net (loss) income per share	(4.86)	4.85

Weighted-average shares:
Basic	366	264
Diluted	383	281

Cash dividends declared and paid per share	1.94	1.55

 The accompanying notes form an integral part of these financial statements.

BROADCOM LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the financial year ended October 30, 2016

	October 30, 2016 (In millions)	November 1, 2015 (In millions)
Net (loss) income	(1,861)	1,364

Other comprehensive loss, net of tax:
Unrealised loss on defined benefit pension plans and post-retirement benefit plans	(65)	(24)
Reclassification to net income	4	1
Other comprehensive loss	(61)	(23)

Comprehensive (loss) income	(1,922)	1,341

Comprehensive loss attributable to noncontrolling interest	(122)	-

Comprehensive (loss) income attributable to ordinary shares	(1,800)	1,341

 The accompanying notes form an integral part of these financial statements.

BROADCOM LIMITED

BALANCE SHEETS

As of October 30, 2016

	Group		Company
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
	(In millions)	(In millions)	(In millions)	(In millions)
ASSETS

Cash and cash equivalents	3,097	1,822	53	20
Trade accounts receivable, net	2,181	1,019	-	-
Inventory	1,400	524	-	-
Other current assets	447	394	42	586

Total current assets	7, 125	3,759	95	606
Long-term assets
Property, plant and equipment, net	2,509	1,460	-	-
Goodwill	24,732	1,674	-	-
Intangible assets, net	15,068	3,277	-	-
Other long-term assets	532	345
Investment in subsidiary	-	-	18,958	4,121

Total assets	49,966	10,515	19,053	4,727

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	1,261	617	4	5
Employee compensation and benefits	517	250	6	-
Current portion of long-term debt	454	46	-	-
Other current liabilities	846	206	151	8

Total current liabilities	3,078	1,119	161	13

Long-term liabilities
Long-term debt	13,188	3,826	-	-
Pension and post-retirement benefit obligations	531	475	-	-
Other long-term liabilities	11,293	381	-	-

Total liabilities	28,090	5,801	161	13

Commitments and contingencies (Note 13)

Shareholders’ equity
Ordinary shares, no par value; 398,281,461 shares and 276,259,120 shares issued and outstanding on October 30, 2016 and November 1, 2015, respectively	19,241	2,547	19,241	2,547
Non-economic voting preference shares, no par value; 22,804,591 shares and no shares issued and outstanding on October, 30, 2016 and November 1, 2015, respectively	-	-	-
(Accumulated deficit) Retained earnings	(215)	2,240	(215)	2,240
Accumulated other comprehensive loss	(134)	(73)	(134)	(73)

Total Broadcom Limited shareholders’ equity	18,892	4,714	18,892	4,714
Noncontrolling interest	2,984	-	-	-

Total shareholders’ equity	21,876	4,714	18,892	4,714
Total liabilities and shareholders’ equity	49,966	10,515	19,053	4,727

The accompanying notes form an integral part of these financial statements.

BROADCOM LIMITED

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the financial year ended October 30, 2016

	Ordinary shares		Non-Economic Voting Preference Shares		(Accumulated deficit) / Retained earnings	Accumulated other comprehensive loss	Non-controlling Interest	Total shareholders’ equity
	Shares	Amount	Shares	Amount
	(In Millions)
Balance as of November 1, 2015	276	2,547	-	-	2,240	(73)	-	4,714
Issuance of ordinary shares upon the acquisition of Broadcom Corporation	112	15,438	-	-	-	-	-	15,438
Issuance by the Partnership of restricted exchangeable partnership units upon the acquisition of Broadcom Corporation	-	-	-	-	-	-	3,140	3,140
Issuance of non-economic voting preference shares	-	-	23	-	-	-	-	-
Issuance of ordinary shares in connection with equity incentive plans	10	295	-	-	-	-	-	295
Share-based compensation	-	690	-	-	-	-	-	690
Excess tax benefits from share-based compensation	-	89	-	-	-	-	-	89
Cash dividends paid to ordinary shareholders	-	-	-	-	(716)	-	-	(716)
Cash distribution paid by the Partnership on restricted exchangeable partnership units	-	-	-	-	-	-	(34)	(34)
Fair value of partially vested equity awards assumed in connection with the acquisition of Broadcom Corporation	-	182	-	-	-	-	-	182
Changes in accumulated other comprehensive loss:
Actuarial losses and prior service costs associated with defined benefit pension plans and post-retirement benefit plans, net of taxes	-	-	-	-	-	(61)	-	(61)
Net loss	-	-	-	-	(1,739)	-	(122)	(1,861)

Balance as of October 30, 2016	398	19,241	23	-	(215)	(134)	2,984	21,876

The accompanying notes form an integral part of these financial statements.

BROADCOM LIMITED

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the financial year ended October 30, 2016

	Ordinary shares		Non-Economic Voting Preference Shares		(Accumulated deficit) / Retained earnings	Accumulated other comprehensive loss	Non-controlling Interest	Total shareholders’ equity
	Shares	Amount	Shares	Amount
	(In Millions)
Balance as of November 2, 2014	254	2,009	-	-	1,284	(50)	-	3,243
Issuance of ordinary shares in connection with equity incentive plans	8	241	-	-	-	-	-	241
Share-based compensation	-	237	-	-	-	-		237
Excess tax benefits from share-based compensation	-	130	-	-	-	-		130
Cash dividends paid to shareholders	-	-	-	-	(408)	-	-	(408)
Issuance of ordinary shares upon conversion of Convertible Notes	14	(75)	-	-	-	-	-	(75)
Fair value of partially vested equity awards assumed in connection with the acquisition of Emulex Corporation	-	5	-	-	-	-	-	5
Changes in accumulated other comprehensive loss:

Actuarial losses and prior service costs associated with defined benefit pension plans and post-retirement benefit, net of taxes	-	-	-	-	-	(23)	-	(23)
Net income	-	-	-	-	1,364	-	-	1,364

Balance as of November 1, 2015	276	2,547	-	-	2,240	(73)	-	4,714

The accompanying notes form an integral part of these financial statements.

BROADCOM LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

For the financial year ended October 30, 2016

	October 30 2016	November 1, 2015
	(In millions)	(In millions)
Cash flows from operating activities
Net (loss) income	(1,861)	1,364

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortisation	3,042	962
Share-based compensation	679	232
Excess tax benefits from share-based compensation	(89)	(125)
Non-cash portion of restructuring, impairment and disposal charges	662	77
Non-cash portion of debt extinguishment loss, net	100	10
Deferred taxes	365	(220)
Amortisation of debt issuance costs and accretion of debt Discount	36	22
Other	(6)	32

Changes in assets and liabilities, net of acquisitions and disposal:
Trade accounts receivable, net	(491)	(187)
Inventory	996	62
Accounts payable	33	29
Employee compensation and benefits	163	8
Other current assets and current liabilities	(98)	12
Other long-term assets and long-term liabilities	(120)	40

Net cash provided by operating activities	3,411	2,318

Cash flows used in investing activities
Acquisitions of businesses, net of cash acquired	(10,055)	(394)
Proceeds from sales of businesses	898	650
Purchases of property, plant and equipment	(723)	(593)
Proceeds from disposals of property, plant and equipment	5	110
Purchases of investments	(58)	(14)
Proceeds from sales and maturities of investments	104	-
Other	(11)	-

Net cash used in investing activities	(9,840)	(241)

Cash flows provided by/(used in) financing activities
Proceeds from term loan borrowings	19,510	-
Debt repayments	(9,842)	(1,639)
Payments of assumed debt	(1,475)	(178)
Debt issuance costs	(123)	-
Dividend and distribution payments	(750)	(408)
Issuance of ordinary shares	295	241
Excess tax benefits from share-based compensation	89	125

Net cash provided by/ (used in) financing activities	7,704	(1,859)

Net change in cash and cash equivalents	1,275	218
Cash and cash equivalents at beginning of financial year	1,822	1,604

Cash and cash equivalents at end of financial year	3,097	1,822

Supplemental disclosure of cash flow information
Cash paid for interest	448	172
Cash paid for income taxes, net of refunds	242	138

The accompanying notes form an integral part of these financial statements.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

1.	Overview and Basis of Presentation

Broadcom Limited, or Broadcom, is a leading designer, developer and global supplier of a broad range of semiconductor devices with a focus on complex digital and mixed signal complementary metal oxide semiconductor, or CMOS, based devices and analog III-V based products. We have a history of innovation and offer thousands of products that are used in end products such as enterprise and data center networking, home connectivity, set-top boxes, broadband access, telecommunication equipment, smartphones, data center servers and storage systems, factory automation, power generation and alternative energy systems, and electronic displays. We have four reportable segments: wired infrastructure, wireless communications, enterprise storage and industrial & other, which align with our principal target markets.

Broadcom, a company organized under the laws of the Republic of Singapore, is the successor to Avago Technologies Limited, or Avago. Broadcom Cayman L.P., or the Partnership, is an exempted limited partnership formed under the laws of the Cayman Islands in order to effect the business combination between Avago and Broadcom Corporation, a California corporation, or BRCM. On February 1, 2016, pursuant to an Agreement and Plan of Merger dated as of May 28, 2015, or the Broadcom Agreement, Broadcom, Avago, BRCM, the Partnership, and certain other parties completed various transactions, including a scheme of arrangement under Singapore law between Avago and Broadcom, or the Avago Scheme. Pursuant to the Avago Scheme, all issued ordinary shares of Avago were exchanged on a one-for-one basis for newly issued ordinary shares of Broadcom. Immediately following the consummation of the Avago Scheme, two subsidiaries of Broadcom merged with and into BRCM with BRCM as the surviving corporation of each such merger, or the Broadcom Merger. Following the Avago Scheme and the Broadcom Merger, or the Broadcom Transaction, each of Avago and BRCM became indirect subsidiaries of Broadcom and the Partnership.

Broadcom is the Partnership’s sole General Partner and currently owns a majority interest (by vote and value) in the Partnership represented by common partnership units, or Common Units. The balance of the partnership units are held by certain former BRCM shareholders, or the Limited Partners, in the form of restricted exchangeable limited partnership units, or Partnership REUs. As General Partner, Broadcom has the exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership in accordance with the Partnership’s amended and restated exempted limited partnership agreement, or Partnership Agreement, as amended from time to time, and applicable laws. There is no board of directors of the Partnership.

The Avago Scheme was accounted for in all periods presented using a carryover basis, similar to a pooling-of-interests, as the transaction was premised on a non-substantive exchange in order to facilitate the acquisition of BRCM, resulting in the retention of the historical basis of accounting. Under this method of accounting, Broadcom and Avago were treated as if they had always been combined for accounting and financial reporting purposes. The Broadcom Merger is discussed in further detail in Note 3. “Acquisitions.”

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

1.	Overview and Basis of Presentation (continued)

The Partnership REUs are deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Partnership is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder.

The consolidated financial statements and accompanying notes are being presented in a combined report being filed by two separate registrants: Broadcom and the Partnership. The differences in the consolidated financial statements relate to the noncontrolling interest that represents the outstanding Partnership REUs and transactions between Broadcom and the Partnership, which are accounted for as capital transactions. Refer to Note 9. “Shareholders’ Equity” for additional information.

Unless stated otherwise or the context otherwise requires, references to “Broadcom,” “we,” “our” and “us” mean Broadcom Limited and its consolidated subsidiaries, including Broadcom Cayman L.P. References to the “Partnership” mean Broadcom Cayman L.P. and its consolidated subsidiaries. Financial information and results of operations presented for the periods prior to February 1, 2016 relate to Avago, our predecessor, and relate to Broadcom and the Partnership for the periods after February 1, 2016.

The Company is required to file its audited standalone Company balance sheet with the Accounting and Corporate Regulatory Authority in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”).

The Company has received an exemption under Section 201(14) of the Act to prepare its financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Accordingly, the consolidated financial statements and balance sheet of the Company have been prepared in accordance with the U.S. GAAP.

The financial statements are expressed in U.S. dollar, which is our functional and presentation currency.

2.	Summary of Significant Accounting Policies

Basis of presentation

We operate on a 52- or 53-week fiscal year ending on the Sunday closest to October 31. Our fiscal year ended October 30, 2016, or fiscal year 2016, was a 52-week fiscal year. The first quarter of our fiscal year 2016 ended on January 31, 2016, the second quarter ended on May 1, 2016 and the third quarter ended on July 31, 2016. Our fiscal year ended November 1, 2015, or fiscal year 2015 was also a 52-week fiscal year.

As a result of Broadcom’s controlling interest in the Partnership, we consolidate the financial results of the Partnership and present a noncontrolling interest for the portion of the Partnership we do not own in our consolidated financial statements. Net loss attributable to noncontrolling interest in the consolidated statements of operations represents the portion of loss attributable to the economic interest in the Partnership owned by the Limited Partners.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Basis of presentation (continued)

The accompanying consolidated financial statements include the results of operations of BRCM and other acquisitions commencing as of their respective acquisition dates.

Principles of Consolidation

Our consolidated financial statements include the accounts of Broadcom and the Partnership, respectively, and their subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Foreign currency remeasurement

We operate in a U.S. dollar functional currency environment. As such, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for non-monetary items such as inventory and property, plant and equipment, which are remeasured at historical exchange rates. The effects of foreign currency remeasurement were not material for any period presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Investment in subsidiary

Investment in subsidiary in the balance sheet is accounted for using the equity accounting method.

Cash and Cash Equivalents

We consider all highly liquid investment securities with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of our cash and cash equivalents at the time of purchase.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Trade Accounts Receivable, Net

Trade accounts receivable are recognized at the invoiced amount and do not bear interest. Accounts receivable are reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer-specific experience and the aging of such receivables, among other factors. Allowances for doubtful accounts were $9 million and $3 million as of October 30, 2016 and November 1, 2015, respectively. Accounts receivable are also recognized net of sales returns and distributor credit allowances. These amounts are recognized when it is both probable and estimable that discounts will be granted or products will be returned. Allowances for sales returns and distributor credit allowances at October 30, 2016 and November 1, 2015 were $283 million and $72 million, respectively.

Concentrations of Credit Risk and Significant Customers

Our cash, cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents may be redeemable upon demand and are maintained with several financial institutions that management believes are of high credit quality and therefore bear minimal credit risk. We seek to mitigate our credit risks by spreading such risks across multiple counterparties and monitoring the risk profile of these counterparties. Our accounts receivable are derived from revenue earned from customers located both within and outside the U.S. We mitigate collection risks from our customers by performing regular credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

Concentration of Other Risks

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. Our financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, timely implementation of new manufacturing technologies, ability to safeguard patents and other intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. We are exposed to the risk of obsolescence of our inventory depending on the mix of future business.

Inventory

We value our inventory at the lower of the actual cost of the inventory or the current estimated market value of the inventory, with cost being determined under the first-in, first-out method. We record a provision for excess and obsolete inventory based primarily on our forecast of product demand and production requirements. The excess balance determined by this analysis becomes the

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Inventory (continued)

basis for our excess inventory charge and the written-down value of the inventory becomes its new cost basis.

Retirement benefits

Post-retirement benefit plan assets and liabilities are estimates of benefits that we expect to pay to eligible retirees. We consider various factors in determining the value of our post-retirement net assets, including the number of employees that we expect to receive benefits and other actuarial assumptions.

For defined benefit pension plans, we consider various factors in determining our respective pension liabilities and net periodic benefit costs, including the number of employees that we expect to receive benefits, their salary levels and years of service, the expected return on plan assets, the discount rate, the timing of the payment of benefits, and other actuarial assumptions. If the actual results and events of the pension plans differ from our current assumptions, the benefit obligations may be over- or under-valued.

The key benefit plan assumptions are the discount rate and the expected rate of return on plan assets. The assumptions discussed below are for the U.S. retirement benefit plans. For the non-U.S. plans, we chose assumptions specific to each country.

The U.S. discount rates are based on the results of matching expected plan benefit payments with cash flows from a hypothetical yield curve constructed with high-quality corporate bond yields. We base the salary increase assumptions on historical experience and future expectations. In developing the expected rate of return, we consider long-term compound annualized returns based on historical market data, historical and expected returns on the various categories of plan assets, and the target investment portfolio allocation among debt, equity securities and other investments.

Derivative instruments

We are subject to foreign currency risks for transactions denominated in foreign currencies, primarily the Singapore Dollar, Malaysian Ringgit, Euro, Japanese Yen and Indian Rupee. Therefore, we enter into foreign exchange forward contracts to manage financial exposures resulting from the changes in the exchange rates of these foreign currencies. These contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and forecasted revenue and expense transactions that are denominated in currencies other than the functional currency of the subsidiary which has the exposure. We exclude time value from the measurement of effectiveness. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies; our hedging contracts generally mature within three months. We do not use derivative financial instruments for speculative or trading purposes.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Derivative instruments (continued)

We designate our forward contracts as either cash flow or fair value hedges. All derivatives are recognized on the consolidated balance sheets at their fair values based on Level 2 inputs as defined in the fair value hierarchy. The accounting for gains and losses resulting from changes in fair value depends on the use of the derivative and whether it is designated and qualifies for hedge accounting. For derivative instruments that are designated and qualify as fair value hedges, changes in value of the instruments are recognized in income in the current period. Such hedges are recognized in net income (loss) and are offset by the changes in fair value of the underlying assets or liabilities being hedged. For derivative instruments that are designated and qualify as cash flow hedges, changes in the value of the effective portion of the derivative instrument are recognized in accumulated other comprehensive income (loss), a component of shareholders’ equity. These amounts are then reclassified and recognized in net income (loss) when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur. Changes in the fair value of the ineffective portion of derivative instruments are recognized in net income (loss) in the current period, which have not been material to date. Changes in the value of derivative instruments not designated as hedges are recognized in other income, net, in our consolidated statements of operations.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Additions, improvements and major renewals are capitalized, and maintenance, repairs and minor renewals are expensed as incurred. Assets are held in construction in progress until placed in service, upon which date, we begin to depreciate these assets. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our property, plant and equipment balances and the resulting gain or loss is reflected in the consolidated statements of operations. Buildings and leasehold improvements are generally depreciated over 15 to 40 years, or over the lease period, whichever is shorter, and machinery and equipment are generally depreciated over three to ten years. We use the straight-line method of depreciation for all property, plant and equipment.

Fair value measurement

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three level hierarchy is applied to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Fair value measurement (continued)

The three levels of the fair value hierarchy under the guidance for fair value measurements are described below:

Level 1 — Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Our Level 1 assets include cash equivalents, banker’s acceptances, trading securities investments and investment funds (i.e., deferred compensation plan assets). We measure trading securities investments and investment funds at quoted market prices as they are traded in an active market with sufficient volume and frequency of transactions.

Level 2 — Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified contractual term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 — Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date. Level 3 assets and liabilities include cost method investments, goodwill, amortizable intangible assets, and property, plant and equipment, which are measured at fair value using a discounted cash flow approach when they are impaired. Quantitative information for Level 3 assets and liabilities reviewed at each reporting period includes indicators of significant deterioration in the earnings performance, credit rating, asset quality, business prospects of the investee, and financial indicators of the investee’s ability to continue as a going concern.

Business combinations

We account for business combinations under the acquisition method of accounting, which requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in our consolidated statements of operations.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Business combinations (continued)

Accounting for business combinations requires our management to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, restructuring liabilities, pre-acquisition contingencies, and contingent consideration, where applicable. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based, in part, on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets we have acquired include future expected cash flows from product sales, customer contracts and acquired technologies, expected costs to develop in-process research and development into commercially viable products, and estimated cash flows from the projects when completed and discount rates. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. To review for impairment we first assess qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount. Our qualitative assessment of the recoverability of goodwill, whether performed annually or based on specific events or circumstances, considers various macroeconomic, industry-specific and company-specific factors. Those factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of our financial performance; or (iv) a sustained decrease in our market capitalization below our net book value. After assessing the totality of events and circumstances, if we determine that it is not more likely than not that the fair value of any of our reporting units is less than its carrying amount, no further assessment is performed. If we determine that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount, we calculate the fair value of that reporting unit and compare the fair value to the reporting unit’s net book value. If the fair value of the reporting unit is greater than its net book value, there is no impairment. Otherwise, we calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit. The implied fair value of goodwill is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Long-lived assets

Purchased finite-lived intangible assets are carried at cost less accumulated amortization. Amortization is recognized over the periods during which the intangible assets are expected to contribute to our cash flows. Purchased in-process research and development, or IPR&D, projects are capitalized at fair value as an indefinite lived intangible asset and assessed for impairment thereafter. Upon completion of each underlying project, IPR&D assets are reclassified as an amortizable purchased intangible asset and amortized over their estimated useful lives. If an IPR&D project is abandoned, we recognize the carrying value of the related intangible asset in our consolidated statements of operations in the period it is abandoned. On a quarterly basis, we monitor factors and changes in circumstances that could indicate carrying amounts of long-lived assets, including purchased intangible assets, and property, plant and equipment, may not be recoverable.

Factors we consider important which could trigger an impairment review include (i) significant under-performance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends. An impairment loss must be measured if the sum of the expected future cash flows (undiscounted and before interest) from the use and eventual disposition of the asset (or asset group) is less than the net book value of the asset (or asset group). The amount of the impairment loss will generally be measured as the difference between the net book value of the asset (or asset group) and the estimated fair value.

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon our historical experience and specific identification of the products requirements, which may fluctuate based on product mix. Additionally, we accrue for warranty costs associated with occasional or unanticipated product quality issues if a loss is probable and can be reasonably estimated.

Revenue Recognition

We recognize revenue related to sales of our products, net of trade discounts and allowances, provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title and risk of loss have transferred, (iii) the price is fixed or determinable and (iv) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. We consider the price to be determinable when the price is not subject to refund or adjustments or when any such adjustments can be estimated. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. Revenue, including sales to resellers and distributors, is reduced for estimated returns and distributor allowances. We recognize revenue from sales of our products to distributors upon delivery of product to the distributors. An allowance for distributor credits covering price adjustments is made

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

based on our estimate of historical experience rates as well as considering economic conditions and contractual terms. To date, actual distributor claims activity has been materially consistent with the provisions we have made based on our historical estimates. We also record reductions of revenue for rebates, in the same period that the related revenue is recorded. We accrue 100% of potential rebates at the time of sale and do not apply a breakage factor. We reverse the accrual of unclaimed rebate amounts as specific rebate programs contractually end and when we believe unclaimed rebates are no longer subject to payment and will not be paid. Thus, the reversal of unclaimed rebates may have a positive impact on our net revenue and results of operations in subsequent periods.

We enter into development agreements with some of our customers and recognize revenue from these agreements upon completion and acceptance by the customer of contract deliverables or as services are provided, depending on the terms of the arrangement. Revenue is deferred for any amounts billed or received prior to completion or delivery of services. As we retain the intellectual property generated from these development agreements, costs related to these arrangements are included in research and development expense.

We recognize revenue from the sales and licensing of our intellectual property when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price is fixed or determinable, and (iv) collection of resulting receivables is reasonably assured. Revenue from upfront payments for the licensing of our patents is recognized when the arrangement is mutually signed, if there is no future delivery or future performance obligation and all other criteria are met. Revenue from guaranteed royalty streams are recognized when paid, or collection is reasonably assured and all other criteria are met. When patent licensing arrangements include royalties for future sales of the licensees’ products using our licensed patented technology, revenue is recognized when the royalty report is received from the licensee, at which time the sales price is determinable, provided that all other criteria have been met.

Research and Development

Research and development expense consists primarily of personnel costs for our engineers and third parties engaged in the design and development of our products, software and technologies, including salary, bonus and share-based compensation expense, project material costs, services and depreciation. Such costs are charged to research and development expense as they are incurred.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Share-Based Compensation Expense

We recognize compensation expense for time-based share options and employee share purchase plan rights based on the estimated grant-date fair value method required under the applicable authoritative guidance using the Black-Scholes valuation model with a straight-line amortization method. We recognize compensation expense for time-based restricted share units, or RSUs, using the straight-line amortization method based on the fair value of RSUs on the date of grant. The fair value of RSUs is the closing market price of Broadcom ordinary shares on the date of grant, reduced by the present value of dividends expected to be paid on Broadcom ordinary shares prior to vesting.

Certain equity awards granted included both service and market conditions. The fair value of market-based awards was estimated on the date of grant using the Monte Carlo simulation technique. Assumptions utilized in the Monte Carlo simulation model follow the same methodology as our time-based option awards. Compensation expense for market-based awards is amortized based upon a graded vesting method over the service period.

Since the applicable authoritative guidance requires share-based compensation expense to be based on awards that are ultimately expected to vest, estimated share-based compensation expense for such awards has been reduced for estimated forfeitures. Changes in the estimated forfeiture rates can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

We recognize a benefit from share-based compensation in shareholders’ equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

Shipping and Handling Costs

Our shipping and handling costs charged to customers are included in net revenue and the associated expense is included in cost of products sold in the consolidated statements of operations for all periods presented.

Advertising

Advertising costs are expensed as incurred and included within selling, general and administrative expense. Advertising costs were not material for financial years 2016 and 2015.

Litigation and settlement cost

We are involved in legal actions and other matters arising in our recent business acquisitions and in the normal course of business. We recognize an estimated loss contingency when the outcome is probable prior to issuance of the consolidated financial statements and we are able to reasonably estimate the amount or range of any possible loss.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Taxes on Income

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. If we determine that we are able to realize our deferred income tax assets in the future in excess of their net carrying values, we adjust the valuation allowance and reduce the provision for income taxes. Likewise, if we determine that we are not be able to realize all or part of our net deferred tax assets, we increase the provision for income taxes in the period such determination is made.

We account for uncertainty in income taxes in accordance with the applicable accounting guidance on income taxes. This guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Earnings per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to ordinary shares by the weighted-average number of Broadcom ordinary shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) attributable to ordinary shares and, if the Partnership REUs are dilutive, net income (loss) attributable to noncontrolling interest by the weighted-average number of Broadcom ordinary shares and potentially dilutive share equivalents outstanding during the period. Diluted shares outstanding include the dilutive effect of in-the-money share options, RSUs and employee share purchase rights under the Amended and Restated Broadcom Limited Employee Share Purchase Plan, or ESPP (together referred to as equity awards) and the 2.0% Convertible Senior Notes due 2021 issued by Avago, or the Convertible Notes.

The dilutive effect of equity awards is calculated based on the average share price for each fiscal period, using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising share options and to purchase shares under the ESPP, the amount of compensation cost for future service that we have not yet recognized, and the amount of tax benefits that would be recognized when equity awards become deductible for income tax purposes are collectively assumed to be used to repurchase ordinary shares.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Earnings per Share (continued)

The dilutive effect of the Convertible Notes was calculated using the treasury stock method based on our assumption that the Convertible Notes would be settled in cash. The treasury stock method assumed that the carrying value of the Convertible Notes represented proceeds, since settlement of the Convertible Notes tendered for conversion could be settled with cash, ordinary shares or a combination of both at our option.

The dilutive effect of the Partnership REUs is calculated using the if-converted method. The if-converted method assumes that the Partnership REUs were converted at the beginning of the reporting period.

Reclassifications

Certain reclassifications have been made to the prior period consolidated balance sheet and consolidated statements of cash flows. These reclassifications have no impact on the previously reported net assets or net cash activities.

Recently Adopted Accounting Guidance

In November 2015, the Financial Accounting Standards Board, or FASB, issued guidance that simplifies the presentation of deferred tax assets and liabilities in a classified balance sheet. This guidance eliminates the requirement to present deferred tax assets and liabilities as current and non-current in a classified balance sheet. Instead, all deferred tax assets and liabilities are classified as non-current. We adopted this guidance during the first quarter of fiscal year 2016 on a prospective basis. The adoption resulted in $116 million of net current deferred tax assets being reclassified from other current assets to other long-term assets on our January 31, 2016 condensed consolidated balance sheet.

In April 2015, the FASB amended the guidance related to the financial statement presentation of debt issuance costs. The guidance requires certain debt issuance costs to be presented on the balance sheet as a direct reduction to the carrying amount of debt, consistent with debt discounts or premiums. In August 2015, the FASB further clarified that entities are permitted to defer and present debt issuance costs related to line-of-credit arrangements as assets. We early-adopted this guidance during the fiscal quarter ended May 1, 2016, and applied its provisions retrospectively, as required. The adoption resulted in $13 million of other current assets and $64 million of other long-term assets being reclassified to long-term debt on our consolidated balance sheet as of November 1, 2015.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Recently Adopted Accounting Guidance (continued)

In May 2015, the FASB amended the guidance related to the fair value hierarchy. This guidance removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value, or NAV, per share practical expedient. In addition, this guidance eliminates the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the NAV per share practical expedient, and instead limits the disclosure to those investments for which the entity has elected to measure fair value using the NAV practical expedient. We early adopted this guidance on a retrospective basis in fiscal year 2016. The adoption of this authoritative guidance changed the presentation of our disclosures for applicable investments in Note 7. “Retirement Plans and Post-Retirement Benefits.”

Recent Accounting Guidance Not Yet Adopted

In October 2016, the FASB issued updated guidance related to the recognition of income tax consequences of an intra-entity transfer of an asset other than inventory. This guidance will be effective for the first quarter of our fiscal year 2018; however, early adoption is permitted. The adoption of this guidance will increase our income tax provision for periods in which we perform intra-entity transfers.

In August 2016, the FASB issued guidance related to the classification of certain transactions on the statement of cash flows. This guidance will be effective for the first quarter of our fiscal year 2019; however, early adoption is permitted. We will present our statement of cash flows in accordance with this guidance for transactions occurring subsequent to adoption.

In March 2016, the FASB issued guidance that involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This guidance will be effective for the first quarter of our fiscal year 2018; however, early adoption is permitted. We are currently planning to early adopt this guidance in the first quarter of fiscal year 2017 and we are evaluating the impact that this guidance will have on our consolidated financial statements.

In February 2016, the FASB issued guidance related to the accounting for leases, which among other things, requires a lessee to recognize lease assets and lease liabilities on the balance sheet for operating leases. This guidance will be effective for the first quarter of our fiscal year 2020. The new guidance is required to be applied using a modified retrospective approach. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In September 2015, the FASB issued guidance which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Acquirers must recognize measurement-period adjustments during the period of resolution, including the effect on

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

2.	Summary of Significant Accounting Policies (continued)

Recent Accounting Guidance Not Yet Adopted (continued)

earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance will be effective for the first quarter of our fiscal year 2017. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In August 2015, the FASB deferred the effective date of the guidance that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. This guidance will be effective for the first quarter of our fiscal year 2019. Early adoption is permitted, but not before the first quarter of our fiscal year 2018. The new guidance is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application. In addition, in 2016, the FASB issued amendments to clarify the implementation guidance for principal versus agent considerations, identifying performance obligations and the accounting for licenses of intellectual property, and narrow-scope improvements and practical expedients. We have not yet selected a transition method and are currently evaluating the impact of this guidance on our consolidated financial statements.

In April 2015, the FASB issued guidance to determine whether a cloud computing arrangement includes software. If a cloud computing arrangement includes software, the customer should account for the software element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include software, the customer should account for the arrangement as a service contract. The new guidance does not change the customer’s accounting for service contracts. This guidance will be effective for us in the first quarter of our fiscal year 2017 and will be applied on a prospective basis for all arrangements entered into or materially modified after the effective date. Upon adoption, cash paid for cloud computing arrangements that include software will be classified as an investing activity on our statement of cash flows.

3.	Acquisitions

Acquisition of Broadcom Corporation

The Broadcom Merger closed on February 1, 2016, or the Acquisition Date, pursuant to the terms of the Broadcom Agreement. The aggregate consideration for the Broadcom Merger, which consisted of both cash and equity consideration, was approximately $28,758 million, net of cash acquired.

We funded the cash portion of the Broadcom Merger with the net proceeds from the issuance of the 2016 Term Loans, as defined and discussed in further detail in Note 8 “Borrowings,” as well as cash on hand of the combined companies.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Broadcom Corporation (continued)

BRCM was a leader in semiconductor solutions for wired and wireless communications and provided a broad portfolio of highly-integrated system-on-a-chip solutions that seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments. We acquired BRCM to position us as a global diversified leader in wired and wireless communication semiconductors and to deepen our broad portfolios, and to enable us to better address the evolving needs of customers across the wired and wireless end markets.

The aggregate consideration for the Broadcom Merger, net of cash acquired, consisted of the following (in millions):

Group
Cash for outstanding BRCM common stock	16,798
Fair value of Broadcom ordinary shares issued for outstanding BRCM common stock	15,438
Fair value of Partnership REUs issued for outstanding BRCM common stock	3,140
Fair value of partially vested assumed restricted stock unit awards	182
Cash for vested BRCM equity awards	137
Effective settlement of pre-existing relationships	11

Total purchase consideration	35,706
Less: Cash acquired	6,948

Total purchase consideration, net of cash acquired	28,758

Broadcom issued 112 million ordinary shares and the Partnership issued 23 million Partnership REUs, all of which are valued and presented in the above table, to former BRCM shareholders in the Broadcom Merger. Broadcom also assumed unvested RSUs originally granted by BRCM and converted them into 6 million of Broadcom RSUs. The portion of the fair value of partially vested assumed RSUs associated with prior service of BRCM employees represented a component of the total consideration, as presented above, and was valued based on Broadcom’s ordinary share price as of the Acquisition Date.

We allocated the purchase price to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The fair value of identifiable intangible assets acquired was based on estimates and assumptions made by management at the time of acquisition. During the fourth quarter of fiscal year 2016, we made adjustments to certain tax balances, resulting in a $52 million decrease in goodwill. As additional information becomes available, such as finalization of the estimated fair value of tax related items, we may further revise our preliminary purchase price allocation during the remainder of the measurement period (which will not exceed 12 months from the Acquisition Date). Any such revisions or changes may be material as we finalize the fair values of the tangible and intangible assets acquired and liabilities assumed.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Broadcom Corporation (continued)

Our preliminary allocation of the total purchase price, net of cash acquired, is as follows (in millions):

Estimated Fair Value

Trade accounts receivable	669
Inventory	1,853
Assets held-for-sale	833
Other current assets	194
Property, plant and equipment	889
Goodwill	23,024
Intangible assets	14,808
Other long-term assets	121

Total assets acquired	42,391

Accounts payable	(559)
Employee compensation and benefits	(104)
Current portion of long-term debt	(1,475)
Other current liabilities	(791)
Long-term debt	(139)
Other long-term liabilities	(10,565)

Total liabilities assumed	(13,633)

Fair value of net assets acquired	28,758

Goodwill was primarily attributable to the assembled workforce, anticipated synergies and economies of scale expected from the operations of the combined company. The synergies include certain cost savings, operating efficiencies, and other strategic benefits projected to be achieved as a result of the Broadcom Merger. Goodwill is not expected to be deductible for tax purposes.

The assets held-for-sale represented those BRCM businesses that were not aligned with our strategic objectives. The sales of these businesses are discussed in Note 4. “Supplemental Financial Information.”

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Broadcom Corporation (continued)

Our results of continuing operations for fiscal year 2016 include $6,993 million of net revenue attributable to BRCM. It is impracticable to determine the effect on net income attributable to BRCM for fiscal year 2016 as we immediately integrated BRCM into our ongoing operations. Transaction costs of $42 million incurred in connection with the Broadcom Merger are included in selling, general and administrative expense in the consolidated statements of operations for fiscal year 2016.

Intangible Assets

Identified intangible assets and their respective useful lives were as follows:

	Fair Value	Weighted- Average Amortization periods
	(in millions)	(in years)
Developed technology	9,010	6
Customer contracts and related relationships	2,703	2
Order backlog	750	<1
Trade name	350	17
Other	45	16

Total identified finite-lived intangible assets	12,858

In-process research and development	1,950	N/A

Total identified intangible assets, net of assets held-for-sale	14,808
Intangible assets included in assets held-for-sale	320

Identified intangible assets	15,128

Developed technology relates to products for wired and wireless communication applications. We valued the developed technology using the multi-period excess earnings method under the income approach. This method reflects the present value of the projected cash flows that are expected to be generated by the developed technology less charges representing the contribution of other assets to those cash flows. The economic useful life was determined based on the technology cycle related to each developed technology, as well as the cash flows over the forecast period.

Customer contracts and related relationships represent the fair value of future projected revenue that will be derived from sales of products to existing customers of BRCM. Customer contracts and related relationships were valued using the with-and-without-method under the income approach. In this method, the fair value was measured by the difference between the present values of the cash flows with and without the existing customers in place over the period of time necessary to reacquire the customers. The economic useful life was determined based on historical customer turnover rates.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Broadcom Corporation (continued)

Order backlog represents business under existing contractual obligations as of the Acquisition Date. The fair value of backlog was determined using the multi-period excess earnings method under the income approach based on expected operating cash flows from future contractual revenue. The economic useful life was determined based on the expected life of the backlog and the cash flows over the forecast period.

Trade name relates to the “Broadcom” trade name. The fair value was determined by applying the relief-from-royalty method under the income approach. This valuation method is based on the application of a royalty rate to forecasted revenue under the trade name. The economic useful life was determined based on the expected life of the trade name and the cash flows anticipated over the forecasted periods.

The fair value of IPR&D was determined using the multi-period excess earnings method under the income approach. This method reflects the present value of the projected cash flows that are expected to be generated by the IPR&D, less charges representing the contribution of other assets to those cash flows.

We believe the amounts of purchased intangible assets recorded above represent the fair values of, and approximate the amounts a market participant would pay for, these intangible assets as of the Acquisition Date.

Description	IPR&D	Percentage of Completion at Acquisition	Estimated Cost to Complete	Estimated Release Date (by Financial year)
	(in millions)		(in millions)
Set-top box solutions	90	56%	90	2016 - 2017
Broadband carrier access solutions	390	34%	376	2016 - 2018
Carrier switch solutions	270	51%	255	2016 - 2019
Compute and connectivity solutions	170	61%	136	2016 - 2018
Physical layer product solutions	190	51%	71	2016 - 2019
Wireless connectivity combo solutions	770	57%	364	2016 - 2018
Touch controllers	70	39%	21	2016 - 2017

Discount rates of 14% and 16% were applied to the projected cash flows to reflect the risk related to these wired and wireless IPR&D projects, respectively. These discount rates represent a premium of 2% over the respective wired and wireless weighted-average cost of capital to reflect the higher risk and uncertainty of the cash flows for IPR&D relative to the overall businesses.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Broadcom Corporation (continued)

Subsequent to the Acquisition Date, $411 million of acquired IPR&D was written-off to restructuring, impairment and disposal charges, as we will no longer develop and invest in these projects. The majority of these abandoned IPR&D projects were included in the wireless connectivity combo and broadband carrier access solutions above.

Unaudited Pro Forma Information

The following unaudited pro forma financial information presents combined results of operations for each of the periods presented, as if BRCM had been acquired as of the beginning of fiscal year 2015. The unaudited pro forma financial information for fiscal years 2016 and 2015 combined the historical results of Avago for the fiscal quarter ended January 31, 2016 and the fiscal year ended November 1, 2015 and the historical results of BRCM for the three months ended December 31, 2015 and the twelve months ended September 30, 2015, representing BRCM’s previous reporting periods prior to the Acquisition Date, and the historical results of Broadcom for the fiscal quarters ended May 1, 2016, July 31, 2016 and October 30, 2016. The pro forma information includes adjustments to amortization and depreciation for intangible assets and property, plant and equipment acquired, adjustments to share-based compensation expense, the purchase accounting effect on inventory acquired, interest expense for the additional indebtedness incurred to complete the acquisition, restructuring charges in connection with the acquisition and transaction costs. For fiscal year 2015, non-recurring pro forma adjustments directly attributable to the Broadcom Merger included (i) the purchase accounting effect of inventory acquired of $1,185 million, (ii) the write-off of debt issuance costs of $141 million in connection with the repayment of certain borrowings, (iii) acquisition costs of $60 million and (iv) BRCM interest expense of $34 million.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Broadcom Corporation (continued)

The pro forma data are for informational purposes only and are not necessarily indicative of the consolidated results of operations of the combined business had the acquisition actually occurred at the beginning of fiscal year 2015 or of the results of future operations of the combined business. Consequently, actual results will differ from the unaudited pro forma information presented below (in millions, except for per share amounts):

	Financial year
	2016	2015
Pro forma net revenue	15,281	15,296
Pro forma net loss from continuing operations	(1,255)	(433)
Pro forma net loss	(1,367)	(460)
Pro forma net loss attributable to ordinary shares	(1,291)	(435)
Pro forma loss per share attributable to ordinary shares – basic and diluted	(3.53)	(1.16)

Acquisition of Emulex

We completed additional acquisitions in 2016 and 2015 to enhance our competitive positions. In addition to BRCM, we completed three immaterial acquisitions in 2016. On May 5, 2015, we acquired Emulex Corporation, or Emulex, a leader in network connectivity, monitoring and management. We acquired Emulex to broaden our portfolios to better serve the enterprise storage end market.

The consolidated financial statements include the results of operations of Emulex, commencing as of May 5, 2015, its acquisition dates.

Total consideration for the Emulex acquisition consisted of the following (in millions):

Group
Cash paid to stockholders	582
Fair value of partially vested assumed equity awards	5

Total purchase price	587
Less: Cash acquired	188

Total purchase price, net of cash acquired	399

In connection with the Emulex acquisition, we assumed stock options and RSUs, originally granted by Emulex, and converted them into Avago share options and RSUs. The portion of the fair value of partially vested equity awards associated with prior service of acquired employees represents a component of the total consideration, as presented above. Stock options assumed were valued using the Black-Scholes option pricing model based on the exercise behavior of Avago’s employees. RSUs were valued based on Avago’s share price as of the acquisition dates.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Emulex (continued)

Acquisition related transaction costs such as legal, accounting and other related expense were presented primarily as a component of selling, general and administrative expense in our consolidated statements of operations. During fiscal year 2015 we incurred $26 million in transaction costs related to the Emulex acquisition.

Our results of continuing operations for fiscal year 2015 include $181 million of net revenue attributable to Emulex after May 5, 2015. It is impracticable to determine the effect on net income resulting from these acquisitions, as we immediately integrated these acquisitions into our ongoing operations.

For our acquisition of Emulex, the allocation of the purchase price to tangible and identified intangible assets acquired was based on similar allocation and valuation methodologies as the BRCM acquisition. Goodwill was primarily attributable to the assembled workforce, anticipated synergies and economies of scale expected from the operations of the combined companies. The synergies include certain cost savings, operating efficiencies, and other strategic benefits projected to be achieved as a result of these acquisitions. Goodwill is not expected to be deductible for tax purposes.

Our allocation of the purchase price, net of cash acquired, is as follows (in millions):

Fair Value

Trade accounts receivable	50
Inventory	61
Assets held-for-sale	83
Other current assets	7
Property, plant and equipment	28
Goodwill	83
Intangible assets	388
Other long-term assets	14

Total Assets acquired	714

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Acquisition of Emulex (continued)

Fair Value
Accounts payable	(36)
Employee compensation and benefits	(20)
Other current liabilities	(15)
Long-term debt	(178)
Other long-term liabilities	(66)

Total liabilities assumed	(315)

Fair value of net assets acquired	399

The assets held-for-sale represented businesses that were not aligned with our strategic objectives. The sales of these businesses are discussed in Note 4. “Supplemental Financial Information.”

Intangible Assets

Identified intangible assets acquired consisted of the following:

	Fair Value	Estimated Useful Lives
	(in millions)	(in years)
Developed technology	227	4
Customer relationships	131	9
Order backlog	5	<1
Trade names	10	5

Total identified finite-lived intangible assets	373
In-process research and development	15

Total identified intangible assets	388

The following table summarizes the details of Emulex’s IPR&D projects ($ in millions):

Description	IPR&D	Discount Rate	Percentage of Completion at Acquisition	Estimated Cost to Complete	Estimated Release Date (by Financial year)
	(in millions)			(in millions)
Fibre Channel product	7	24%	33%	26	2016
Ethernet product	8	26%	48%	7	2015

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Pending Acquisition of Brocade Communications Systems, Inc.

On November 2, 2016, we entered into an Agreement and Plan of Merger, or Brocade Agreement, by and among Broadcom, BRCM, Brocade Communications Systems, Inc., a Delaware corporation, or Brocade, and Bobcat Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of BRCM, or Merger Sub. The Brocade Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Brocade, or Brocade Merger, with Brocade as the surviving corporation. As a result of the Brocade Merger, Brocade will become an indirect subsidiary of Broadcom.

Under the Brocade Agreement, at the effective time of the Brocade Merger, each issued and outstanding share of Brocade common stock held by Brocade stockholders who perfect their appraisal rights with respect to the Brocade Merger will be converted into the right to receive $12.75 in cash, without interest. The Brocade Merger is currently valued at $5.5 billion plus $0.4 billion of net debt. We intend to finance the transaction with cash on hand from both companies and new debt financing.

We will also assume certain vested (to the extent not in-the-money) and all unvested Brocade stock options, restricted stock units and performance stock units held by continuing employees and service providers. All vested in-the-money Brocade stock options, after giving effect to any acceleration, and all other restricted stock units and performance stock units will be cashed out at the effective time of the Brocade Merger.

Brocade has made customary representations, warranties and covenants in the Brocade Agreement, including, without limitation, covenants not to solicit alternative transactions or, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. Each of Broadcom, BRCM and Merger Sub, collectively, the Broadcom Parties, also has made customary representations, warranties and covenants in the Brocade Agreement.

Consummation of the Brocade Merger is subject to the satisfaction or waiver of customary closing conditions, including adoption of the Brocade Agreement by Brocade stockholders, the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of regulatory clearance under certain other laws and the absence of certain pending governmental litigation with respect to the transactions contemplated by the Brocade Agreement.

Under the Brocade Agreement, Brocade has agreed to cooperate with us to facilitate the sale, disposition or other transfer of its IP Networking business, including its recently acquired Ruckus Wireless business. The consummation of the Brocade Merger is not conditioned on the divestiture of Brocade’s IP Networking business.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

3.	Acquisitions (continued)

Pending Acquisition of Brocade Communications Systems, Inc. (continued)

The Brocade Agreement contains certain termination rights for BRCM and Brocade, and further provides that, upon termination of the Brocade Agreement under certain specified circumstances, Brocade will be obligated to pay us a termination fee of $195 million.

We currently expect the Brocade Merger to close in the second half of our fiscal year 2017.

4.	Supplemental Financial Information

Cash, Cash Equivalents and Short-Term Investments

Cash equivalents included $1,022 million and $490 million of time deposits as of October 30, 2016 and November 1, 2015, respectively. As of November 1, 2015, cash equivalents also included $100 million of money-market funds. For time deposits, carrying value approximates fair value due to the short-term nature of the instruments. The fair value of money-market funds approximates the carrying value and is determined using unadjusted prices in active, accessible markets for identical assets, and as such they are classified as Level 1 assets in the fair value hierarchy.

Inventory

Inventory consists of the following (in millions):

	Group
	October 30, 2016	November 1, 2015

Finished goods	431	177
Work-in-process	596	271
Raw materials	373	76

Total inventory	1,400	524

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

4.	Supplemental Financial Information (continued)

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in millions):

	Group

	October 30, 2016	November 1, 2015

Land	268	37
Construction in progress	361	153
Buildings and leasehold improvements	534	419
Machinery and equipment	2,475	1,627

Total property, plant and equipment	3,638	2,236

Accumulated depreciation and amortization	(1,129)	(776)

Total property, plant and equipment, net	2,509	1,460

Depreciation expense was $402 million and $229 million for fiscal years 2016 and 2015, respectively.

At October 30, 2016 and November 1, 2015, we had $159 million and $78 million, respectively, of unpaid purchases of property, plant and equipment included in accounts payable. Amounts reported as unpaid purchases are presented as cash outflows from investing activities for purchases of property, plant and equipment in the consolidated statements of cash flows in the period in which they are paid.

Accrued Rebate Activity

The following table summarizes activities related to accrued rebates included in other current liabilities on our consolidated balance sheets (in millions):

	Group

	October 30, 2016	November 1, 2015

Beginning balance	26	31
Liabilities assumed in acquisitions	359	4
Charged as a reduction of revenue	461	37
Reversal of unclaimed rebates	(6)	(10)
Payments	(523)	(36)

Ending balance	317	26

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

4.	Supplemental Financial Information (continued)

Investment in Subsidiary

Investment in subsidiary consists of the following (in millions):

	Company

	October 30, 2016	November 1, 2015

Unquoted equity shares at cost	17,548	1,163
Add: Share options issued to subsidiaries	1,622	845
Add: ESOP exercise	28	-
Add: Share of accumulated profit from subsidiaries	1,758	3,456
Less: Share of accumulated other comprehensive loss from subsidiaries	(134)	(73)
Less: Accumulated dividends received from subsidiary	(1,864)	(1,270)

	18,958	4,121

Subsidiary held by the Company:

Name of Company	Country of Incorporation	Equity Holding

		October 30, 2016	November 1, 2015
Broadcom (Safari) Cayman L.P.	Cayman Islands	95%	-
Avago Technologies Holding Pte. Ltd.	Singapore	-	100%

Other Long-term Liabilities

Other current liabilities consist of the following (in millions):

	Group		Company

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Deferred tax liabilities	10,287	9	-	-
Unrecognised tax benefits(a)	893	317	-	-
Other	113	55	-	-

Total other long-term liabilities	11,293	381	-	-

(a) Includes accrued interest and penalties

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

4.	Supplemental Financial Information (continued)

Accumulated Other Comprehensive Loss

The change in accumulated other comprehensive loss was entirely related to defined benefit pension and post-retirement plans as follows (in millions):

	Group

	October 30, 2016	November 1, 2015

Balance beginning of year	(73)	(50)
Changes in accumulated other comprehensive loss:
- Other comprehensive loss before reclassifications	(99)	(37)
- Amounts reclassified out of accumulated other comprehensive loss	4	1
- Tax effects	34	13

Other comprehensive loss	(61)	(23)

Balance end of year	(134)	(73)

Other Income, net

Other income, net includes net realized gains on the sale of available-for-sale securities, realized and unrealized gains (losses) on trading securities, gains on the sale of cost method investments, gains (losses) on currency remeasurement, interest income and other miscellaneous items. The following table presents the detail of other income, net (in millions):

	Group

	October 30, 2016	November 1, 2015

Other income	27	35
Interest income	10	8
Other expense	(27)	(7)

Other income, net	10	36

Discontinued Operations

During fiscal year 2016, we sold certain BRCM businesses for $830 million. In addition, we sold Axxia and related assets to Intel for $650 million in November 2014. We also sold the Emulex network visibility product business for an immaterial amount in October 2015. In connection with these sales, we provided transitional services to the buyers as short-term assistance in assuming the operations of the purchased businesses. We do not have any material continuing involvement with these businesses and have presented their results in discontinued operations.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

4.	Supplemental Financial Information (continued)

Accumulated Other Comprehensive Loss (continued)

Discontinued Operations (continued)

The following table summarizes the selected financial information of discontinued operations (in millions):

	Group

	October 30, 2016	November 1, 2015

Net revenue	103	65

(Loss) income from discontinued operations before (loss) gain on disposals and income taxes	(216)	1
Gain (loss) on disposals of discontinued operations	42	(14)
Benefit from (Provision for) income taxes	62	(14)

Loss from discontinued operations, net of income taxes	(112)	(27)

The fiscal year 2016 gain on disposal of discontinued operations of $42 million primarily represents a gain on the sale of BRCM businesses. In addition, we recognized a $28 million loss on the sale of the Emulex network visibility product business and a $14 million gain on the sale of Axxia during fiscal year 2015.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

5.	Goodwill and Intangible Assets

Goodwill

The following table summarizes changes in goodwill by segment (in millions):

	Group

	Wired Infrastructure	Wireless Communications	Enterprise Storage	Industrial & Other	Total
Balance as of November 1, 2015	287	261	990	136	1,674
Broadcom Merger	17,354	5,670	-	-	23,024
Other acquisitions	-	21	11	8	40
Reclassification of goodwill related to certain assets held-for-sale	-	-	(6)	-	(6)

Balance as of October 30, 2016	17,641	5,952	995	144	24,732

Balance as of November 2, 2014	292	261	907	136	1,596
Emulex acquisition	-	-	83	-	83
Reclassification of goodwill related to certain assets held-for-sale	(5)	-	-	-	(5)

Balance as of November 1, 2015	287	261	990	136	1,674

During fiscal year 2016, we made three immaterial acquisitions in addition to the Broadcom Merger.

During the fourth quarters of fiscal years 2016 and 2015, we completed our annual impairment assessments and we concluded that goodwill was not impaired in any of these years.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

5.	Goodwill and Intangible Assets (continued)

Intangible Assets

Intangible assets consist of the following (in millions):

		Group
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
As of October 30, 2016
Purchased technology	12,182	(1,855)	10,327
Customer and distributor relationships	4,231	(1,377)	2,854
Trade names	528	(77)	451
Other	107	(7)	100

Intangible assets subject to amortization	17,048	(3,316)	13,732
IPR&D	1,336	-	1,336

Total	18,384	(3,316)	15,068

As of November 1, 2015
Purchased technology	2,918	(1,165)	1,753
Customer and distributor relationships	1,702	(459)	1,243
Trade names	178	(41)	137
Other	120	(101)	19

Intangible assets subject to amortization	4,918	(1,766)	3,152
IPR&D	125	-	125

Total	5,043	(1,766)	3,277

Based on the amount of intangible assets subject to amortization at October 30, 2016, the expected amortization expense for each of the next five fiscal years and thereafter is as follows (in millions):

Group
Financial year
2017	4,207
2018	2,825
2019	2,064
2020	1,694
2021	1,349
Thereafter	1,593

Total	13,732

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

5.	Goodwill and Intangible Assets (continued)

Intangible Assets (continued)

The weighted-average amortization periods remaining by intangible asset category were as follows (in years):

	Group
	October 30, 2016	November 1, 2015
Amortizable intangible assets:
Purchased technology	6	7
Customer and distributor relationships	3	7
Trade name	14	6
Other	12	7

6.	(Loss) Earnings Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share computations for the periods presented (in millions, except per share data):

	Group
	October 30, 2016	November 1, 2015
Numerator - Basic
(Loss) income from continuing operations	(1,749)	1,391
Less: Loss from continuing operations attributable to noncontrolling interest	(116)	-

(Loss) income from continuing operations attributable to ordinary shares	(1,633)	1,391

Loss from discontinued operations, net of income taxes	(112)	(27)
Less: Loss from discontinued operations, net of income taxes, attributable to noncontrolling interest	(6)	-

Loss from discontinued operations, net of income taxes, attributable to ordinary shares	(106)	(27)

Net (loss) income attributable to ordinary shares	(1,739)	1,364

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

6.	(Loss) Earnings Per Share (continued)

	Group
	October 30, 2016	November 1, 2015
Numerator - Diluted
Income (loss) from continuing operations	(1,749)	1,391
Loss from discontinued operations, net of income taxes	(112)	(27)

Net income (loss)	(1,861)	1,364

Denominator
Weighted-average ordinary shares outstanding - basic	366	264
Dilutive effect of equity awards	-	9
Dilutive effect of Convertible Notes	-	8
Exchange of noncontrolling interest for ordinary shares	17	-

Weighted-average ordinary shares outstanding - diluted	383	281

Basic (loss) income per share attributable to ordinary shares
(Loss) income per share from continuing operations	(4.46)	5.27
Loss per share from discontinued operations, net of income taxes	(0.29)	(0.10)

Net (loss) income per share	(4.75)	5.17

Diluted (loss) income per share attributable to ordinary shares
(Loss) income per share from continuing operations	(4.57)	4.95
Loss per share from discontinued operations, net of income taxes	(0.29)	(0.10)

Net (loss) income per share	(4.86)	4.85

Diluted shares outstanding include Broadcom ordinary shares issuable upon exchange of the Partnership REUs for fiscal year 2016, and ordinary shares issuable upon conversion of the Convertible Notes for fiscal years 2015.

During fiscal year 2015, the Convertible Notes were converted in full and settled with a combination of cash and the issuance of 13.8 million Avago ordinary shares. The incremental Avago ordinary shares attributable to the conversion were a component of diluted shares for the period prior to settlement and a component of basic weighted-average shares outstanding subsequent to the conversion.

Diluted net income (loss) per share for fiscal years 2016 and 2014 excluded the potentially dilutive effect of weighted-average outstanding equity awards to acquire 12 million and 1 million ordinary shares, respectively. There were no material antidilutive equity awards for fiscal year 2015.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits

Pension and Post-Retirement Benefit Plans

Defined Benefit Plans

The U.S. defined benefit pension plans include a management plan and a represented plan. Benefits under the management plan are provided under either an adjusted career-average-pay program or a cash-balance program. Benefits under the represented plan are based on a dollar-per-month formula. Benefit accruals under the management plan were frozen in 2009. Participants in the adjusted career-average-pay program no longer earn service accruals. Participants in the cash-balance program no longer earn service accruals, but continue to earn 4% interest per year on their cash-balance accounts. There are no active participants under the represented plan. We also have a non-qualified supplemental pension plan in the United States that principally provides benefits based on compensation in excess of amounts that can be considered under the management plan. We also have pension plans covering certain non-U.S. employees.

Post-Retirement Benefit Plans

Certain of our U.S. employees who were age 49 or younger on January 1, 2005 and who meet the retirement eligibility requirements as of their termination dates, may receive post-retirement medical benefits under our retiree medical account program.

Effective January 1, 2014, we amended our U.S. post-retirement medical benefit plan. The amendment affected active, eligible employees and had no impact on existing retirees. As a result of the amendment, employees who were previously eligible for a medical benefit spending account of $40,000 upon retirement received a cash settlement and have ceased to be eligible for post-retirement medical benefits under the program. For employees who were previously eligible for a medical benefit spending account of $55,000 upon retirement, we extended the maximum age to use, as retirees, the spending account to pay premiums for medical coverage from 65 to 75. Employees who were previously eligible for the traditional retiree medical plan upon retirement are no longer eligible to participate in such a plan and will, instead, only be eligible for an extended $55,000 retiree medical account program.

Our group life insurance plan offers post-retirement life insurance coverage for certain U.S. employees.

Non-U.S Retirement Benefit Plans

In addition to the defined benefit plans for certain employees in Taiwan, Thailand, India, Japan, Korea, Israel, United Kingdom, France, Italy and Germany, other eligible employees outside of the United States receive retirement benefits under various defined contribution retirement plans. Eligibility is generally determined based on the terms of our plans and local statutory requirements.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Net Periodic Benefit Income

The following table summarizes the components of net periodic benefit (income) cost and the net actuarial loss (gain) recognized in other comprehensive (income) loss for the periods presented (in millions):

	Group		Group

	Pension Benefits		Post- Retirement Benefits

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net periodic benefit income:
Service cost	3	3	-	-
Interest cost	59	61	3	3
Expected return on plan assets	(72)	(77)	(4)	(5)
Net actuarial loss and prior service cost	1	1	-	-
Settlements	3	-	-	-

Net periodic benefit income	(6)	(12)	(1)	(2)

Net actuarial loss	88	36	11	1

We expect to recognize $2 million of net actuarial losses in net periodic benefit income in fiscal year 2017 related to our defined benefit pension plans.

Funded Status

The funded status of the defined benefit pension plans and post-retirement benefit plans was as follows (in millions):

	Group		Group

	Pension Benefits		Post-Retirement Benefits

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015

Change in plan assets:
Fair value—beginning of financial year	1,052	1,128	78	78
Actual return on plan assets	64	6	1	1
Employer contributions	33	54	-	-
Payments from plan assets	(93)	(102)	(1)	(1)
Settlements	(11)	(34)	-	-
Plan assets acquired in acquisitions	5	-	-	-

Fair value of plan assets - end of financial year	1,050	1,052	78	78

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Funded Status (continued)

	Group		Group
	Pension Benefits		Post-Retirement Benefits

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Change in benefit obligation:
Benefit obligation - beginning of financial year	1,511	1,619	69	69
Service cost	3	3	-	-
Interest cost	59	61	3	3
Actuarial loss (gain)	80	(33)	8	(2)
Benefit payments	(93)	(102)	(1)	(1)
Plan amendments		-	-	-
Settlements	(11)	(34)	-	-
Benefit obligations assumed in acquisitions	17	-	-	-
Foreign currency impact	-	(3)	-	-

Benefit obligation - end of financial year	1,566	1,511	79	69

Overfunded (underfunded) status of benefit obligation	(516)	(459)	(1)	9

The obligations for our defined benefit pension plans were as follows (in millions):

Plans with benefit obligations in excess of plan assets:

	Group		Group

	Pension Benefits		Post-Retirement Benefits

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015

Projected benefit obligations	1,565	1,500	-	-
Accumulated benefit obligations	1,557	1,494	16	16
Fair value of plan assets	1,048	1,039	-	-

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Funded Status (continued)

Plans with benefit obligations less than plan assets:

	Group		Group

	Pension Benefits		Post-Retirement Benefits

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015

Projected benefit obligations	1	11	-	-
Accumulated benefit obligations	1	10	63	53
Fair value of plan assets	2	13	78	78

The fair value of pension plan assets at October 30, 2016 and November 1, 2015 included $21 million and $27 million, respectively, of assets for our non-U.S. pension plans. Contributions to our non-U.S. plans were $1 million for each of fiscal years 2016 and 2015.

The projected benefit obligations as of October 30, 2016 and November 1, 2015 included $118 million and $97 million, respectively, of obligations related to our non-U.S. plans. The accumulated benefit obligations as of October 30, 2016 and November 1, 2015 included $110 million and $91 million, respectively, related to our non-U.S. plans.

Amounts recognised in the consolidated balance sheets were as follows (in millions):

	Group		Group

	Pension Benefits		Post Retirement Benefits

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015

Other long-term assets	1	2	15	25
Employee compensation and benefits	1	1	1	1
Pension and post-retirement benefit obligations	516	460	15	15
Amounts recognized in accumulated other comprehensive loss, net of taxes:
Actuarial losses and prior service benefit, net of taxes	(126)	(72)	(8)	(1)

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Funded Status (continued)

We currently expect to make contributions of $37 million to our defined benefit pension plans in fiscal year 2017. We do not expect to make any contributions to our post-retirement medical benefit plans in fiscal year 2017. As of October 30, 2016, expected payments from our benefit plans over the next 10 fiscal years are as follows (in millions):

	Group

	Pension Benefits	Post- Retirement Benefits

Financial year
2017	92	3
2018	91	3
2019	92	3
2020	91	3
2021	90	3
2022 - 2026	450	19

Defined Benefit Plan Investment Policy

Plan assets of the funded defined benefit pension plans are invested in funds held by third-party fund managers or are deposited into government-managed accounts in which we have no active involvement in and no control over investment strategy, other than establishing broad investment guidelines and parameters. The plan assets held by third-parties consist primarily of equities, fixed income funds and commingled funds. The fund managers monitor the fund’s asset allocation within the guidelines established by our plan’s investment committee. In line with plan investment objectives and consultation with our management, our investment committee set an allocation benchmark among equity, bond and other assets based on the relative weighting of overall non-U.S. market indices. The overall investment objectives of the plan are 1) the acquisition of suitable assets of appropriate liquidity which will generate income and capital growth to meet current and future plan benefits, 2) to limit the risk of the assets failing to meet the long-term liabilities of the plan, and 3) to minimize the long-term costs of the plan by maximizing the return on the assets. Performance is regularly evaluated by the investment committee and is based on actual returns achieved by the fund manager relative to its benchmark.

For the defined benefit pension plans, the investment strategy for the U.S. plans is to allocate assets in a manner that seeks both to maximize the safety of promised benefits and to minimize the cost of funding those benefits. We direct the overall portfolio allocation and use a third-party investment consultant that has discretion to structure portfolios and select the investment managers within those

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Defined Benefit Plan Investment Policy (continued)

allocation parameters. Multiple investment managers are utilized, including both active and passive management approaches. The plan assets are diversified across different asset classes and investment styles, and those assets are periodically rebalanced toward asset allocation targets.

The target asset allocation for U.S. plans reflects a risk/return profile that we believe is appropriate relative to the liability structure and return goals for the plans. We periodically review the allocation of plan assets relative to alternative allocation models to evaluate the need for adjustments based on forecasted liabilities and plan liquidity needs. The equity investment target allocation is equally divided between U.S. and non-U.S. securities. The fixed-income allocation is primarily directed toward long-term core bond investments, with smaller allocations to Treasury Inflation-Protected Securities and high-yield bonds.

Our defined benefit pension plans’ weighted-average asset allocations by category were as follows:

	Group

	Defined Benefit Pension Plans (%)

	October 30, 2016		November 1, 2015

	Actual	Target	Actual	Target

Equity investments	33	40	33	40
Fixed income	67	55	67	55
Real estate	-	5	-	5

Total	100	100	100	100

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Fair Value Measurement of Plan Assets

The following tables present the fair value of plan assets by major category using the same three-level hierarchy described in Note 2. “Summary of Significant Accounting Policies” (in millions):

	Group
	Fair Value Measurements as of October 30, 2016

	Level 1		Level 2		Level 3	Total

Cash equivalents	38	(a)	-		-	38
Equity securities:
U.S. equity securities	155	(b)	-		-	155
Non-U.S. equity securities	72	(b)	-		-	72
Fixed-income securities:
U.S. treasuries	-		39	(c)	-	39
Corporate bonds	-		393	(c)	-	393
Asset-backed and mortgage-backed securities	-		3	(c)	-	3
Agency-backed bonds	-		3	(c)	-	3
Municipal bonds	-		25	(c)	-	25
Government bonds	-		11	(c)	-	11

Total assets measured at fair value	265		474		-	739

Other types of investments:
Commingled funds – equities valued at NAV						116	(d)
Commingled funds – bonds valued at NAV						195	(e)

Total plan assets						1,050

	Group
	Fair Value Measurements as of November 1, 2015

	Level 1		Level 2		Level 3	Total

Cash equivalents	23	(a)	-		-	23
Equity securities:
U.S. equity securities	132	(b)	-		-	132
Non-U.S. equity securities	73	(b)	-		-	73
Fixed-income securities:
U.S. treasuries	-		24	(c)	-	24
Corporate bonds	-		410	(c)	-	410
Asset-backed and mortgage-backed securities	-		6	(c)	-	6
Agency-backed bonds	-		2	(c)	-	2
Municipal bonds	-		25	(c)	-	25
Government bonds	-		23	(c)	-	23

Total assets measured at fair value	228		490		-	718

Other types of investments:
Commingled funds – equities valued at NAV						141	(d)
Commingled funds – bonds valued at NAV						193	(e)

Total plan assets						1,052

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Fair Value Measurement of Plan Assets (continued)

(a)	Cash equivalents primarily include short-term investment funds which consist of short-term money market instruments that are valued based on quoted prices in active markets.

(b)	These U.S. equity securities and non-U.S. equity securities are valued based on quoted prices in active markets.

(c)

These amounts consist of investments that are traded less frequently than Level 1 securities and are valued using inputs that include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as interest rates, yield curves, prepayment speeds, collateral performance, broker/dealer quotes and indices that are observable at commonly quoted intervals.

(d)

These amounts consist of investments in funds not registered with U.S. Securities and Exchange Commission, or SEC, with underlying investments primarily in publicly traded U.S. and non-U.S. equity securities, including securities with small and large market capitalization.

(e)	These amounts consist of investments in funds not registered with the SEC with underlying investments primarily in Treasury Inflation-Protected Securities and high-yield bonds.

Post-Retirement Benefit Plan Investment Policy

Our overall investment strategy for the group life insurance plan is to allocate assets in a manner that seeks to both maximize the safety of promised benefits and minimize the cost of funding those benefits. The target asset allocation for plan assets reflects a risk/return profile that we believe is appropriate relative to the liability structure and return goals for the plan. We periodically review the allocation of plan assets relative to alternative allocation models to evaluate the need for adjustments based on forecasted liabilities and plan liquidity needs. We set the overall portfolio allocation and use an investment manager that directs the investment of funds consistent with that allocation. The investment manager invests the plan assets in index funds that it manages.

The fair value of plan assets by category was as follows:

	October 30, 2016

	Actual	Target
	%	%

Commingled funds - U.S. equities	20	20
Commingled funds - Non-U.S. equities	20	20
Commingled funds - bonds	60	60

Total	100	100

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Post-Retirement Benefit Plan Investment Policy (continued)

	November 1, 2015

	Actual	Target
	%	%

Commingled funds - U.S. equities	21	20
Commingled funds - Non-U.S. equities	21	20
Commingled funds - bonds	58	60

Total	100	100

Assumptions

The assumptions used to determine the benefit obligations and expense for our defined benefit and post-retirement benefit plans are presented in the table below. The expected long-term return on assets shown in the table below represents an estimate of long-term returns on investment portfolios primarily consisting of combinations of debt, equity and other investments, depending on the plan. We consider long-term rates of return, which are weighted based on the asset classes (both historical and forecasted) in which we expect the pension and post-retirement funds to be invested. Discount rates reflect the current rate at which defined benefit and post-retirement benefit obligations could be settled based on the measurement dates of the plans, which in each case is our fiscal year end. The range of assumptions that are used for defined benefit pension plans reflects the different economic environments within various countries.

	Group		Group

	Assumptions for Benefit Obligation		Assumptions for Expense

	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
	%	%	%	%
Defined benefit pension plans:
Discount rate	0.50-7.00	0.75-7.75	0.75-7.75	1.00-4.10
Average increase in compensation levels	2.00-9.16	2.50-11.72	2.50-11.72	2.50-6.00
Expected long-term return on assets	N/A	N/A	1.50-9.00	1.50-7.30

Post-retirement benefits plan:
Discount rate	3.30-3.90	3.90-4.50	3.90-4.50	3.80-4.40
Average increase in compensation levels	3.50	3.50	3.50	3.50
Expected long-term return on assets	N/A	N/A	5.10	5.40
Current medical cost trend rate	7.33	7.67	7.67	8.00
Ultimate medical cost trend rate	3.50	3.50	3.50	3.50
Medical cost trend rate decreases to ultimate trend rate in year	2031	2031	2031	2031

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

7.	Retirement Plans and Post-Retirement Benefits (continued)

Assumptions (continued)

Changes in the assumed health care cost trend rates could have a significant effect on the amounts reported for the U.S. post-retirement medical benefit plans. A one percentage point change in the assumed healthcare cost trend rates for fiscal year 2016 would have the following effects:

	1% Increase	1% Decrease

Effect on U.S. post-retirement benefit obligation (in millions)	1	(1)
Percentage effect on U.S. post-retirement benefit obligation	2%	(2)%

The effect of a one percentage point increase or decrease in our healthcare cost trend rates on the service and interest cost components of the net periodic benefit cost would have been immaterial.

401(k) Defined Contribution Plan

Our eligible U.S. employees participate in company-sponsored 401(k) plans. Under these plans, we provide matching contributions to employees up to 6% of their eligible earnings. All matching contributions vest immediately. During fiscal years 2016 and 2015, we made contributions of $43 million and $26 million, respectively, to the 401(k) plans.

8.	Borrowings

2016 Term Loans and Revolving Credit Facility

In connection with the completion of the Broadcom Merger, on February 1, 2016, three Broadcom subsidiaries, together with a group of lenders, including Bank of America, N.A., as the administrative agent and collateral agent, entered into a collateralized credit agreement, or the 2016 Credit Agreement, which originally provided for a Term A loan facility in the aggregate principal amount of $4,400 million, or the Term A Loan, a Term B-1 dollar loan facility in the aggregate principal amount of $9,750 million, or the Term B-1 Loan, a Term B-1 euro loan facility in the aggregate principal amount of €900 million, equivalent to $978 million as of February 1, 2016, or the Term B-1 Euro Loan, a Term B-2 loan facility in the aggregate principal amount of $500 million, or the Term B-2 Loan, and together with the Term A Loan, Term B-1 Loan, and Term B-1 Euro Loan, referred to as the 2016 Term Loans. The 2016 Credit Agreement also provides for a revolving credit facility, or the 2016 Revolving Credit Facility, that permits us to borrow from time to time in an aggregate principal amount of up to $500 million for working capital and other corporate purposes, including swingline loans of up to $150 million in the aggregate and for the issuance of letters of credit of up to $100 million in the aggregate, which, in the case of swingline loans and letters of credit, reduce the available borrowing capacity under the 2016 Revolving Credit Facility on a dollar for dollar basis. Our obligations under the 2016 Credit Agreement are guaranteed by certain of our subsidiaries, or the Guarantors, and are collateralized, subject to

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

8.	Borrowings (continued)

2016 Term Loans and Revolving Credit Facility (continued)

certain exceptions, by substantially all of the assets of each Guarantor. The 2016 Term Loans were fully drawn at the time of, and the proceeds used to fund, in part, the completion of the Broadcom Merger.

The 2016 Term Loan borrowings under the 2016 Credit Agreement on February 1, 2016 principally represented a modification of debt and a partial extinguishment of debt outstanding under the 2014 Credit Agreement as defined below. Unamortized debt issuance costs and debt discount from the 2014 Credit Agreement related to the modification will be amortized over the term of the 2016 Credit Agreement. We recognized $106 million of third-party financing costs related to the 2016 Credit Agreement immediately in interest expense in connection with the modification of debt. We also recognized a $34 million loss on extinguishment of debt.

During fiscal year 2016, we made a principal prepayment totaling $610 million on the Term B-1 Loan and fully repaid the €900 million Term B-1 Euro Loan. We also fully repaid the $500 million Term B-2 Loan, which was partially funded with $325 million of additional Term A Loan borrowings incurred pursuant to an incremental amendment to the 2016 Credit Agreement. As a result, during fiscal year 2016 we wrote-off $40 million of debt issuance costs, which were included in loss on extinguishment of debt in the consolidated statements of operations.

Amendment to 2016 Credit Agreement

On August 2, 2016, three Broadcom subsidiaries, together with a group of lenders, including Bank of America, N.A., as the administrative agent and collateral agent, entered into three amendments to the 2016 Credit Agreement, referred to as the August 2016 Amendments. These amendments were: (i) the Second Incremental Term A Facility Amendment, pursuant to which we incurred an additional $2,994 million of Term A Loans, which were used to repay (x) $2,521 million of outstanding Term B-1 Loans and (y) $473 million of outstanding Term A Loan by certain non-continuing lenders; (ii) the First Amendment pursuant to which we (x) incurred $6,595 million of new Term B-3 loans, which were used to repay all of the then outstanding Term B-1 Loan, and (y) reduced the applicable margins on the Term B-3 Loans; and (iii) the Second Amendment pursuant to which the Term A Loan and 2016 Revolving Credit Facility lenders agreed to certain changes to the 2016 Credit Agreement to increase our operating flexibility, including the automatic release of all collateral securing the 2016 Term Loans upon (x) repayment of all outstanding Term B-3 Loans and (y) our achievement of the specified investment grade ratings. The Term A Loans incurred in August 2016 have the same terms as the existing Term A Loans. The Term B-3 Loan matures on February 1, 2023 (the same date as the prior Term B-1 Loan). As a result of the August 2016 Amendments, we wrote-off $49 million of debt issuance costs, which were included in loss on extinguishment of debt in the consolidated statements of operations.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

8.	Borrowings (continued)

Amendment to 2016 Credit Agreement (continued)

The 2016 Credit Agreement includes (i) a financial covenant that requires a first lien leverage ratio of less than 3.9:1; (ii) customary restrictive covenants (subject, in each case, to certain exceptions and amounts) that limit our ability to, among other things, incur indebtedness, create liens, merge or consolidate with and into other persons, pay dividends or make other distributions on, redeem or repurchase shares or make other restricted payments, make acquisitions and investments and sell assets; (iii) customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments; and (iv) customary representations and warranties. We were in compliance with all of the covenants described in the 2016 Credit Agreement as of October 30, 2016. In addition, subject to certain conditions and availability of commitments, we have the ability to increase the aggregate 2016 Term Loans and/or 2016 Revolving Credit Facility. The 2016 Term Loans under the 2016 Credit Agreement bear interest at floating rates.

As of October 30, 2016, there were no borrowings outstanding under the 2016 Revolving Credit Facility or any material outstanding letters of credit. As of October 30, 2016, the unamortized debt issuance costs related to the 2016 Revolving Credit Facility were $9 million and were included in other long-term assets on the consolidated balance sheet.

During fiscal year 2016, the accretion of discount and amortization of debt issuance costs related to the 2016 Term Loans and 2016 Revolving Credit Facility was $32 million and was included in interest expense in the consolidated statements of operations.

The following table presents the details of the 2016 Term Loans:

	Group
	Interest rate	Applicable Margins†	Effective Interest Rate	Amount (In million)
Term A Loan due February 2021	2.28%	Variable based on applicable credit rating.	2.52%	7,090

Term B-3 Loan due February 2023	3.53%	Eurocurrency Loans: 3.0%, Base Rate Loans: 2.0%. No LIBOR floor (a)	3.84%	6,578
	Unaccreted discount and unamortized debt issuance costs			(165)

		Carrying value of 2016 Term Loans		13,503

†	All capitalized terms are as defined in the 2016 Credit Agreement.
(a)	Margins are subject to a step-down adjustment of 0.25% upon achievement of a total net leverage ratio of less than or equal to 1.50:1.00.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

8.	Borrowings (continued)

Senior Notes

As a result of the Broadcom Merger, we assumed $1,614 million of BRCM’s outstanding senior unsecured notes, or the Senior Notes, at fair value on the Acquisition Date. During fiscal year 2016, we tendered for and repaid $1,475 million of the Senior Notes. The following table presents the details of the Senior Notes:

	Interest rate	Effective Interest rate	Amount (In millions)
Fixed rate notes due November 2018	2.70%	2.70%	117
Fixed rate notes due August 2022 - August 2034	2.50% - 4.50%	2.50% - 4.50%	22

	Carrying value of Senior Notes		139

2014 Term Loans and Revolving Credit Facility

During fiscal year ended November 2, 2014, certain of Avago’s subsidiaries entered into a collateralized credit agreement with the lenders named therein, or the 2014 Credit Agreement. The 2014 Credit Agreement provided for a term loan facility of $4,600 million, or the 2014 Term Loans, and a revolving credit facility, or the 2014 Revolving Credit Facility, which permitted certain of Avago’s subsidiaries to borrow up to $500 million.

Simultaneously with entering into the 2016 Credit Agreement, we repaid in full the amounts outstanding under the 2014 Credit Agreement and terminated the 2014 Credit Agreement.

Amortization of debt issuance costs related to the 2014 Term Loans and 2014 Revolving Credit Facility was $4 million and $16 million for fiscal years 2016 and 2015, respectively, and was included in interest expense in the consolidated statements of operations.

Convertible Senior Notes

In connection with the LSI acquisition on May 6, 2014, Avago completed a private placement of $1 billion in aggregate principal amount of the Convertible Notes to two entities affiliated with Silver Lake Partners, or the Purchasers. The Convertible Notes were unsecured senior obligations. Interest was payable on the Convertible Notes, semi-annually in arrears, at a rate of 2.0% per year and the Convertible Notes were scheduled to mature on August 15, 2021. Upon conversion, the Convertible Notes could be settled in Avago ordinary shares, cash or a combination of cash and ordinary shares, at Avago’s option.

During fiscal year 2015, the Purchasers converted all of the Convertible Notes that they held in exchange for cash and Avago ordinary shares. During fiscal years 2015 and 2014, we recognized interest expense of $18 million and $15 million, respectively, related to the coupon interest and accretion of debt discount for the Convertible Notes.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

8.	Borrowings (continued)

Fair Value of Debt

As of October 30, 2016, the estimated fair values of the 2016 Term Loans and the Senior Notes approximate their carrying values. The fair value of our 2016 Term Loans is determined using inputs based on discounted cash flow models with observable market inputs and takes into consideration variables such as interest rate changes, comparable instruments, and credit-rating changes and, therefore, is classified as Level 2. The fair value of the Senior Notes is classified as Level 2 as we use quoted prices from less active markets.

Future Principal Payments of Debt

The future scheduled principal payments for the outstanding 2016 Term Loans and Senior Notes as of October 30, 2016 were as follows (in millions):

Group
Financial year
2017	454
2018	570
2019	646
2020	3,347
2021	2,520
Thereafter	6,270

13,807

9.	Shareholders’ Equity

For the period from November 2, 2015 to January 31, 2016, our shareholders’ equity reflected Avago’s outstanding ordinary shares, all of which were publicly traded on the NASDAQ stock market. As a result of the Broadcom Transaction, our ownership interest changed. Pursuant to the Avago Scheme, Broadcom issued 278 million ordinary shares to holders of Avago ordinary shares and issued 112 million ordinary shares to former BRCM shareholders pursuant to the Broadcom Merger. Consequently, the number of Broadcom ordinary shares outstanding increased from 278 million Avago ordinary shares on January 31, 2016 to 390 million Broadcom ordinary shares on February 1, 2016. Both Avago and BRCM became indirect subsidiaries of Broadcom and the Partnership, and Broadcom is the sole General Partner of the Partnership. As a result, the carrying amount of equity attributable to Broadcom was adjusted to reflect the change in our ownership interest of our subsidiaries. Additionally, Broadcom reflects a noncontrolling interest in its shareholders’ equity, which represents the interest of the holders of the Limited Partners in Partnership, as further discussed below.

In connection with the Broadcom Merger, Broadcom also issued 23 million non-economic voting preference shares, or the Special Voting Shares, which is equal to the number of issued Partnership

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

REUs. The Special Voting Shares were issued to a voting trustee pursuant to a voting trust agreement dated February 1, 2016, among Broadcom, the Partnership and the voting trustee, or the Voting Trust Agreement.

Group and Company

All issued ordinary shares are fully paid. There is no par value for these ordinary shares.

Noncontrolling Interest

Noncontrolling interest represents equity interests in consolidated subsidiaries that are not attributable to Broadcom. As of October 30, 2016, the Limited Partners held a noncontrolling interest of approximately 5% in the Partnership through their ownership of 23 million Partnership REUs, issued to former BRCM shareholders pursuant to the Broadcom Merger.

Pursuant to the terms of the Partnership Agreement, each Partnership REU is entitled to distributions from the Partnership in an amount equal to any dividends or distributions that Broadcom declares and pays with respect to Broadcom ordinary shares. In addition, each holder of a Partnership REU is entitled to vote with respect to matters on which holders of Broadcom ordinary shares are entitled to vote by directing the voting trustee to vote one Special Voting Share for each Partnership REU they hold, pursuant to the Voting Trust Agreement. After the first anniversary of the Acquisition Date, subject to certain additional requirements and potential deferrals as set forth in the Partnership Agreement, a Limited Partner will have the right to require the Partnership to repurchase some or all of the Limited Partner’s Partnership REUs in consideration for, as determined by Broadcom in its sole discretion, either one Broadcom ordinary share or a cash amount as determined under the Partnership Agreement for each Partnership REU submitted for repurchase.

Broadcom adjusts the net income (loss) in our consolidated statements of operations to exclude the noncontrolling interest’s proportionate share of the results. In addition, Broadcom presents the proportionate share of equity attributable to the noncontrolling interest as a separate component of shareholders’ equity within our consolidated balance sheet and statement of shareholders’ equity.

Conversion of Convertible Notes

During fiscal year 2015, the Convertible Notes were converted in full and the resulting conversion obligation was settled by a combination of $1 billion in cash and the issuance of 13.8 million of Avago ordinary shares.

Share Repurchase Program

At our 2014 annual general meeting of shareholders, or AGM, on April 9, 2014, shareholders approved our 2014 share purchase mandate, pursuant to which we were authorized, upon the approval of the Board, to repurchase up to approximately 25 million of our ordinary shares in open market

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

Share Repurchase Program (continued)

transactions or pursuant to equal access schemes. The 2014 share purchase mandate expired on April 8, 2015. The Board did not approve any repurchases of our ordinary shares pursuant to the 2014 share purchase mandate.

At our 2015 AGM on April 8, 2015, shareholders approved our 2015 share purchase mandate, pursuant to which we were authorized, upon the approval of the Board, to repurchase up to approximately 26 million of our ordinary shares in open market transactions or pursuant to equal access schemes. The 2015 share purchase mandate expired on April 6, 2016. The Board did not approve any repurchases of our ordinary shares pursuant to the 2015 share purchase mandate.

Dividends

Broadcom paid aggregate cash dividends of $1.94 and $1.55 per ordinary share, or $716 million and $408 million, during fiscal years 2016 and 2015 respectively.

Equity Incentive Award Plans

Share-based incentive awards are provided to employees, directors and other persons who provide services to the Partnership or our subsidiaries under the terms of various Broadcom equity incentive plans.

Effective December 1, 2005, Broadcom adopted two equity-based compensation plans, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, or the Executive Plan, and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, or the Senior Management Plan, together with the Executive Plan, referred to as the Pre-IPO Equity Incentive Plans, which authorized the grant of options and share purchase rights covering up to 30 million ordinary shares. Since our IPO in August 2009, we are no longer permitted to make any further grants under the Pre-IPO Equity Incentive Plans.

Options issued under the Executive Plan generally vest at a rate of 20% per year based on the passage of time, and the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. Options issued under the Senior Management Plan, generally vested at a rate of 20% per year based on the passage of time and continued employment.

Options issued under the Pre-IPO Equity Incentive Plans generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant. All options awarded under these plans were granted with an exercise price equal to the fair market value on the date of grant.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

Equity Incentive Award Plans (continued)

In July 2009, our Board adopted, and our shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan, or the 2009 Plan, to authorize the grant of options, share appreciation rights, RSUs, dividend equivalents, performance awards, and other share-based awards. A total of 20 million ordinary shares were initially reserved for issuance under the 2009 Plan, subject to annual increases starting in fiscal year 2012. The amount of the annual increase is equal to the least of (a) 6 million shares, (b) 3% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (c) such smaller number of ordinary shares as determined by our Board. However, no more than 90 million ordinary shares may be issued upon the exercise of equity awards issued under the 2009 Plan. The 2009 Plan became effective on July 27, 2009. Options issued to employees under the 2009 Plan prior to March 2011 generally expire ten years following the date of grant. Since March 2011, options issued to employees under the 2009 Plan generally expire seven years after the date of grant. Options awarded to non-employees under this plan generally expire after five years. Options issued to employees under the 2009 Plan generally vest over a four-year period from the date of grant and are granted with an exercise price equal to the fair market value on the date of grant. Any share options cancelled or forfeited under the Pre-IPO Equity Incentive Plans after July 27, 2009 become available for issuance under the 2009 Plan. We also grant RSUs as part of our equity compensation programs under the 2009 Plan. An RSU is an equity award that is granted with an exercise price equal to zero and which represents the right to receive one of our ordinary shares immediately upon vesting. RSU awards granted to employees are generally time-based and vest over four years.

In connection with the LSI acquisition, we assumed the LSI 2003 Equity Incentive Plan, or the 2003 Plan, and outstanding unvested stock options and RSUs originally granted by LSI under the 2003 Plan that were held by continuing employees. At the time of the acquisition, these awards were converted to Avago share options and RSUs, with adjustments made to the exercise price of stock options and the number of shares subject to stock options and RSU awards so that the intrinsic value of each award was approximately the same immediately before and immediately after the adjustment. These unvested options and RSUs will vest in accordance with their original terms, generally vesting in equal annual installments over a four-year period from the original grant date and expire seven years after the grant date. Under the 2003 Plan, we may grant to former employees of LSI and other employees who were not employees of Avago at the time of the acquisition restricted stock awards, RSUs, share options and share appreciation rights with an exercise price that is no less than the fair market value on the date of grant. No participant may be granted share options covering more than four million shares or more than an aggregate of one million shares of restricted stock and RSUs in any fiscal year. Equity awards granted under the 2003 Plan following the LSI acquisition are expected to be on similar terms and consistent with similar grants made pursuant to the 2009 Plan.

In connection with the Broadcom Merger, we assumed the BRCM 2012 Stock Incentive Plan, or the 2012 Plan, and outstanding unvested RSUs originally granted by BRCM under the 2012 Plan that were held by continuing employees. At the time of the acquisition, these awards were converted to

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

Equity Incentive Award Plans (continued)

Broadcom RSUs, with adjustments made to the number of shares subject to RSU awards so that the intrinsic value of each award was approximately the same immediately before and immediately after the adjustment. These unvested RSUs will vest in accordance with their original terms, generally vesting in equal quarterly installments over a four-year period from the original grant date. Under the 2012 Plan, we may grant to former employees of BRCM and other employees who were not employees of Avago at the time of the acquisition restricted stock awards, RSUs, share options and share appreciation rights with an exercise price that is no less than the fair market value on the date of grant. No participant may be granted share options, restricted stock or RSUs, covering more than an aggregate of nine million shares in any fiscal year. Equity awards granted under the 2012 Plan following the Broadcom Merger are expected to be on similar terms and consistent with similar grants made pursuant to the 2009 Plan.

The ESPP provides eligible employees with the opportunity to acquire an ownership interest in us through periodic payroll deductions, based on a 6-month look-back period, at a price equal to the lesser of 85% of the fair market value of the ordinary shares at either the beginning or ending of the relevant offering period. The ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. However, the ESPP is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of Employee Retirement Income Security Act of 1974. The ESPP will terminate on July 27, 2019 unless sooner terminated.

Share-Based Compensation Expense

The following table summarizes share-based compensation expense reported in continuing operations related to share-based awards granted to employees and directors for the periods presented (in millions):

	Group

	October 30, 2016	November 1, 2015

Cost of products sold	48	26
Research and development	430	107
Selling, general and administrative	186	99

Total share-based compensation expense(a)	664	232

(a)

Does not include $15 million of share-based compensation related to discontinued operations recognized during fiscal year 2016, which was included in loss from discontinued operations in our consolidated statements of operations.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

Share-Based Compensation Expense (continued)

In connection with the Broadcom Merger, we assumed RSUs originally granted by BRCM. Share-based compensation expense reported in continuing operations in fiscal year 2016 included $222 million related to the assumed BRCM RSUs.

Based on our historical experience of pre-vesting option cancellations, we assumed an annualized forfeiture rate for our options of 5% in each of fiscal years 2015 and 2014. We no longer assume forfeiture for options as all options are vesting on a monthly basis from fiscal year 2016. We have assumed an annualized forfeiture rate for RSUs of 5%, 3% and 2% for fiscal years 2016, 2015 and 2014, respectively. We will recognize additional expense if actual forfeitures are lower than we estimated, and will recognize a benefit if actual forfeitures are higher than we estimated.

The income tax benefits for share-based compensation expense were $89 million and $130 million for fiscal years 2016 and 2015, respectively.

We estimate the fair value of time-based RSUs using the closing market price of our ordinary shares on the date of grant, reduced by the present value of dividends expected to be paid on our ordinary shares prior to vesting. We estimate the fair value of market-based awards on the date of grant using the Monte Carlo simulation technique. We estimate the grant-date fair value of time-based options and employee share purchase plan rights using the Black-Scholes valuation model.

The following tables summarize the weighted-average assumptions utilized to calculate the fair value of market-based awards and time-based options granted in the periods presented:

	Group

	Market-Based Awards

	October 30, 2016	November 1, 2015

Risk-free interest rate	1.2%	1.4%
Dividend yield	1.3%	1.2%
Volatility	35.0%	36.3%
Expected term (in years)	3.8	4.4

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

Share-Based Compensation Expense (continued)

	Group

	Time-Based Options

	October 30, 2016	November 1, 2015

Risk-free interest rate	n/a	1.3%
Dividend yield	n/a	1.4%
Volatility	n/a	35.0%
Expected term (in years)	n/a	4.0

The risk-free interest rate was derived from the average U.S. Treasury Strips rate during the period, which approximated the rate in effect at the time of grant.

The dividend yield was based on the historical and expected dividend payouts as of the respective award grant dates.

The expected volatility was based on Broadcom’s own historical share price volatility over the period commensurate with the expected life of the awards and the implied volatility from its own traded ordinary shares with a term of 180 days measured at a specific date.

The expected term of market-based share options valued using Monte Carlo simulation techniques was based upon the vesting dates forecasted by the simulation and then assuming that share options which vest, and for which the market condition has been satisfied, are exercised at the midpoint between the forecasted vesting date and their expiration. The expected term of market-based RSUs valued using Monte Carlo simulation techniques was commensurate with the awards’ contractual terms.

The expected term for time-based options was based on a weighted-average combining the average life of options that have already been exercised or cancelled with the expected life of all unexercised options. The expected life for unexercised options was calculated assuming that the options will be exercised at the midpoint of the vesting date (if unvested) or the valuation date (if vested) and the full contractual term.

Based on the above assumptions, the weighted-average fair value of time and market-based options granted under our equity incentive award plans for fiscal year 2015 was $25.30 per share.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

Restricted Stock Unit Awards

A summary of RSU activity related to Broadcom’s equity incentive award plans is as follows (in millions, except years and per share amounts):

	Group
	Awards Outstanding

	Number of Shares Outstanding	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Grant Date Fair Value

Balance as of November 1, 2015	5	95.17
Assumed in Broadcom Merger	6	135.58
Granted	12	138.45
Vested	(4)	114.49		457
Forfeited	(2)	130.30

Balance as of October 30, 2016	17	130.71	1.65

Balance as of November 2, 2014	4	48.82
Granted	3	119.30
Vested	(1)	57.29		82
Forfeited	(1)	79.51

Balance as of November 1, 2015	5	95.17

The total unrecognized compensation cost related to unvested time and market-based RSUs as of October 30, 2016 was $1,592 million, which is expected to be recognized over the remaining weighted-average service period of 3.0 years.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

9.	Shareholders’ Equity (continued)

Share Option Awards

A summary of share option activity related to Broadcom’s equity incentive award plans is as follows (in millions, except years and per share amounts):

	Group
	Awards Outstanding

	Number of Shares Outstanding	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value

Balance as of November 1, 2015	21	47.92
Exercised	(5)	44.35
Cancelled	(1)	53.36

Balance as of October 30, 2016	15	48.77	3.71	1,769

Balance as of November 2, 2014	29	44.97
Granted	1	95.97
Exercised	(7)	34.40
Cancelled	(2)	65.32

Balance as of November 1, 2015	21	47.92

Fully vested as of October 30, 2016	10	42.53	3.40	1,218
Fully vested and expected to vest as of October 30, 2016	15	48.77	3.71	1,769

The total unrecognized compensation cost of time and market-based share options granted but not yet vested as of October 30, 2016 was $62 million, which is expected to be recognized over the remaining weighted-average service period of 1.5 years.

Employee Share Purchase Plan

Under the ESPP, employees purchased 0.4 million in fiscal year 2016 and 0.2 million shares in fiscal years 2015 for $51 million and $15 million, respectively. The total unrecognized compensation cost related to the ESPP purchase rights as of October 30, 2016 was $11 million, which is expected to be recognized over the remaining four months of the current offering period under the ESPP.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

10.	Income Taxes

Components of (Loss) Income from Continuing Operations Before Income Taxes

Since we are incorporated in Singapore, domestic income reflects the results of operations based in Singapore. For financial reporting purposes, Income (loss) from continuing operations before income taxes included the following components (in millions):

	Group

	October 30, 2016	November 1, 2015

Domestic income	1,365	1,580
Foreign loss	(2,472)	(113)

(Loss) income from continuing operations before income taxes	(1,107)	1,467

Components of Provision for Income Taxes

We have obtained several tax incentives from the Singapore Economic Development Board, an agency of the Government of Singapore, which provide that qualifying income we earn in Singapore are subject to tax holidays or reduced rates of Singapore income tax. Each such tax incentive is separate and distinct from the others, and may be granted, withheld, extended, modified, truncated, complied with or terminated independently without any effect on the other incentives. In order to retain these tax benefits in Singapore, we must meet certain operating conditions specific to each incentive relating to, among other things, maintenance of a corporate headquarters function and specified intellectual property, or IP, activities in Singapore. The Singapore tax incentives are presently scheduled to expire at various dates generally between 2020 and 2025, subject in certain cases to potential extensions, which we may or may not be able to obtain.

We also have tax holidays on our qualifying income in Malaysia, which are scheduled to expire between 2018 and 2028. The tax incentives that we have negotiated in Malaysia are also subject to our compliance with various operating and other conditions. If we cannot, or elect not to, comply with the operating conditions included in any particular tax incentive, we will lose the related tax benefits and we could be required to refund previously realized material tax benefits.

The effect of all these tax incentives and tax holidays, in the aggregate, was to reduce the overall provision for income taxes by approximately $169 million and $207 million, for fiscal years 2016 and 2015, respectively, reduce diluted net loss per share by $0.44 for fiscal year 2016 and increase diluted net income per share by $0.74 for fiscal years 2015, respectively.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

10.	Income Taxes (continued)

Components of Provision for Income Taxes (continued)

Significant components of the provision for income taxes are as follows (in millions):

	Group

	October 30, 2016	November 1, 2015
Current tax expense:
Domestic	59	59
Foreign	165	237

	224	296

Deferred tax expense (benefit):
Domestic	9	4
Foreign	409	(224)

	418	(220)

Total provision for income taxes	642	76

The provision for income taxes in fiscal year 2016 increased from fiscal year 2015 primarily due to an increase in tax associated with our undistributed earnings, partially offset by income tax benefits from losses on continuing operations and the recognition of previously unrecognized tax benefits as a result of audit settlements. The provision for income taxes in fiscal year 2015 increased from fiscal year ended November 2, 2014 primarily due to the increase in profit before tax.

Rate Reconciliation

A reconciliation of the statutory tax rate in Singapore to the actual, effective tax rate on income before income taxes is as follows:

	Group

	October 30, 2016	November 1, 2015
	%	%

Statutory tax rate	17.0	17.0
Foreign income taxed at different rates	(89.7)	1.8
Tax holidays and concessions	15.3	(14.1)
Other, net	(0.6)	0.2
Valuation allowance	-	0.3

Actual tax rate on (loss) income before income taxes	(58.0)	5.2

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

10.	Income Taxes (continued)

Summary of Deferred Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes and the tax effects of net operating losses and tax credit carryforwards.

The significant components of deferred tax assets and deferred tax liabilities included on the consolidated balance sheets were as follows (in millions):

	Group

	October 30, 2016	November 1, 2015
Deferred income tax assets:
Depreciation and amortization	15	2
Inventory	6	8
Trade accounts	6	9
Employee benefits	216	202
Employee share awards	90	58
Net operating loss carryovers and credit carryovers	1,773	288
Other deferred income tax assets	172	49

Gross deferred income tax assets	2,278	616
Less: Valuation allowance	(1,003)	(147)

Deferred income tax assets	1,275	469

Deferred income tax liabilities:
Depreciation and amortization	263	48
Notes receivable	-	100
Other deferred income tax liabilities	37	-
Foreign earnings not permanently reinvested	10,954	6

Deferred income tax liabilities	11,254	154

Net deferred income tax (liabilities) assets	(9,979)	315

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

10.	Income Taxes (continued)

Summary of Deferred Income Taxes (continued)

The above net deferred income tax (liabilities) assets have been reflected on the consolidated balance sheets as follows (in millions):

	Group

	October 30, 2016	November 1, 2015

Other current assets	-	116
Other current liabilities	-	-

Net current income tax assets	-	116

Other long-term assets	308	208
Other long-term liabilities	(10,287)	(9)

Net long-term income tax assets (liabilities)	(9,979)	199

The increase in the valuation allowance from $147 million in fiscal year 2015 to $1,003 million in fiscal year 2016 is primarily related to the Broadcom Merger and an increase in state deferred tax assets not expected to be realized.

As of October 30, 2016, we had U.S. federal net operating loss carryforwards of $599 million, of which $142 million are related to excess tax deductions related to share-based compensation, U.S. state net operating loss carryforwards of $2,650 million, of which $198 million are related to excess tax deductions related to share-based compensation, and other foreign net operating loss carryforwards of $309 million. U.S. federal and state net operating loss carryforwards, if not utilized, will begin to expire in fiscal year 2017. The other foreign net operating losses expire in various fiscal years beginning 2018. As of October 30, 2016, we had $1,362 million and $1,125 million of U.S. federal and state research and development tax credits, respectively, which if not utilized, will begin to expire in fiscal year 2017.

The U.S. Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an “ownership change” of a corporation or separate return loss year limitations. Any ownership changes, as defined, may restrict utilization of carryforwards. As of October 30, 2016, we had approximately $457 million and $1,214 million of federal net operating loss and tax credit carryforwards, respectively, in the U.S. subject to an annual limitation. We do not expect these limitations to result in any permanent loss of our tax benefits.

As of October 30, 2016, we had unrecognized federal and state deferred tax assets of approximately $50 million and $12 million, respectively, attributable to excess tax deductions related to stock options, the benefit of which will be credited to equity when realized.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

10.	Income Taxes (continued)

Summary of Deferred Income Taxes (continued)

In connection with the preliminary allocation of the purchase price for Broadcom Merger, $9,921 million of net deferred tax liabilities were established on the acquired identifiable assets and on the excess of book basis over the tax basis of acquired investments in certain foreign subsidiaries that have not been indefinitely reinvested.

During fiscal year 2016, we determined that we no longer intend to indefinitely reinvest our accumulated and current foreign earnings in our operations outside of Singapore. As a result, we made a provision for taxes on $1,854 million of our undistributed earnings as of November 1, 2015, including projected withholding taxes that would become payable upon the distribution of those earnings, and recognized $93 million of expense in fiscal year 2016 related to the undistributed earnings of foreign operations that were previously considered indefinitely reinvested.

Our total deferred tax liability for the excess of book basis over the tax basis increased to $10,954 million at October 30, 2016. This increase was a component of the provision for income taxes for fiscal year 2016.

Uncertain Tax Positions

Gross unrecognized tax benefits increased by $1,454 million during fiscal year 2016, resulting in gross unrecognized tax benefits of $1,983 million as of October 30, 2016. The increase in gross unrecognized tax benefits was primarily a result of the Broadcom Merger. Uncertain tax positions assumed in connection with our acquisitions are initially estimated as of the Acquisition Date. We continue to reevaluate these items with any adjustments to our preliminary estimates being recognized as goodwill provided that we are within the measurement period and we continue to collect information in order to determine their estimated values. During fiscal year 2016, we recognized $49 million of previously unrecognized tax benefits as a result of the audit settlement with taxing authorities, and $8 million as a result of the expiration of the statute of limitations for certain audit periods.

We recognize interest and penalties related to unrecognized tax benefits within provision for income taxes in the accompanying consolidated statements of operations. We recognized approximately $26 million of expense related to interest and penalties in fiscal year 2016. Accrued interest and penalties are included within other long-term liabilities on the consolidated balance sheets. As of October 30, 2016 and November 1, 2015, the combined amount of cumulative accrued interest and penalties was approximately $102 million and $43 million, respectively. The increase in cumulative accrued interest and penalties was primarily a result of the Broadcom Merger.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

10.	Income Taxes (continued)

Uncertain Tax Positions (continued)

A reconciliation of the beginning and ending balance of gross unrecognized tax benefits is summarized as follows (in millions):

	Group

	October 30, 2016	November 1, 2015

Beginning of financial year	578	487
Lapse of statute of limitations	(8)	(10)
Increases in balances related to tax positions taken during prior financial years (including those related to acquisitions made during the year)	1,325	94
Decrease in balances related to tax positions taken during prior financial years	(1)	(40)
Increases in balances related to tax positions taken during current financial year	138	47
Decreases in balances related to settlement with taxing authorities	(49)	-

End of financial year	1,983	578

A portion of our unrecognized tax benefits will affect our effective tax rate if they are recognized upon favorable resolution of the uncertain tax positions. As of October 30, 2016, approximately $2,085 million of the unrecognized tax benefits including accrued interest and penalties would affect our effective tax rate. As of November 1, 2015, approximately $615 million of the unrecognized tax benefits including accrued interest and penalties would affect our effective tax rate.

We are subject to Singapore income tax examination for fiscal years 2011 and later. Our acquired companies are subject to tax examinations in major jurisdictions outside Singapore for fiscal years 2010 and later. We believe it is possible that we may recognize up to $8 million of our existing unrecognized tax benefits within the next 12 months as a result of lapses of statute of limitations for certain audit periods.

11.	Segment Information

Reportable Segments

We have four reportable segments: wired infrastructure, wireless communications, enterprise storage and industrial & other. These segments align with our principal target markets. The segments represent components for which separate financial information is available that is utilized on a regular basis by the Chief Executive Officer of Broadcom, who has been identified as the Chief Operating

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

11.	Segment Information (continued)

Reportable Segments (continued)

Decision Maker, or the CODM, as defined by authoritative guidance on segment reporting, in determining how to allocate resources and evaluate performance. The segments are determined based on several factors, including client base, homogeneity of products, technology, delivery channels and similar economic characteristics.

Wired Infrastructure

We provide semiconductor solutions for enabling all types of set-top boxes and the digital subscriber line, cable and fiber broadband access markets. We also provide a wide variety of semiconductor solutions which manage the movement of data in data center, telecom, enterprise and Small-and-Medium size Business/Remote-Office-Branch-Office networking applications. We offer a broad set of standard Ethernet switching technology to deliver system-on-chip, or SoCs, for high performance compute applications, we supply high speed Serializer/Deserializer technology integrated into application specific integrated circuits, or ASICs. In addition we provide physical layer devices which are transceivers that enable the reception and transmission of Ethernet data packets over a physical medium such as copper wire or optical fibers. We also supply optical laser and receiver components to the storage, Ethernet networking, access, metro and long-haul telecommunication markets.

Wireless Communications

We support the wireless communications industry with a broad variety of radio frequency, or RF, semiconductor devices that amplify, as well as selectively filter, RF signals. In addition to RF devices, we provide a variety of optoelectronic sensors for mobile handset applications. We also provide connectivity solutions that include discrete and integrated Wi-Fi and Bluetooth solutions, location controllers and touch controllers.

Enterprise Storage

Our enterprise storage products enable secure movement of digital data to and from host machines such as servers, personal computers and storage systems to the underlying storage devices such as hard disk drives, or HDDs and solid state drives, or SSDs. We provide read channel-based SoCs and preamplifiers to HDD original equipment manufacturers, or OEMs. In addition, we sell preamplifiers, which are used to amplify the initial signal to and from the drive disk heads so the signal can be processed by the read channel.

We provide custom flash controllers to SSD OEMs, and Serial attached small computer system interface and Redundant Array of Independent Disks controller and adapter solutions to server and storage system OEMs. We provide Fibre Channel Host Bus Adapters, which connect host computers such as servers to Fibre Channel Storage Area Networks, or FC SANs. FC SANs are networks dedicated

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

11.	Segment Information (continued)

Reportable Segments (continued)

Enterprise Storage (continued)

to storage traffic and enable simultaneous high speed and secure connections among multiple host computers and multiple storage arrays. We also provide interconnect semiconductors that support the PCIe communication standards.

Industrial & Other

We provide a broad variety of products for the general industrial and automotive markets. We offer optical isolators, or optocouplers, which provide electrical insulation and signal isolation. For industrial motors and robotic motion control, we supply optical encoders, as well as integrated circuits for the controller and decoder functions. For electronic signs and signals, we supply Light Emitting Diode assemblies that offer high brightness and stable light output over thousands of hours, enabling us to support traffic signals, large commercial signs and other displays. For industrial networking, we provide faster optical transceivers using plastic optical fiber that enable quick and interoperable networking and factory automation.

Our CODM assesses the performance of each segment and allocates resources to those segments based on net revenue and operating income (loss) and does not evaluate operating segments using discrete asset information. Operating income (loss) by segment includes items that are directly attributable to each segment. Operating income (loss) by segment also includes shared expenses such as global operations, including manufacturing support, logistics and quality control, which are allocated primarily based on headcount, expenses associated with our globally integrated support organizations, such as sales and corporate marketing functions, as well as finance, information technology, human resources, legal and related corporate infrastructure costs, along with certain benefit related expenses, which are allocated primarily based on a percentage of revenue, and facilities allocated based on square footage.

Unallocated Expenses

Unallocated expenses include amortization of acquisition-related intangible assets, share-based compensation expense, restructuring, impairment and disposal charges, acquisition-related costs, including charges related to inventory step-up to fair value, and other costs, which are not used in evaluating the results of, or in allocating resources to, our segments. Acquisition-related costs also include transaction costs and any costs directly related to the acquisition and integration of acquired businesses.

Depreciation expense directly attributable to each reportable segment is included in operating income (loss) for each segment. However, the CODM does not evaluate depreciation expense by operating segment and, therefore, it is not separately presented. There was no inter-segment revenue. The

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

11.	Segment Information (continued)

Unallocated Expenses (continued)

accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The following tables present our net revenue and income (loss) from operations by reportable segment (in millions):

	Group

	October 30, 2016	November 1, 2015
Net revenue:
Wired infrastructure	6,582	1,479
Wireless communications	3,724	2,536
Enterprise storage	2,291	2,180
Industrial & other	643	629

Total net revenue	13,240	6,824

Operating loss (income):
Wired infrastructure	2,664	478
Wireless communications	1,282	1,202
Enterprise storage	995	855
Industrial & other	327	310
Unallocated expenses	(5,677)	(1,213)

Total operating loss (income)	(409)	1,632

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

11.	Segment Information (continued)

Unallocated Expenses (continued)

The following tables present net revenue and long-lived asset information based on geographic region (in millions). Net revenue is based on the geographic location of the distributors, original equipment manufacturers or contract manufacturers who purchased our products, which may differ from the geographic location of the end customers. Long-lived assets include property, plant and equipment and are based on the physical location of the assets.

	Group

	October 30, 2016	November 1, 2015
Net revenue:
China	7,184	3,675
United States	1,124	755
Singapore	250	208
Other	4,682	2,186

	13,240	6,824

Long-lived assets:
United States	1,917	1,116
Malaysia	153	123
Singapore	78	42
Other	361	179

	2,509	1,460

Significant Customer Information

We sell our products primarily through our direct sales force, distributors and manufacturers’ representatives. One direct customer accounted for 18% and 33% of our net accounts receivable balance at October 30, 2016 and November 1, 2015, respectively. During fiscal years 2016 and 2015, one direct customer represented 14% and 24% of our net revenue, respectively. The majority of the revenue from this customer was included in our wired infrastructure and wireless communications segments for fiscal year 2016 and the wireless communications segment for fiscal year 2015.

12.	Related Party Transactions

2% Convertible Senior Notes

In May 2014, Avago completed a private placement of $1 billion in aggregate principal amount of the Convertible Notes to the Purchasers. Kenneth Hao, a director of Broadcom, is a Managing Partner and Managing Director of Silver Lake Partners. In June 2015, the Purchasers submitted conversion notices

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

12.	Related Party Transactions (continued)

2% Convertible Senior Notes (continued)

exercising their right to convert all of the outstanding Convertible Notes in exchange for $1 billion in cash and 13.8 million Avago ordinary shares. See Note 8 “Borrowings” for more information on the conversion of the Convertible Notes.

Silicon Manufacturing Partners Pte. Ltd.

As a result of the acquisition of LSI, we acquired a 51% equity interest in Silicon Manufacturing Partners Pte. Ltd., or SMP, a joint venture with GlobalFoundries. We have a take-or-pay agreement with SMP under which we have agreed to purchase 51% of the managed wafer capacity from SMP’s integrated circuit manufacturing facility and GlobalFoundries has agreed to purchase the remaining managed wafer capacity. SMP determines its managed wafer capacity each year based on forecasts provided by us and GlobalFoundries. If we fail to purchase our required commitments, we will be required to pay SMP for the fixed costs associated with the unpurchased wafers. GlobalFoundries is similarly obligated with respect to the wafers allotted to it. The agreement may be terminated by either party upon two years written notice. The agreement may also be terminated for material breach, bankruptcy or insolvency. We purchased $41 million and $60 million of inventory from SMP for fiscal years 2016 and 2015, respectively. As of October 30, 2016, the amount payable to SMP was $4 million.

During fiscal years 2016 or 2015, in the ordinary course of business, we purchased from, or sold to, several entities, for which one of our directors also serves or served as a director or entities that are otherwise affiliated with one of our directors.

The following tables summarize the transactions with these parties, including SMP and the Purchasers, for the indicated periods (for the portion of such period that they were considered related) (in millions):

	Group

	October 30, 2016	November 1, 2015
Total net revenue	335	183
Total costs and expenses including inventory purchases	81	80

Total receivables	15	7
Total payables	7	4

Compensation earned by Mr. Tan and Dr. Samueli, our employee director, for the financial year ended October 30, 2016 consisted of $3 millions of cash compensation and benefits. Compensation earned by Mr. Tan for the financial year ended November 1, 2015 consisted of $4 million of cash compensation and benefits.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies

Commitments

The following table summarizes contractual obligations and commitments as of October 30, 2016 (in millions):

	Group

	Total	2017	2018	2019	2020	2021	Thereafter
Debt principal, interest and fees	15,828	850	965	1,019	3,684	2,757	6,553
Purchase commitments	1,508	1,455	53	-	-	-	-
Other contractual commitments	390	152	106	79	49	4	-
Operating lease obligations	446	144	116	69	43	18	56
Pension plan contributions	37	37	-	-	-	-	-

	18,209	2,638	1,240	1,167	3,776	2,779	6,609

Debt Principal, Interest and Fees

Represents principal, interest and commitment fees payable on borrowings and credit facilities under the 2016 Credit Agreement and the Senior Notes.

Purchase Commitments

Represents unconditional purchase obligations that include agreements to purchase goods or services, primarily inventory, that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions, and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty. Cancellation for outstanding purchase orders for capital expenditures in connection with internal fabrication facility expansion and construction of our new campuses is generally allowed but requires payment of all costs incurred through the date of cancellation and, therefore, cancelable purchase orders for these capital expenditures are included in the table above.

Other Contractual Commitments

Represents amounts payable pursuant to agreements related to IT, human resources, financial infrastructure outsourcing services and other service agreements.

Operating Lease Obligations

Represents real property and equipment leased from third parties under non-cancelable operating leases. Rent expense was $229 million and $77 million for fiscal years 2016 and 2015, respectively.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Commitments (continued)

Pension Plan Contributions

Represents our planned minimum contributions to our pension plans. Although additional future contributions will be required, the amount and timing of these contributions will be affected by actuarial assumptions, the actual rate of returns on plan assets, the level of market interest rates, legislative changes and the amount of voluntary contributions to the plans. The amount shown in the table represents our planned contributions to our pension plans within a year. Because any contributions for fiscal year 2018 and later will depend on the value of the plan assets in the future and thus are uncertain, we have not included any amounts for fiscal year 2018 and beyond in the above table.

Due to the inherent uncertainty with respect to the timing of future cash outflows associated with our unrecognized tax benefits at October 30, 2016, we are unable to reliably estimate the timing of cash settlement with the respective taxing authority. Therefore, $893 million of unrecognized tax benefits and accrued interest classified within other long-term liabilities on our consolidated balance sheet as of October 30, 2016 have been excluded from the contractual obligations table above.

Standby Letters of Credit

As of October 30, 2016 and November 1, 2015, we had outstanding obligations relating to standby letters of credit of $12 million and $9 million, respectively. Standby letters of credit are financial guarantees provided by third parties for leases, customs, taxes and certain self-insured risks. If the guarantees are called, we must reimburse the provider of the guarantees. The fair values of the letters of credit approximate the contract amounts. The standby letters of credit generally renew annually.

Contingencies

From time to time, we are involved in litigation that we believe is of the type common to companies engaged in our line of business, including commercial disputes, employment issues and disputes involving claims by third parties that our activities infringe their patent, copyright, trademark or other intellectual property rights. Legal proceedings are often complex, may require the expenditure of significant funds and other resources, and the outcome of litigation is inherently uncertain, with material adverse outcomes possible. Intellectual property claims generally involve the demand by a third-party that we cease the manufacture, use or sale of the allegedly infringing products, processes or technologies and/or pay substantial damages or royalties for past, present and future use of the allegedly infringing intellectual property. Claims that our products or processes infringe or misappropriate any third-party intellectual property rights (including claims arising through our contractual indemnification of our customers) often involve highly complex, technical issues, the outcome of which is inherently uncertain. Moreover, from time to time we pursue litigation to assert our intellectual property rights. Regardless of the merit or resolution of any such litigation, complex

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Contingencies (continued)

intellectual property litigation is generally costly and diverts the efforts and attention of our management and technical personnel.

Lawsuits Relating to the Brocade Merger

On December 13, 2016, December 15, 2016, and December 21, 2016, four putative class action complaints were filed in the United States District Court for the Northern District of California, entitled Steinberg v. Brocade Communications Systems, Inc., et al., No. 3:16-cv-7081-EMC, Gross v. Brocade Communications Systems, Inc., et al., No. 3:16-cv-7173-EJD, Jha v. Brocade Communications Systems, Inc., et al., No. 3:16-cv-7270-HRL, and Bragan v. Brocade Communications Systems, Inc., et al., No. 3:16-cv-7271-JSD, respectively. The Steinberg and Bragan complaints name as defendants Brocade, the members of Brocade’s board of directors, Broadcom Limited, BRCM, and Merger Sub. The Gross and Jha complaints name as defendants Brocade and the members of Brocade’s board of directors. All of the complaints assert claims under Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaints allege, among other things, that the board of directors of Brocade failed to provide material information and/or omitted material information from the Preliminary Proxy Statement filed with the SEC on December 6, 2016 by Brocade. The complaints seek to enjoin the closing of the transaction between Brocade and Broadcom, as well as certain other equitable and declaratory relief and attorneys’ fees and costs.

Lawsuits Relating to Tessera, Inc.

On May 23, 2016, Tessera Technologies, Inc., Tessera, Inc., or Tessera, and Invensas Corp., or Invensas or collectively, the Complainants, filed a complaint to institute an investigation with the U.S. International Trade Commission, or the U.S. ITC. The Complainants allege infringement by Broadcom, BRCM, Avago and Avago Technologies U.S. Inc., or Avago U.S. or collectively, the Respondents, of three patents relating to semiconductor packaging and semiconductor manufacturing technology. The downstream respondents, which are customers of the Respondents, are Arista Networks, Inc., ARRIS International plc, ARRIS Group, Inc., ARRIS Technology, Inc., ARRIS Enterprises LLC, ARRIS Solutions, Inc., Pace Ltd., Pace Americas, LLC, Pace USA, LLC, ASUSteK Computer Inc., ASUS Computer International, Comcast Cable Communications, LLC, Comcast Cable Communications Management, LLC, Comcast Business Communications, LLC, HTC Corporation, HTC America, Inc., NETGEAR, Inc., Technicolor S.A., Technicolor USA, Inc., and Technicolor Connected Home USA LLC, or collectively, the Downstream Respondents. On July 20, 2016, the U.S. ITC instituted the investigation, or the ITC Investigation.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Lawsuits Relating to Tessera, Inc. (continued)

Complainants seek the following relief: (1) a permanent limited exclusion order excluding from importation into the U.S. all of the Respondents’ semiconductor devices and semiconductor device packages and Downstream Respondents’ products containing Respondents’ semiconductor devices and semiconductor device packages that infringe one or more of the three patents subject to the ITC Investigation and (2) a permanent cease and desist order prohibiting the Respondents and Downstream Respondents and related companies from importing, marketing, advertising, demonstrating, warehousing inventory for distribution, offering for sale, selling, qualifying for use in the products of others, distributing, or using the Respondents’ semiconductor devices and semiconductor device packages and Downstream Respondents’ products containing Respondents’ semiconductor devices and semiconductor device packages that infringe one or more of the three patents subject to the ITC Investigation.

On May 23, 2016, Tessera and Invensas filed a complaint against BRCM in the U.S. District Court for the District of Delaware, Case No. 1-16-cv-00379, alleging infringement of the three patents subject to the ITC Investigation. The complaint seeks compensatory damages in an unspecified amount, as well as an award of reasonable attorneys’ fees, interest, and costs. This case is stayed pending resolutions of the ITC Investigation.

On May 23, 2016, Tessera and Tessera Advanced Technologies, Inc. filed a complaint against BRCM in the U.S. District Court for the District of Delaware, Case No. 1-16-cv-00380, alleging infringement of four patents relating to semiconductor packaging and circuit technologies. On June 19, 2016, the complaint was amended to add three more patents relating to semiconductor packaging technologies for a total of seven patents in this matter. The complaint seeks compensatory damages in an unspecified amount, as well as an award of reasonable attorneys’ fees, interest, and costs.

On May 23, 2016, Invensas filed a Writ of Summons against Broadcom, BRCM, Broadcom Netherlands B.V. and Broadcom Communications Netherlands B.V. in the Hague District Court in the Netherlands, Case No. L1422381, alleging infringement of a single European patent that is a foreign counterpart to one of the patents subject to the ITC Investigation, or the European Patent. The named defendants also include distributors EBV Elektronik GmbH, Arrow Central Europe GmbH, and Mouser Electronics Netherlands B.V. The requested relief includes a cease-and-desist order and damages in an unspecified amount.

On May 23, 2016, Invensas also filed a complaint against each of (i) Broadcom Germany GmbH and its German distributors, Case No. 7 O 97/16, and (ii) Broadcom and BRCM, Case No. 7 O 98/16, in the Mannheim District Court in Germany, alleging infringement of the European Patent. The required relief includes damages in an unspecified amount and an injunction preventing the sale of the accused products.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Lawsuits Relating to Tessera, Inc. (continued)

On November 7, 2016, Invensas filed a complaint against Avago, Avago U.S., Emulex, LSI and PLX in the U.S. District Court for the District of Delaware, Case No. 1-16-cv-01033, alleging infringement of two of the patents subject to the ITC Investigation. The complaint seeks compensatory damages in an unspecified amount, as well as an award of reasonable attorneys’ fees, interest, and costs.

On November 7, 2016, Tessera and Invensas filed a complaint against Avago, Avago U.S., and Avago Technologies Wireless (U.S.A.) Manufacturing Inc. in the U.S. District Court for the District of Delaware, Case No. 1-16-cv-01034, alleging infringement of two patents relating to semiconductor packaging technology. The complaint seeks compensatory damages in an unspecified amount, as well as an award of reasonable attorneys’ fees, interest, and costs.

We intend to vigorously defend these actions.

Lawsuits Relating to the Acquisition of BRCM

Since the announcement of the Broadcom Transaction, 11 putative class action complaints have been filed by and purportedly on behalf of alleged BRCM shareholders. Two putative class action complaints were filed in the United States District Court for the Central District of California, or the U.S. District Court, captioned: Wytas, et al. v. McGregor, et al., Case No. 8:15-cv-00979, filed on June 18, 2015; and Yassian, et al. v. McGregor, et al., Case No. 8:15-cv-01303, filed on August 15, 2015, or the Federal Actions. On September 2, 2015, plaintiffs in the Wytas, et al. v. McGregor, et al. matter filed an amended complaint adding claims under the U.S. federal securities laws. One putative class action complaint was filed in the Superior Court of the State of California, County of Santa Clara, captioned Jew v. Broadcom Corp., et al., Case No. 1-15-CV-281353, filed June 2, 2015. Eight putative class action complaints were filed in the Superior Court of the State of California, County of Orange, captioned: Xu v. Broadcom Corp., et al., Case No. 30-2015-00790689-CU-SL-CXC, filed June 1, 2015; Freed v. Broadcom Corp., et al., Case No. 30-2015-00790699-CU-SL-CXC, filed June 1, 2015; N.J. Building Laborers Statewide Pension Fund v. Samueli, et al., Case No. 30-2015-00791484-CU-SL-CXC, filed June 4, 2015; Yiu v. Broadcom Corp., et al., Case No. 30-2015-00791490-CU-SL-CXC, filed June 4, 2015; Yiu, et al. v. Broadcom Corp., et al., Case No. 30-2015-00791762-CU-BT-CXC, filed June 5, 2015; Yassian, et al. v. McGregor, et al., Case No. 30-2015-00793360-CU-SL-CXC, filed June 15, 2015; Seafarers’ Pension Plan v. Samueli, et al., Case No. 30-2015-00794492-CU-SL-CXC, filed June 19, 2015; and Engel v. Broadcom Corp., et al., Case No. 30-2015-00797343-CU-SL-CXC, filed on July 2, 2015 (together with Jew v. Broadcom Corp., et al., the State Actions). The Federal Actions and State Actions name as defendants, among other parties, BRCM, members of BRCM’s board of directors and Avago, and allege, among other things, breaches of fiduciary duties and aiding and abetting those alleged breaches. Additionally, the Federal Actions allege violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and SEC Rule 14-a9.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Lawsuits Relating to the Acquisition of BRCM (continued)

On August 14, 2015, the Superior Court of the State of California, County of Orange, issued an order coordinating and consolidating the State Actions, captioned Broadcom Shareholder Cases, JCCP 4834. On September 18, 2015, the U.S. District Court consolidated the Federal Actions under the caption In re Broadcom Corporation Stockholder Litigation, Case No. 8:15-cv-00979. On September 25, 2015, the Superior Court of the State of California, County of Orange, stayed the State Actions pending the outcome of the Federal Actions.

On October 28, 2015, BRCM supplemented its disclosures, and filed additional proxy materials with the SEC. On November 10, 2015, BRCM shareholders voted to approve the Broadcom Transaction.

On November 16, 2015, the U.S. District Court appointed lead plaintiffs and lead counsel in the Federal Actions.

On January 15, 2016, lead plaintiffs in the Federal Actions filed a Second Amended Consolidated Class Action Complaint, or the Federal Consolidated Complaint, which names as defendants, among other parties, members of BRCM’s board of directors and Avago, and alleges breaches of fiduciary duties and aiding and abetting those alleged breaches, as well as violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14-a9.

On February 1, 2016, we completed the acquisition of BRCM.

On September 23, 2016, the parties entered into a Stipulation and Agreement of Compromise and Settlement, or the Stipulation, which has been filed with the U.S. District Court. Pursuant to the Stipulation, BRCM agreed to confirm certain facts concerning the Broadcom Transaction. Additionally, defendants agreed to pay or cause to be paid attorneys’ fees and expenses as may be awarded by the U.S. District Court to plaintiffs’ counsel for their efforts in prosecuting the litigation, as well as the costs of administering the settlement. The Stipulation provides that the settlement is subject to certain conditions, including final approval of the settlement and final certification of a settlement class by the U.S. District Court. The Stipulation includes a release of all claims against defendants relating to or arising from the litigation. On December 2, 2016, the U.S. District Court granted preliminary approval of the settlement. A hearing for final approval is scheduled for February 27, 2017.

There can be no assurance that the conditions for the settlement will be satisfied and, therefore, that the settlement will be consummated on the terms set forth in the Stipulation. Accordingly, the possible loss, if any, related to these matters, including any attorneys’ fees and expenses awarded to the plaintiffs’ counsel, is uncertain and cannot be reasonably estimated at this time. We believe that the claims in the litigation, including the Federal Consolidated Complaint, are without merit and that no misconduct or damages occurred, and if the settlement does not receive final approval, the Company intends to defend against them vigorously. Defendants are entering into the settlement to eliminate the burden, distraction, and expense of further litigation.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Lawsuits Relating to the Acquisition of Emulex

On March 3, 2015, two putative shareholder class action complaints were filed in the Court of Chancery of the State of Delaware against Emulex, its directors, Avago Technologies Wireless (U.S.A.) Manufacturing Inc., or AT Wireless, and Emerald Merger Sub, Inc., or Merger Sub, captioned as follows: James Tullman v. Emulex Corporation, et al., Case No. 10743-VCL (Del. Ch.); Moshe Silver ACF/Yehudit Silver U/NY/UTMA v. Emulex Corporation, et al., Case No. 10744-VCL (Del. Ch.). On March 11, 2015, a third complaint was filed in the Delaware Court of Chancery, captioned Hoai Vu v. Emulex Corporation, et al., Case No. 10776-VCL (Del. Ch.). The complaints alleged, among other things, that Emulex’s directors breached their fiduciary duties by approving the Agreement and Plan of Merger, dated February 25, 2015, by and among AT Wireless, Merger Sub and Emulex, or the Merger Agreement, and that AT Wireless and Merger Sub aided and abetted these alleged breaches of fiduciary duty. The complaints sought, among other things, either to enjoin the transaction or to rescind it following its completion, as well as damages, including attorneys’ and experts’ fees. The Delaware Court of Chancery has entered an order consolidating the three Delaware actions under the caption In re Emulex Corporation Stockholder Litigation, Consolidated C.A. No. 10743-VCL. On May 5, 2015, we completed our acquisition of Emulex. On June 5, 2015, the Court of Chancery dismissed the consolidated action without prejudice.

On April 8, 2015, a putative class action complaint was filed in the United States District Court for the Central District of California, entitled Gary Varjabedian, et al. v. Emulex Corporation, et al., No. 8:15-cv-554-CJC-JCG. The complaint names as defendants Emulex, its directors, AT Wireless and Merger Sub, and purported to assert claims under Sections 14(d), 14(e) and 20(a) of the Exchange Act. The complaint alleged, among other things, that the board of directors of Emulex failed to provide material information and/or omitted material information from the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on April 7, 2015 by Emulex, together with the exhibits and annexes thereto. The complaint sought to enjoin the tender offer to purchase all of the outstanding shares of Emulex common stock, as well as certain other equitable relief and attorneys’ fees and costs. On July 28, 2015, the court issued an order appointing the lead plaintiff and approving lead counsel for the putative class. On September 9, 2015, plaintiff filed a first amended complaint seeking rescission of the merger, unspecified money damages, other equitable relief and attorneys’ fees and costs. On October 13, 2015, defendants moved to dismiss the first amended complaint, which the court granted with prejudice on January 13, 2016. Plaintiff filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit on January 15, 2016. The appeal is captioned Gary Varjabedian, et al. v. Emulex Corporation, et al., No. 16-55088. On June 27, 2016, the Plaintiff-Appellant filed his opening brief, on August 17 and August 22, 2016, the Defendants-Appellees filed their answering briefs, and on October 5, 2016 Plaintiff-Appellant filed his reply brief.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Lawsuits Relating to the Acquisition of PLX

In June and July 2014, four lawsuits were filed in the Superior Court for the State of California, County of Santa Clara challenging our acquisition of PLX. On July 22, 2014, the court consolidated these California actions under the caption In re PLX Technology, Inc. S’holder Litig., Lead Case No. 1-14-CV-267079 (Cal. Super. Ct., Santa Clara) and appointed lead counsel. That same day, the court also stayed the consolidated action, pending resolution of related actions filed in the Delaware Court of Chancery, described below.

Also in June and July 2014, five similar lawsuits were filed in the Delaware Court of Chancery. On July 21, 2014, the court consolidated these Delaware actions under the caption In re PLX Technology, Inc. Stockholders Litigation, Consol. C.A. No. 9880-VCL (Del. Ch.), appointed lead plaintiffs and lead counsel, and designated an operative complaint for the consolidated action. On July 31, 2014, counsel for lead plaintiffs in Delaware informed the court that they would not seek a preliminary injunction, but intend to seek damages and pursue monetary remedies through post-closing litigation. Our acquisition of PLX closed on August 12, 2014.

On October 31, 2014, lead plaintiffs filed a consolidated amended complaint. This complaint alleges, among other things, that PLX’s directors breached their fiduciary duties to PLX’s stockholders by seeking to sell PLX for an inadequate price, pursuant to an unfair process, and by agreeing to preclusive deal protections in the merger agreement. Plaintiffs also allege that Potomac Capital Partners II, L.P., Deutsche Bank Securities, Avago Technologies Wireless (U.S.A.) Manufacturing Inc., or AT Wireless, and Pluto Merger Sub, Inc., the acquisition subsidiary, aided and abetted the alleged fiduciary breaches. Plaintiffs also allege that PLX’s Solicitation/Recommendation statement on Schedule 14D-9, as filed with the SEC, contained false and misleading statements and/or omitted material information necessary to inform the shareholder vote. The plaintiffs seek, among other things, monetary damages and attorneys’ fees and costs. On September 3, 2015, the court granted motions to dismiss filed by AT Wireless, the acquisition subsidiary and two PLX directors, and denied motions to dismiss filed by several other PLX directors, Potomac Capital Partners II, L.P. and Deutsche Bank Securities.

On August 17, 2016, the five remaining PLX director-defendants and Deutsche Bank Securities entered into a stipulation of partial settlement to resolve claims against all of the former PLX directors and Deutsche Bank Securities asserted in the Delaware class action. The partial settlement also provides for a release of all potential claims against AT Wireless, Pluto Merger Sub, Avago and PLX. Defendant Potomac Capital Partners II, L.P. is not a party to the settlement. This partial settlement is subject to court approval following notice to the putative class of PLX shareholders. A hearing on the settlement was held on November 17, 2016, and the matter was taken under submission.

The Delaware class litigation is on-going.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Other Matters

In addition to the matters discussed above, we are currently engaged in a number of legal actions in the ordinary course of our business.

We do not believe, based on currently available facts and circumstances, that the final outcome of any pending legal proceedings, taken individually or as a whole, will have a material adverse effect on our financial condition, results of operations or cash flows. However, lawsuits may involve complex questions of fact and law and may require the expenditure of significant funds and other resources to defend. The results of litigation are inherently uncertain, and material adverse outcomes are possible. From time to time, we may enter into confidential discussions regarding the potential settlement of such lawsuits. Any settlement of pending litigation could require us to incur substantial costs and other ongoing expenses, such as future royalty payments in the case of an intellectual property dispute.

During the periods presented, no material amounts have been accrued or disclosed in the accompanying consolidated financial statements with respect to loss contingencies associated with any legal proceedings, as potential losses for such matters are not considered probable and ranges of losses are not reasonably estimable. These matters are subject to many uncertainties and the ultimate outcomes are not predictable. There can be no assurances that the actual amounts required to satisfy any liabilities arising from the matters described above will not have a material adverse effect on our results of operations, financial position or cash flows.

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon our historical experience and specific identification of the products requirements, which may fluctuate based on product mix. Additionally, we accrue for warranty costs associated with occasional or unanticipated product quality issues if a loss is probable and can be reasonably estimated.

Other Indemnifications

As is customary in our industry and as provided for in local law in the United States and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

13.	Commitments and Contingencies (continued)

Other Indemnifications (continued)

claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

14.	Restructuring, Impairment and Disposal Charges

Restructuring charges

During fiscal years 2016 and 2015, we initiated a series of restructuring activities intended to realign our operations to improve overall efficiency and effectiveness. The following is a summary of significant restructuring expense recognized in continuing operations, primarily operating expenses, for the periods specified below:

•

In connection with the Broadcom Merger, we began the implementation of cost reduction activities, including the expected elimination of a total of approximately 3,100 positions from our workforce across all business and functional areas on a global basis. During fiscal year 2016, we recognized $418 million and $29 million of employee termination costs and lease exits costs, respectively, primarily associated with the Broadcom Merger. As of October 30, 2016 approximately 1,900 positions were eliminated. We expect to substantially complete the restructuring activities related to the Broadcom Merger in fiscal year 2017, and expect to incur additional costs in fiscal year 2017 primarily for termination benefits for employees on long-term transition plans.

•

In fiscal year 2015, we recognized $34 million and $11 million of employee termination costs and lease and other exit costs, respectively, for restructuring activities in connection with the Emulex acquisition

•	In fiscal year 2015, we recognized $26 million of employee termination costs and $6 million of lease and other exit costs for restructuring activities in connection with the acquisition of LSI.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

14.	Restructuring, Impairment and Disposal Charges (continued)

Restructuring charges (continued)

The following table summarizes the significant activities within, and components of, the restructuring liabilities related to continuing and discontinued operations during fiscal years 2016 and 2015 (in millions):

		Group
	Employee Termination Costs	Leases and Other Exit Costs	Total

Balance as of November 1, 2015	13	13	26
Liabilities assumed in Broadcom Merger	2	13	15
Restructuring charges (a)	445	37	482
Utilization	(344)	(28)	(372)

Balance as of October 30, 2016(b)	116	35	151

Balance as of November 2, 2014	34	6	40
Restructuring charges (a)	65	30	95
Utilization	(86)	(23)	(109)

Balance as of November 1, 2015	13	13	26

(a)

Includes $35 million and $12 million of restructuring expense related to discontinued operations recognized during fiscal years 2016 and 2015, respectively, which was included in income (loss) from discontinued operations in our consolidated statements of operations.

(b)

The majority of the employee termination costs balance is expected to be paid by the second quarter of fiscal year 2017. The leases and other exit costs balance is expected to be paid during the remaining terms of the leases, which extend through fiscal year 2021.

Impairment and Disposal Charges

During fiscal year 2016, we recorded $417 million of impairment charges in our wireless communications segment and wired infrastructure segment for IPR&D projects which were abandoned as a result of integration of BRCM. In addition, we recorded impairment charges of $173 million primarily for property, plant and equipment acquired through the Broadcom Merger.

During fiscal year 2015, we realigned certain product groups within our wired infrastructure segment and agreed to sell certain fiber optics subsystem assets to a third party, resulting in a $61 million loss to write these assets down to fair value less costs to sell. During fiscal year 2016, we recorded a $16 million loss on disposal of these assets.

BROADCOM LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended October 30, 2016

15.	Subsequent Events

Cash Dividends Declared

On December 6, 2016, Broadcom’s Board of Directors declared an interim cash dividend of $1.02 per Broadcom ordinary share, payable on December 30, 2016 to shareholders of record at the close of business (Eastern Time) on December 16, 2016, or the Broadcom Dividend.

APPENDIX B

DIRECTIONS TO BROADCOM LIMITED

2017 ANNUAL GENERAL MEETING

Our subsidiary’s offices located at

1320 Ridder Park Drive, San Jose, CA

Coming North on US-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

Coming South on US-101:

1.	Exit onto US-880 North.

2.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

3.	Turn left onto Ridder Park Drive.

4.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

Coming South on I-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

B-1

BROADCOM ®
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
[REVERSE SIDE]
The board of directors of Broadcom Limited unanimously recommends a vote “FOR” each of the director nominees (Proposal Nos. 1(a) through 1(i)), “FOR” Proposals No. 2, 3 and 4, and “ONE YEAR” on Proposal 5.
1. Election of Directors: For Against Abstain For Against Abstain
(a) Mr. Hock E. Tan ☐ ☐ ☐
4. NON-BINDING, ADVISORY VOTE
To approve the compensation of Broadcom’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and in the compensation tables and accompanying narrative disclosure under “Executive Compensation” in Broadcom’s proxy statement relating to its 2017 Annual General Meeting. ☐ ☐ ☐
(b) Mr. James V. Diller ☐ ☐ ☐
(c) Mr. Lewis C. Eggebrecht ☐ ☐ ☐
(d) Mr. Kenneth Y. Hao ☐ ☐ ☐
(e) Mr. Eddy W. Hartenstein ☐ ☐ ☐
(f) Mr. Check Kian Low ☐ ☐ ☐
One Year Two Years Three Years Abstain
(g) Mr. Donald Macleod ☐ ☐ ☐
5. NON-BINDING, ADVISORY VOTE
To recommend that a non-binding, advisory vote to approve the compensation of the Broadcom’s named executive officers be put to shareholders for their consideration every: one; two; or three years, as set forth in Broadcom’s notice of, and proxy statement relating to, its 2017 Annual General Meeting. ☐ ☐ ☐ ☐
(h) Mr. Peter J. Marks ☐ ☐ ☐
(i) Dr. Henry Samueli ☐ ☐ ☐
For Against Abstain
2. To approve the re-appointment of PricewaterhouseCoopers LLP as Broadcom’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 29, 2017 and to authorize the Audit Committee to fix its remuneration, as set forth in Broadcom’s notice of, and proxy statement relating to, its 2017 Annual General Meeting. ☐ ☐ ☐
In their discretion, the Proxies, and each of them acting alone, are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
For Against Abstain
Meeting Attendance Yes No
3. To approve the general authorization for the directors of Broadcom to allot and issue shares in our capital, as set forth in Broadcom’s notice of, and proxy statement relating to, its 2017 Annual General Meeting. ☐ ☐ ☐
Please indicate if you plan to attend the meeting ☐ ☐
Important Notice Regarding the Internet Availability of Proxy Materials for the 2017 Annual General Meeting of Shareholders:
The notice, proxy statement and annual report to shareholders are available at http://investors.broadcom.com/phoenix.zhtml?c=203541&p=proxy.
If you would like to reduce the costs incurred by Broadcom in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please contact Broadcom’s transfer agent, Computershare Investor Services at 1-877-373-6374 within the U.S., U.S. Territories and Canada, or at +1-781-575-3100 outside the U.S., U.S. Territories and Canada.
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

BROADCOM LIMITED
(Incorporated in the Republic of Singapore)
(Company Registration Number 201505572G)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, being a member of Broadcom Limited (“Broadcom”), hereby appoints Hock E. Tan, Thomas H. Krause, Jr. and Patricia H. McCall, or each of them acting alone, with full powers of substitution, as proxies (the “Proxies”) of the undersigned and hereby authorizes the Proxies to represent and to vote, as designated on the reverse side, all of the ordinary shares or Special Voting Shares of Broadcom owned by the undersigned entitled to vote at the 2017 Annual General Meeting of Shareholders of Broadcom to be held at 11:00 a.m. Pacific Time on April 5, 2017, at our subsidiary’s offices located at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., and at any adjournment or postponement thereof.
This Proxy Card, when properly executed and returned in a timely manner, will be voted at the 2017 Annual General Meeting of Shareholders and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” each of the Board nominees (Proposal Nos. 1(a) through 1(i)), “FOR” Proposals No. 2, 3 and 4, and “ONE YEAR” on Proposal 5, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2017 Annual General Meeting of Shareholders.
The undersigned hereby acknowledges receipt of the Notice of the 2017 Annual General Meeting of Shareholders and the accompanying proxy statement.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, TO ARRIVE NO LATER THAN 9:00AM PACIFIC TIME ON APRIL 3, 2017.
This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
// THIS PROXY CARD IS VALID ONLY WHEN SIGNED